As filed with the Securities and Exchange Commission on April 6, 2023

Registration No. 333-269367

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

Amendment No. 2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CLEAN VISION CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Nevada	7389	85–1449444
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2711 N. Sepulveda Blvd. #1051

Manhattan Beach, CA 90266

(424) 835-1845

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mr. Daniel Bates

Chief Executive Officer

2711 N. Sepulveda Blvd. #1051

Manhattan Beach, CA 90266

(424) 835-1845

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
of Agent For Service)

Copies to:

Joseph M. Lucosky, Esq. Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Woodbridge, NJ 08830 Tel: (732) 395-4400

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [ ]

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 6, 2023

PRELIMINARY PROSPECTUS

CLEAN VISION CORPORATION

Up to 23,000,000 Shares of Common Stock

Pursuant to this prospectus, Coventry Enterprises, LLC (“Coventry” or the “Selling Shareholder”) may offer up to 318,000,000 shares of common stock, par value $0.001 (the “Common Stock”), of Clean Vision Corporation, a Nevada corporation (the “Company”, “we”, “us” or “our”) issued to Coventry in connection with the Securities Purchase Agreement by and between Coventry and the Company dated December 9, 2022 (the “Purchase Agreement”) as follows (a) up to 3,000,000 shares of Common Stock issued pursuant to the Purchase Agreement (the “Commitment Stock”) and (b) up to 20,000,000 shares of Common Stock issuable to Coventry solely upon an event of a default (the “Conversion Stock”) under that certain Promissory Note issued to Coventry on December 9, 2022 (the “Note”) in the principal amount of $300,000.

Per the terms of the Purchase Agreement, the Company issued 15,500,000 shares of its Common Stock to Coventry. If the Company files an initial Registration Statement within forty-five calendar days from the date of the Note, then Coventy, pursuant to its mandatory obligations thereunder, shall, within ten (10) calendar days thereafter, return to the Company’s treasury for cancellation twelve million five hundred thousand (12,500,000) shares of Common Stock. The 3,000,000 shares of Common Stock owned by Coventry represents approximately 0.65% of our issued and outstanding shares of Common Stock of as of April 5, 2023.

Upon an event of default under the Note, the outstanding principal and interest thereon may be converted, at the option of Coventry, into shares of Common Stock at a conversion price equal to 90% per share of the lowest per-share trading price during the 20 trading day period before the conversion.

Coventry is the Selling Shareholder and is deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Act”) and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or equivalent expenses and expenses of legal counsel applicable to the sale of the shares.

Coventry may sell the shares of Common Stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how Coventry may sell the shares of Common Stock being registered pursuant to this prospectus.

The prices at which the Selling Shareholder may sell the shares of Common Shares in this offering will be determined by the prevailing market prices for the shares of Common Shares or in negotiated transactions.

The Common Stock is quoted on the OTCQB Market maintained by OTC Markets Group, Inc. (“OTC Markets”), under the symbol “CLNV”. On April 5, 2023, the last reported sale price of the Common Stock on the OTCQB was $0.0563 per share.

There has been a very limited market for our securities. While our Common Stock is quoted on the OTC Markets, there has been negligible trading volume. There is no guarantee that an active trading market will develop in our securities.

Following the effectiveness of the registration statement of which this prospectus forms a part, the sale and distribution of securities offered hereby may be effected from time to time in one or more transactions that may take place on the OTC Markets (or such other market or quotation system on which our common stock is then listed or quoted), including ordinary brokers’ transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders. The selling stockholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation.

This prospectus describes the general manner in which shares of common stock may be offered and sold by any selling stockholders. When the selling stockholders sell shares of common stock under this prospectus, we may, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus. We urge you to read carefully this prospectus, any accompanying prospectus supplement and any documents we incorporate by reference into this prospectus and any accompanying prospectus supplement before you make your investment decision.

Investing in our securities involves risks. See “Risk Factors” beginning on page 13 of this prospectus. We and our board of directors are not making any recommendation regarding the exercise of your rights.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

We are an “emerging growth company” under applicable U.S. Securities and Exchange Commission (“SEC”) rules and will be subject to reduced public company reporting requirements.

The date of this prospectus is April 6, 2023

Unless the context requires otherwise, references in this prospectus to “Clean Vision,” “CLNV,” the “Company,” “we,” “our” “us” and similar terms refer to Clean Vision Corporation, a Nevada corporation, together with its consolidated subsidiaries, unless the context otherwise requires.

Prospectus Summary

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in our securities. You should carefully read the entire prospectus including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our Financial Statements and the related notes included elsewhere in this prospectus, before making an investment decision.

Overview

We are a new entrant in the clean energy and waste-to-energy industries focused on clean technology and sustainability opportunities. Currently, we are focused on providing a solution to the plastic waste problem by recycling the waste and converting it into saleable byproducts, such as hydrogen and other clean-burning fuels that can be used to generate clean energy. Using a technology known as pyrolysis, which heats the feedstock (i.e., plastic) at high temperatures in the absence of oxygen so that the material does not burn, we are able to turn the feedstock into i) low sulfur fuel, ii) clean hydrogen and iii) carbon black or char (char is created in the pyrolysis of plastic). We have not generated revenue to date and intend to generate revenue from three sources: service revenue from the recycling services we provide, revenue generated from the sale of the byproducts, and revenue generated from the sale of fuel cell equipment. Our mission is to aid in solving the problem of cost-effectively upcycling the vast amount of waste plastic generated on land before it flows into the world’s oceans.

We currently operate through our wholly-owned subsidiary, Clean-Seas, Inc. (“Clean-Seas”), which we acquired on May 19, 2020. Clean-Seas acquired its first pyrolysis unit in November 2021 for use in a pilot project in India, which began operations in early May 2022. We believe that this pilot project will showcase our ability to pyrolyze waste plastic (using pyrolysis), which will generate three byproducts: i) low sulfur fuel, ii) clean hydrogen, AquaHtm, and iii) char. We intend to sell the majority of the byproducts, while retaining a small amount of the low sulfur fuels and/or hydrogen to power our facilities and equipment. To date, we have not generated any revenue from the provision of pyrolysis services nor have we generated any revenue from the sale of byproducts from our operations in India or fuel cell equipment and we do not currently have any contracts in place to sell these byproducts or fuel cell equipment. However, we believe that there is a strong market for low sulfur fuel and clean hydrogen, upon which we intend to focus our byproduct sales.

According to analysis and projections reported by the U.S. Energy Information Administration (“EIA”) on April 7, 2022, it is estimated that 98.3 million barrels per day of petroleum and liquid fuels were consumed globally in March 2022, an increase of 2.4 million barrels per day from March 2021. The EIA estimates that global consumption of petroleum and liquid fuels will rise by 1.9 million barrels per day in 2023 to average 101.7 million barrels per day.

In a report published by Markets and Markets Research in February 2021 entitled “Hydrogen Generation Market by Application (Petroleum Refinery, Ammonia & Methanol production, Transportation, Power Generation), Generation & Delivery Mode (Captive, Merchant), Source (Blue, Green & Grey Hydrogen), Technology, and Region-Forecast to 2025,” the global hydrogen generation market is projected to reach $201 billion by 2025 from an estimated $130 billion in 2020, at a compound annual growth rate (CAGR) of 9.2% during the forecast period. While the global green hydrogen market was valued at approximately $0.8 billion in 2021, it is predicted to grow to about $10.2 billion by 2028, with a CAGR of approximately 55.2% over the projection period, according to research and analysis published by Facts and Factors in March 2022 entitled “Green Hydrogen Market By Type (Solid Oxide Electrolyzer, Alkaline Electrolyzer, and Proton Exchange Membrane Electrolyzer), By Use (Transport, Power Generation, and Others) By Customer (Petrochemicals, Glass, Food & Beverages, Chemical, Medical, and Others), and By Region – Global and Regional Industry Overview, Market Intelligence, Comprehensive Analysis, Historical Data, and Forecast 2022–2028.”

We believe that in the near future, a significant growth sector of the economy will be in clean energy and sustainable products and services. This belief was a key factor in our shift in our business focus in May 2020 and our acquisition of Clean-Seas, which became our wholly-owned subsidiary on May 19, 2020. Clean-Seas believes that it has made significant progress in identifying and developing a new business model around the clean energy and waste-to-energy sectors.

Clean Vision’s Purpose

Global plastic waste recycling is facing unprecedented challenges. Inadequate processing infrastructure, fewer processing locales, changing laws and conventions, and political circumstances imperil what is already a deficient response to a global problem. Developed nations, including the United States, the world’s largest generator of plastic waste, are finding disposal of this waste increasingly difficult, due to expensive and inefficient processing capabilities; global conventions responding to environmental implications of international plastic export; and political constraints. In January 2018, the People’s Republic of China, which had been accepting plastic waste from countries including the U.S., implemented its National Sword policy limiting recyclable waste imports. As a result, the worldwide recyclables market experienced drastic limits, fewer options for disposal, resulting in a global backlog of plastic waste. Some of the recyclable material has been rerouted to Southeast Asian countries but the market remains in upheaval, with, at best, plastic waste floating in waiting ships and at worst, illegal dumping into international waters or incinerated.

According to an article published by the United Nations Environment Programme (“UNEP”) on March 2, 2022, entitled “What you need to know about the plastic pollution resolution,” the world currently produces approximately 400 million tons of plastic waste per year, with the rate of plastic production forecasted to double by 2040. It also estimated that by 2050, there will be more plastic in the ocean by weight than fish. According to an article published by National Geographic entitled “A Whopping 91 Percent of Plastic Isn’t Recycled,” plastic takes more than 400 years to degrade, so most of it still exists in some form. It is estimated that only 9% of plastic waste has been recycled to date, while the vast majority (approximately 79%) is accumulating in landfills or ending up as litter in the natural environment, including the oceans.

The waste plastics recycling industry was valued at $55.1 billion in 2020 and is poised to become an $88 billion industry by 2030, as reported in a March 2022 report entitled “Market value of waste recycling services worldwide 2020-2030” published by Statista. Pyrolysis is an invaluable technology that can be used to transform certain materials, which traditional mechanical recycling technologies currently cannot handle, into clean energy and other valuable byproducts. Pyrolysis is also an important alternative solution to handling materials that have exhausted their potential for further traditional mechanical recycling.

The emerging markets of the world are especially critical to the plastic pollution problem, where waste handling and collection are not supported with the same infrastructure as in developed nations. We believe this market condition presents a unique opportunity for us. Clean-Seas intends to leverage its management’s experience of working in the developing nations of the world for the past decade, providing renewable energy products and services to this sector and now will provide recycling solutions and energy generation. As stated by the Organization for Economic Co-operation and Development (OECD) in 2021, “The path to net zero requires that emerging markets transform their energy systems, yet reliance on hydrocarbons alongside existing policy barriers pose challenges to the green transition.”

Clean Vision plans to help provide a solution to the plastic waste problem that the world is facing, while simultaneously creating hydrogen and other clean-burning fuels that can be used to generate clean energy.

Our Strengths

We believe that the following are the critical investment attributes of our company:

●	Pilot Project Commenced. We have acquired our first pyrolysis unit for use in our pilot project in Hyderabad, India, which began operations in May 2022.

●	Large market opportunity for effective solution. Renewable energy is a large market with an unmet need. Plastic waste disposal affects all countries, including developing nations. With a more recent focus of governments on environmentally friendly waste removal solutions, we believe there is a large opportunity for us.

●	Unique technology. Pyrolysis technology reduces organic waste while creating valuable byproducts.

●	Public support for clean technologies to protect the environment. In recent years shareholders have been focusing on environmental sustainability and more investors have been directing their investments towards companies based on ESG factors.

●	Experienced management team. Members of our management team have years of experience in the renewable energy sector and have begun to develop relationships with several providers of pyrolysis technologies, with whom we expect to seek a strategic partnership or business relationship as we move forward.

●	New Approach to Vertical Supply Chain. The Plastic Conversion Network (“PCN”) is a patent-pending software network connecting sources of waste plastic (feedstock) with conversion facilities, which will produce environmentally friendly commodities. We intend to strategically locate the conversion facilities around the world in locations that are easily accessible and in close proximity to countries that produce a large amount of plastic waste. Currently, we have entered into letters of intent and/or joint venture agreements for the development of facilities in: Morocco, France, Turkey, Sri Lanka, Puerto Rico, Arizona, Massachusetts and Michigan.

Our Growth Strategy

We plan to provide tailored solutions to our customers to produce clean energy primarily out of the treatment of waste. We are currently focused on waste-to-energy projects in Morocco, India, France, Turkey, Sri Lanka, Puerto Rico, Arizona, Massachusetts and Michigan due to their proximity to plastic waste, as well as business relationships that have been developed by the management team of Clean Vision with entities and/or municipalities in such countries. We believe there is a virtually endless supply of waste for such projects and the demand for energy (particularly from such projects) is growing consistently.

Another component of the clean energy and waste-to-energy industry in the United States is environmental credits. Recycling of waste plastic mitigates the need for fossil fuels for energy generation and the production of clean-burning diesel. We plan to aggregate these off-sets and sell them to users of fossil fuels in the form of carbon credits or renewable energy credits depending on the location of the facilities and local market conditions. These can be used as off-set as more governments impose a “Carbon-tax” on the end users of fossil fuels. In addition, we expect that in the coming years, there will be new exchanges coming online specifically focused on plastic waste, and credits will be sought after, allowing producers of plastic waste to off-set their plastic footprint, much like what has happened in the carbon markets.

We currently expect our projects to generate revenue in several ways:

●	Gate Fees or Tipping Fees. It is anticipated that these fees will be paid to us to accept waste from a government, municipality, or corporate entity that must dispose of its waste. Fees are paid to accept this feedstock (which will be waste plastic for our Company) on a per ton basis. Gate fees are expected to vary in range from approximately $35 to $105 per ton, depending on the jurisdiction, land availability, and daily volumes of waste.

●	Sale of Hydrogen and Other Fuels. Once functional, our anticipated pyrolysis recycling facility will convert waste into hydrogen and other clean-burning fuels. This hydrogen and other fuels can be sold to off-takers as an alternative cleaner fuel for marine use, electrical generators, or refined into a clean-burning road grade fuel. Depending on the installation, this fuel output product can be sold to a local fuel distributor or used in the generator sets for the generation of electricity as above.

●	Commodity Sales. An additional output product of the technologies is char or carbon black, which is used for the manufacturing of tires, bonding agents, roadway surfaces, and more. We intend to enter into agreements with consumers of carbon black to which we will sell this output product.

●	Environmental Credits. Recycling of waste plastic mitigates the need for fossil fuels for energy generation and the production of clean-burning diesel. These off-sets can be aggregated and sold to users of fossil fuels in the form of carbon credits or renewable energy credits depending on the location of the facilities and local market conditions. These can be used as off-set as more governments impose a “Carbon-tax” on the end users of fossil fuels.

●	Equipment Sales. We have entered into a licensing agreement with Kingsberry Fuel Cell, Inc. (“Kingsbury”) whereby we have obtained the exclusive, worldwide rights (exclusive of the United States and Canada) to Kingsberry’s fuel cell intellectual property for a term of five years, which we intend to sell to third-parties throughout the world. These sales will provide a revenue stream to us, as well as recurring revenue through a royalty model and ongoing service.

Summary of Risks

Before you invest in our securities, you should carefully consider all the information in this prospectus, including matters set forth in the section of this prospectus entitled “Risk Factors”. We believe that the following are some of the major risks and uncertainties that may affect us:

●	We have a history of operating losses and will likely continue to generate operating losses.

●	We may not be able to achieve or sustain profitability, and we have not generated revenue from operations to date.

●	We recently shifted to a new business line, are at an early stage of development of our current business line and we have a limited operating history, which makes it difficult to evaluate our business and prospects.

●	The equipment that is required for our operations is expensive and to date we have only acquired three pyrolysis units.

●	We require additional financing, and we may not be able to raise funds on favorable terms or at all.

●	Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

●	We are a holding company without any operations of our own and depend on our subsidiaries for cash to meet our obligations.

●	We have not generated sufficient revenue or cash flow to pay our convertible debt, in the amount of $2,125,000 as of April 5, 2023.

●	Servicing our debt requires a significant amount of cash.

●	Covenant restrictions under our indebtedness may limit our ability to operate our business.

●	Our success depends on the acceptance of our products and services and that our products and services will develop and grow.

●	As public awareness of the benefits of fuel converted from waste plastic grows, we expect competition to increase.

●	We face risks with obtaining raw materials.

●	We do not believe that we will be able to negotiate worldwide exclusive rights to the technology we will need to acquire.

●	Project construction and development requires significant outlays of capital and is subject to numerous risks.

●	Our business model will depend on performance by third parties under contractual arrangements.

●	The COVID-19 global health crisis may impact our planned operations and adversely impact our business.

●	Our operations in foreign markets could cause us to incur additional costs and risks associated with doing business internationally.

●	Volatility in foreign exchange currency rates could adversely affect our financial condition and results of operations.

●	Operations in the developing world could cause us to incur additional costs and risks associated with doing business in developing markets.

●	Our business and reputation could be adversely affected if we or third parties with whom we have a relationship fail to comply with United States or foreign anti-corruption laws or regulations.

●	If we are unable to maintain our corporate reputation, our business may suffer.

●	Our operations could be impacted by natural disaster.

●	Delays in collection, or non-collection, of our accounts receivable could adversely affect our business, financial position, results of operations and liquidity.

●	Our patent application may not issue as a patent, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.

●	We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

●	We currently have no issued patents and one patent pending. If any issued patent expires or is not maintained, our patent applications are not granted or our patent rights are contested, circumvented, invalidated or limited in scope, we may not be able to prevent others from selling, developing or exploiting competing technologies or products, which could have a material adverse effect on our business, prospects, financial condition, results of operations, and cash flows.

●	We may become subject to claims that we or our employees have wrongfully used or disclosed alleged trade secrets.

●	A significant portion of our intellectual property is not protected through patents or formal copyright registration.

●	Confidentiality agreements may not adequately prevent disclosure of trade secrets and other proprietary information.

●	We may need to defend ourselves against patent, copyright or trademark infringement claims.

●	We are subject to extensive government regulation and changes thereto could have a material adverse effect on our business and financial condition, results of operations and cash flows.

●	We may be unable to obtain, modify, or maintain the required regulatory permits, approvals and consents for our projects.

●	We are subject to environmental laws and potential exposure to environmental liabilities.

●	Changes in applicable laws and regulations can adversely affect our business, financial condition and results of operations.

●	We do not yet have adequate internal controls and our failure to achieve and maintain effective internal control over financial reporting could have a material adverse effect on our business and share price.

●	We will incur significant increased costs as a result of operating as a public company and our management will be required to devote substantial time to new compliance initiatives.

●	Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

●	Our stock price has been volatile and may continue to be volatile.

●	The price of our Common Stock may have little or no relationship to the historical bid prices of our Common Stock on the OTCQB.

●	We have a substantial number of authorized common shares available for future issuance that could cause dilution of our stockholders’ interest and adversely impact the rights of holders of our Common Stock.

●	The holders of our Series B Convertible Non-Voting Preferred Stock and our Series C Convertible Preferred Stock are protected from dilution upon future issuances of our Common Stock.

●	Dan Bates, our CEO and Chairman, owns 2,000,000 shares of Series C Convertible Preferred Stock of the Company, which shares of Series C Convertible Preferred Stock, vote together with our Common Stock on all stockholder matters, and vote one hundred Common Stock votes per share. If securities or industry analysts do not publish research or reports about our business, or if they downgrade their recommendations regarding our Common Stock, its trading price and volume could decline.

●	Stockholders may face significant restrictions on the resale of our Common Stock due to federal regulations of penny stocks.

●	Stockholders who hold unregistered shares of our Common Stock will be subject to resale restrictions pursuant to Rule 144.

●	You will suffer immediate and substantial dilution in the net tangible book value of the Common Stock you purchase.

●	Daniel Bates, our Chief Executive Officer, exercises majority voting control of the Company, which will limit your ability to influence corporate matters and could delay or prevent a change in corporate control.

●	We rely on our management and if they were to leave our Company or not devote sufficient time to our company, our business plan could be adversely affected.

●	Our Bylaws provide for indemnification of officers and directors at our expense.

●	Anti-takeover provisions in our Bylaws, as well as provisions of Nevada law, might discourage, delay or prevent a change in control of our company or changes in our management.

●	The JOBS Act allows us to postpone the date by which we must comply with certain laws and regulations and to reduce the amount of information provided in reports filed with the SEC.

●	Our election to opt out of the JOBS Act’s extended accounting transition period may not make our financial statements easily comparable to other companies.

●	Global, regional and U.S. economic and geopolitical conditions may have adverse effects on our business and financial condition.

●	Many of our competitors and potential competitors may have substantially greater financial resources, customer support, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships than we do.

●	We may not maintain sufficient insurance coverage for the risks associated with our business operations.

●	We do not anticipate paying any cash dividends.

●	Any failure to protect our intellectual property rights could impair our ability to protect our technology and our brand.

●	Failure to adequately manage our planned aggressive growth strategy may harm our business.

●	If we make any acquisitions, they may disrupt or have a negative impact on our business.

●	We rely on network and information systems and other technologies for our business activities and certain events, such as computer hackings, viruses or other destructive or disruptive software or activities may disrupt our operations.

●	We may apply working capital and future funding to uses that ultimately do not improve our operating results or increase the value of our securities.

●	Claims, litigation, government investigations, and other proceedings may adversely affect our business and results of operations.

●	We may incur indebtedness in the future which could reduce our financial flexibility, increase interest expense and adversely impact our operations and our costs.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

As a company with less than $1.237 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we have elected to take advantage of reduced reporting requirements and are relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

●	we may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●	we are exempt from the requirement to obtain an attestation and report from our auditors on whether we maintained effective internal control over financial reporting under the Sarbanes-Oxley Act;

●	we are permitted to provide less extensive disclosure about our executive compensation arrangements; and

●	we are not required to give our stockholders non-binding advisory votes on executive compensation or golden parachute arrangements.

If we successfully consummate an offering of our common stock on the Nasdaq Stock Market LLC (“Nasdaq”), we may take advantage of these provisions until the last day of the fiscal year following the fifth anniversary of such initial public offering) if we continue to be an emerging growth company thereafter. We will continue to remain an “emerging growth company” until the earliest of the following: (i) the last day of the fiscal year following the fifth anniversary of the date of the completion of our listing on Nasdaq; (ii) the last day of the fiscal year in which our total annual gross revenue is equal to or more than $1.07 billion; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the United States Securities and Exchange Commission (the “SEC”).

We are also a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended, or the Exchange Act, and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. To the extent that we continue to qualify as a “smaller reporting company” as such term is defined in Rule 12b-2 under the Exchange Act, after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an “emerging growth company” may continue to be available to us as a “smaller reporting company,” including exemption from compliance with the auditor attestation requirements pursuant to Sarbanes-Oxley Act and reduced disclosure about our executive compensation arrangements. We will continue to be a “smaller reporting company” until we have $250 million or more in public float (based on our Common Stock) measured as of the last business day of our most recently completed second fiscal quarter or, in the event we have no public float (based on our Common Stock) or a public float (based on our Common Stock) that is less than $700 million, annual revenues of $100 million or more during the most recently completed fiscal year.

We may choose to take advantage of some but not all of these reduced burdens. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock. In addition, the JOBS Act provides that an emerging growth company may take advantage of an extended transition period for complying with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We have elected to avail ourselves of the extended transition period for complying with new or revised financial accounting standards. As a result of the accounting standards election, we will not be subject to the same implementation timing for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of our financials to those of other public companies more difficult.

Recent Developments

Reg. D Purchase Agreements

On February 22, 2023, the Company entered into and closed on those certain securities purchase agreements (the “Reg. D Purchase Agreement”) with five (5) investors (the “Investors”), pursuant to which the Company (i) issued and sold an aggregate of 16,750,000 shares of Common Stock and (ii) issued warrants to purchase up to 16,750,000 shares of Common Stock (the “Reg. D Warrant”). Pursuant to the terms of the Reg. D Purchase Agreement, the shares of Common Stock were sold to the Investors at a price of $0.02 per share and the Warrants are exercisable at a price of $0.03 per share and expires five (5) years from the date of issuance.

Convertible Promissory Note

On February 17, 2023, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with one (1) Selling Shareholder (the “Holder”), pursuant to which the Holder purchased a senior convertible promissory note (the “Note”) in the original principal amount of $2,500,000 and a warrant to purchase 29,434,850 shares of the Company’s common stock (the “Warrant”). Pursuant to the terms of the Purchase Agreement, the Company and the Holder provided customary representations and warranties to each other. The transactions contemplated under the Purchase Agreement closed on February 21, 2023.

The maturity date of the Note is February 21, 2024 (the “Maturity Date”). The Note bears interest at a rate of 5% per annum. The Note carries an original issue discount of 2%. The Company may not prepay any portion of the outstanding principal amount, accrued and unpaid interest or accrued and unpaid late charges on principal and interest, if any, except as specifically permitted by the terms of the Note.

At any time, the Company shall have the right to redeem all, but not less than all, of the conversion amount then remaining under the Note (the “Company Optional Redemption Amount”) on the Company Optional Redemption Date (a “Company Optional Redemption”). The portion of this Note subject to redemption shall be redeemed by the Company in cash at a price equal to the greater of (i) 120% of the Conversion Amount being redeemed as of the Company Optional Redemption Date and (ii) the product of (1) the Conversion Rate with respect to the Conversion Amount being redeemed as of the Company Optional Redemption Date multiplied by (2) the greatest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date immediately preceding such Company Optional Redemption Notice Date and ending on the Trading Day immediately prior to the date the Company makes the entire payment required. The Company may exercise its right to require redemption under the Note by delivering a written notice thereof by electronic mail and overnight courier to all, but not less than all, of the holders of Notes (the “Company Optional Redemption Notice”).

The Note set forth certain standard events of default (such event, an “Event of Default”), which, upon such Event of Default, requires the Company within one (1) Business Day to deliver written notice thereof via electronic mail and overnight courier to the Holder (an “Event of Default Notice”). At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Holder may require the Company to redeem (regardless of whether such Event of Default has been cured) all or any portion of the Note by delivering written notice thereof.

The Warrant is exercisable for shares of the Company’s common stock (the “Warrant Shares”) at a price of $0.845 per share (the “Exercise Price”) and expires five years from the date of issuance. The Exercise Price is subject to customary adjustments for stock dividends, stock splits, recapitalizations and the like.

The Company has also entered into a Registration Rights Agreement (the “Registration Rights Agreement”) to file with the Securities and Exchange Commission (the “SEC”) a Registration Statement covering the resale of all of the registrable securities under the Registration Rights Agreement.

All capitalized terms not defined herein shall have their respective meanings as set forth in the Purchase Agreement, Note, Warrant and RRA. The foregoing descriptions of the Note, Warrant, RRA and Purchase Agreement do not purport to be complete and each is qualified in its entirety by reference to the full text of the Note, Warrant, RRA and Purchase Agreement.

Special Share Dividend

On February 16, 2023, the Company’s Board of Directors (the “Board”) approved a special dividend of five shares of the Company’s Common Stock for every one hundred shares of Common Stock issued and outstanding (the “Dividend”). On February 16, 2023, the Board approved the Dividend and set the record date for the Dividend as February 27, 2023 (the “Record Date”) and the payment date as March 13, 2023. The shares issued pursuant to the Dividend were issued as of March 13, 2023.

Securities Purchase Agreement and Promissory Note

On December 9, 2022, the Company entered into the Purchase Agreement with Coventry Enterprises, LLC (“Coventry”), pursuant to which the Company issued to Coventry on that date a Promissory Note (the “Note”) in the principal amount of $300,000 (the “Principal Amount”) in exchange for a purchase price of $255,000. The proceeds of the Note will be used by the Company for general working capital purposes. In addition, the Company issued to Coventry 15,500,000 shares of Common Stock (the “Commitment Stock”), of which 12,500,000 shares of Commitment Stock are to be returned to the Company upon the Company’s filing of the registration statement of which this prospectus forms a part on or before 45 calendar days after the date of the Purchase Agreement. The 12,500,000 shares of common stock were returned to the Company in Q1 2023.

Per the terms of the Purchase Agreement the Company issued 15,500,000 shares of its Common Stock to Coventry. If the Company files an initial Registration Statement within forty-five calendar days from the date of the Note, then Coventry, pursuant to its mandatory obligations thereunder, shall, within ten (10) calendar days thereafter, return to the Company’s treasury for cancellation twelve million five hundred thousand (12,500,000) shares of Common Stock.

The Note bears “Guaranteed Interest” at the rate of 5% per annum for the 12 months from and after the date of issuance (notwithstanding the 11-month term of the Note for an aggregate Guaranteed Interest of fifteen thousand Dollars ($15,000.00), all of which Guaranteed Interest shall be deemed earned as of the date of the Note. The Principal Amount and the Guaranteed Interest are due and payable in seven equal monthly payments (each, a “Monthly Payment”) of forty-five thousand and 00/100ths Dollars ($45,000.00), commencing on May 6, 2023 and continuing on the 6th day of each month thereafter (each, a “Monthly Payment Date”) until paid in full not later than November 6, 2023 (the “Maturity Date”), or such earlier date as the Note is required or permitted to be repaid as provided therein, and to pay such other interest to Coventry on the aggregate unconverted and then outstanding Principal Amount of the Note in accordance with the provisions thereof.

Project Finance Arrangement

On November 4, 2022, we entered into a consulting agreement (the “Agreement”) with Edge Management, LLC (“Edge”), a services firm based in New York City. Under the Agreement, Edge will assist us to develop, structure and implement project finance strategies (“Project Finance”) for our clean energy installations around the world. Financing strategies will be in amounts and upon terms acceptable to us, and may include, without limitation, common and preferred equity financing, mezzanine and other junior debt financing, and/or senior debt financing, including but not limited to one or more bond offerings (“Project Financing(s)”). Under the Agreement, Edge is engaged as our exclusive representative for Project Financing matters. Edge is entitled to receive a cash payment for any Project Financing involving as follows: 5% of the gross amount of the funding facilities (up to $500 million) of all forms approved by the lender (“Lender”) introduced by Edge and or its affiliates and accepted by the Company on closing (“Closing”), 4% of the gross amount of the funding facilities (for the tranche of funding ranging from $500,000,001 to $1,000,000,000) approved by the Lender introduced by Edge and or its affiliates and accepted by the Company on Closing, and 3% of the subsequent gross amount ($1,000,000,001 and greater) of the funding facilities of all forms approved by the Lender introduced by Edge and/or its affiliates and accepted by the Company on Closing. In addition to the cash consulting fee, Edge shall be issued cashless, five-year warrants equal to: 2% (at a strike price to be mutually determined by the Parties for the first tranche of funding, up to $500 million), 1% (at a strike price to be mutually determined by the Parties for the tranche of funding ranging from $500,000,001 to $1,000,000,000), and 1% (at a strike price to be mutually determined by the Parties for any and all subsequent Debt Funding ($1,000,000,001 and greater)) of the outstanding common and preferred shares, warrants, options, and other forms of participation in the our Company on Closing.. The Agreement has an initial term of one (1) year and is cancellable by either party on ninety (90) days written notice. There is no guarantee that Edge will be successful in helping us obtain Project Financing.

Corporate Information

Our principal executive offices are located at 2711 N. Sepulveda Blvd., Suite #1051, Manhattan Beach, CA 90266. Our telephone number is (424) 835-1845. Our website address is https://www.cleanvisioncorp.com. The reference to our website is an inactive textual reference only. The information on, or that can be accessed through, our website is not part of this prospectus. Investors should not rely on any such information in deciding whether to purchase our Common Stock.

Clean Vision was initially incorporated in Nevada as China Vitup Health Care Holdings, Inc. on September 15, 2006. Pursuant to an Agreement and Plan of Merger and Reorganization dated September 29, 2006, Tubac Holdings, Inc., a Wyoming corporation and a parent of the Company, was merged with and into the Company on October 2, 2006, with the Company as the surviving entity. On May 5, 2015, the Company changed its name to Emergency Pest Services, Inc. Pursuant to a Plan of Exchange dated August 3, 2015, the Company acquired Emergency Pest Services, Inc., a Florida corporation. Pursuant to a Plan of Exchange dated September 21, 2017, Byzen Digital Inc., a Seychelles corporation, was merged with and into the Company on November 4, 2017, with the Company as the surviving entity. On May 30, 2018, the Company changed its name to Byzen Digital Inc. On May 19, 2020, we changed our focus to clean energy and sustainability when we acquired Clean-Seas. On March 12, 2021, the Company’s corporate name was changed to Clean Vision Corporation to be aligned with our focus on clean energy and sustainability.

SUMMARY OF The Offering

Issuer	Clean Vision Corporation

Shares of Common Stock offered by us	None

Shares of Common Stock offered by the Selling Shareholder	23,000,000 aggregate shares of Common Stock, comprised of (a) 3,000,000 shares of Common Stock issued to Coventry in connection with the Purchase Agreement and (b) up to 20,000,000 shares of Common Stock issuable to Coventry upon a default under the Note.

Shares of Common Stock outstanding before the Offering	462,499,000 shares (1)

Shares of Common Stock outstanding after completion of this offering, assuming the sale of all shares offered hereby	462,499,000 shares (1)

Offering Price	The Selling Shareholder may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices, or at negotiated prices.

Use of proceeds	We will not receive any proceeds from the resale of the common stock by the Selling Shareholder.

Market for Common Stock	Our common stock is quoted on OTCQB under the symbol “CLNV”

Risk Factors	The purchase of our securities involves a high degree of risk. The securities offered in this prospectus are for investment purposes only. Please refer to the section entitled “Risk Factors“ before making an investment in our Common Stock.

You should carefully read the “Risk Factors” section of this prospectus for a discussion of factors that you should consider before deciding to invest in our Common Stock.

(1) The number of shares of our Common Stock to be outstanding after this offering is based on the 462,499,000  shares of our Common Stock outstanding as of April 5, 2023, and excludes the following:

●	20,000,000 shares of Common Stock upon conversion of the 2,000,000 issued and outstanding Series B Convertible Non-Voting Preferred Stock (the “Series B Preferred Stock”), which shares automatically converted into 20,000,000 shares of Common Stock on January 1, 2023; however, the Company and holders of the Series B Preferred Stock are currently in a dispute and the Company’s Transfer Agent has been instructed to not issue the shares of Common Stock until such dispute has been resolved. Accordingly, although the shares of Common Stock thereunder have not been formally issued as of April 5, 2023, the shares of Series B Non-Voting Convertible Preferred Stock are no longer outstanding. On January 30, 2023, Leonard Tucker, LLC (“Tucker”), one of the holders of Series B Preferred Stock filed an action against the Company in the Second Judicial District Court of the State of Nevada (Case No. CV23-00188) alleging breach of contract, breach of implied covenant of good faith and fair dealing, unjust enrichment, specific performance and declaratory relief. The Company is contesting such action.

●	20,000,000 shares of Common Stock upon conversion of the 2,000,000 issued and outstanding Series C Convertible Preferred Stock, which shares automatically converted on January 1, 2023, but such conversion has not been effectuated as of April 5, 2023.

●	Up to 20,000,000 shares of Common Stock issuable to Coventry upon a default under the Note.

●	Up to 46,184,850 shares of Common Stock issuable to the Warrant.

SUMMARY FINANCIAL DATA

The following table presents our summary historical financial data for the periods indicated. The summary historical financial data for the years ended December 31, 2022 and 2021 and the balance sheet data as of December 31, 2022 are derived from the audited financial statements included herein.

Historical results are included for illustrative and informational purposes only and are not necessarily indicative of results we expect in future periods, and results of interim periods are not necessarily indicative of results for the entire year. You should read the following summary financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes appearing elsewhere in this prospectus.

Summary Statements of Operations Data	Year ended December 31, 2022	Year ended December 31, 2021

Revenue, net	$—	$—
Cost of revenue	—	—
Gross profit	—	—

General and administrative	1,287,030	373,095
Payroll expense	829,364	824,393
Officer stock compensation expense	516,042	536,125
Director fees	171,000	18,500
Professional fees	407,501	413,479
Consulting	2,452,383	1,955,213
Interest expense	250,404	1,187,033
Loss on investment	—	150,000
Change in fair value of derivative	—	576,573
Net loss from continuing operations	$(5,913,724)	$(6,034,411)

(1) See Note 2 to our audited financial statements appearing at the end of this prospectus for details on the calculation of basic and diluted net loss per share attributable to common stockholders for the years ended December 31, 2022 and 2021.

	As of December 31, 2022
			Pro Forma
		Pro	As
Balance Sheet Data	Actual	Forma(1)	Adjusted(2)

Cash	$10,777	255,000	$265,777
Total assets	377,153	255,000	632,153
Total liabilities	1,954,790	(60,000)	1,894,790
Working capital (deficit)	(1,819,013)	315,000	(1,504,013)
Accumulated deficit	(19,078,809)	(45,000)	(19,123,809)
Total stockholders’ equity (deficit)	(3,377,637)	360,000	(3,017,637)

(1) The pro forma balance sheet data reflects (i) our receipt of $255,000 of net proceeds from the issuance of convertible notes in the principal amount of $300,000 and (ii) the conversion of the notes into 19,286,137 shares of Common Stock.

(2) The pro forma as adjusted balance sheet data in the table above reflects the adjustment described in footnote (1) above.

RISK FACTORS

Any investment in our securities involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our securities. Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur. Our Common Stock is quoted on the OTCQB under the symbol CLNV. This market is extremely limited, and the prices quoted are not a reliable indication of the value of our Common Stock. As of the date of this prospectus, there has been very limited trading of shares of our Common Stock. If and when our Common Stock is traded, the trading price could decline due to any of these risks, and an investor may lose all or part of his or her investment. Some of these factors have affected our financial condition and operating results in the past or are currently affecting us. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

Risks Relating to Our Business and Industry

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

We have insufficient cash on hand, a working capital deficit of $1,819,013 and incurred net losses from operations resulting in an accumulated deficit of $19,078,809, as of December 31, 2022 and had a net loss of $5,913,724 for the year ended December 31, 2022, while we had a net loss of $6,034,411 for the year ended December 31, 2021. As of the date of this prospectus, we anticipate that we will only be able to fund our current operations through July 31, 2023, based upon our current financial standing. As a result, our independent registered public accounting firm has issued a report on our financial statements for the period ended December 31, 2022, that includes an explanatory paragraph referring to our recurring operating losses and expressing substantial doubt in our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to obtain additional equity financing or other capital, attain further operating efficiencies, reduce expenditures, and, ultimately, generate revenue. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. However, if adequate funds are not available to us when we need it, we will be required to curtail our operations which would, in turn, further raise substantial doubt about our ability to continue as a going concern. The doubt regarding our potential ability to continue as a going concern may adversely affect our ability to obtain new financing on reasonable terms or at all. Additionally, if we are unable to continue as a going concern, our stockholders may lose some or all of their investment in the Company.

We have a history of operating losses; will likely continue to generate operating losses and we may not be able to achieve or sustain profitability.

We are not profitable and have incurred an accumulated deficit of $19,078,809, as of December 31, 2022 and had a net loss of $5,913,724 for the year ended December 31, 2022, while we had a net loss of $6,034,411 for the year ended December 31, 2021. We expect to continue to incur losses for the foreseeable future, and these losses could increase as we continue to work to develop our business. We were previously engaged in the digital currency industries. In May 2020 we identified a new direction for the Company when we acquired Clean-Seas and we adopted a new business strategy focused on clean energy and converting waste to energy. We have yet to commence profitable operations in either of those businesses, therefore, the Company is continuing to incur operating losses. There can be no assurance that we will ever generate significant sales or achieve profitability. Accordingly, the extent of future losses and the time required to achieve profitability, if ever, cannot be predicted.

Even if we achieve profitability in the future by adopting these new business strategies, we may not be able to sustain profitability in subsequent periods.

We also expect to experience negative cash flows for the foreseeable future as we fund our operating losses. We may not be able to generate these revenues or achieve profitability in the future. Our failure to achieve or maintain profitability would likely negatively impact the value of our securities and financing activities.

To date, we have not generated revenue from operations and we may not generate revenue from operations or that sources of revenue from financing will be available in the future.

To date, we have not generated any revenue from operations and have financed our operations through the sale of Common Stock in our Regulation A offering and the proceeds from the sale of convertible notes. There can be no assurance that we will generate revenue from operations or that sources of revenue from financing will be available or if available will be available upon favorable terms. If we raise additional funds by issuing equity securities, our stockholders may experience dilution. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Any debt financing or additional equity that we may raise may contain terms, such as liquidation and other preferences, that are not favorable to us or our stockholders.

We recently shifted to a new business line, are at an early stage of development of our current business line and we have a limited operating history, which makes it difficult to evaluate our business and prospects.

In May 2020, we shifted our business focus from the digital currency industry to the clean energy and waste to energy industries. We have a limited operating history in our current business line, which can make it difficult for investors to evaluate our operations and prospects and may increase the risks associated with investment into our company. We have insufficient results for investors to use to identify historical trends. Investors should consider our prospects considering the risk, expenses and difficulties we will encounter as an early-stage company. We have yet to demonstrate our ability to overcome the risks frequently encountered in the clean energy and waste to energy industries and are still subject to many of the risks common to early stage companies, including the uncertainty as to our ability to implement our business plan, market acceptance of our proposed business and services, under-capitalization, cash shortages, limitations with respect to personnel, financing and other resources and uncertainty of our ability to generate revenues. There is no assurance that our activities will be successful or will result in any revenues or profit, and the likelihood of our success must be considered in light of the stage of our development. There can be no assurance that we will be able to consummate our business strategy and plans, or that financial, technological, market, or other limitations may force us to modify, alter, significantly delay, or significantly impede the implementation of such plans. Our business plan is subject to all business risks associated with new business enterprises, including the absence of any significant operating history upon which to evaluate an investment. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the formation of a new business, the development of new strategy and the competitive environment in which we will operate. It is possible that we will incur losses in the future. Our revenue and income potential is unproven and our business model is continually evolving. We are subject to the risks inherent to the operation of a new business enterprise and cannot assure you that we will be able to successfully address these risks. There is no guarantee that we will be profitable, that our business will generate sufficient revenue or that we will have adequate working capital to meet its obligations as they become due.

Additionally, our industry segments are relatively new, and are constantly evolving. As a result, there is a lack of available information with which to forecast industry trends or patterns. There is no assurance that sustainable industry trends or preferences will develop that will lead to predictable growth or earnings forecasts for individual companies or the industry segment as a whole. We are also unable to determine what impact future governmental regulation may have on trends and preferences or patterns within our industry segment.

The equipment that is required for our operations is expensive and to date we have only acquired three pyrolysis units.

To date, we have acquired three pyrolysis units. In order to implement our business plan, we estimate that we will need to acquire several additional units. We estimate that each unit we will acquire will cost approximately $16 million and will take approximately 12-24 months to receive from time of order, therefore, we will be required to outlay significant funds prior to receipt of units. Pyrolysis equipment could cost as much as $100 million, but we intend to use our efforts to purchase such equipment at the best available prices.

We require additional financing, and we may not be able to raise funds on favorable terms or at all.

We anticipate requiring further funds in the future to grow our operations and complete our business plan. The sources of additional capital are expected to be from the sale of securities. Any future sale of share capital will result in dilution to existing stockholders. Furthermore, we may incur debt in the future, and may not have sufficient funds to repay our future indebtedness or may default on our future debts, jeopardizing our business viability.

We may not be able to borrow or raise additional capital in the future to meet our needs or to otherwise provide the capital necessary to expand our operations and business, which might result in the value of our securities decreasing in value or becoming worthless. Additional financing may not be available to us on terms that are acceptable, or at all. Consequently, we may not be able to proceed with our intended business plans. Obtaining additional financing contains risks, including:

●	additional equity financing may not be available to us on satisfactory terms, or at all, and any equity we are able to issue could lead to dilution for current stockholders;

●	loans or other debt instruments may have terms and/or conditions, such as interest rate, restrictive covenants and control or revocation provisions, which are not acceptable to management or our directors;

●	the current environment in capital markets combined with our capital constraints may prevent us from being able to obtain adequate debt financing; and

●	if we fail to obtain required additional financing to grow our business, we would need to delay or scale back our business plan, reduce our operating costs, or reduce our headcount, each of which would have a material adverse effect on our business, future prospects, and financial condition.

Additionally, we may have difficulty obtaining additional funding, and we may have to accept terms that would adversely affect our stockholders. For example, the terms of any future financings may impose restrictions on our right to declare dividends or on the manner in which we conduct our business. Additionally, lending institutions or private investors may impose restrictions on a future decision by us to make capital expenditures, acquisitions or significant asset sales. If we are unable to raise additional funds, we may be forced to curtail or even abandon our business plan.

Failure to adequately manage our planned aggressive growth strategy may harm our business or increase our risk of failure.

For the foreseeable future, we intend to pursue an aggressive growth strategy for the expansion of our operations. Our ability to rapidly expand our operations will depend upon many factors, including our ability to work in a regulated environment, establish and maintain strategic relationships, and obtain adequate capital resources on acceptable terms. Any restrictions on our ability to expand may have a materially adverse effect on our business, results of operations, and financial condition. Accordingly, we may be unable to achieve our targets for growth, and our operations may not be successful or achieve anticipated operating results.

Additionally, our growth may place a significant strain on our managerial, administrative, operational, and financial resources and our infrastructure. Our future success will depend, in part, upon the ability of our senior management to manage growth effectively. This will require us to, among other things:

●	implement additional management information systems;

●	further develop our operating, administrative, legal, financial, and accounting systems and controls;

●	hire additional personnel;

●	develop additional levels of management within our company; and

●	maintain close coordination among our operations, legal, finance, sales and marketing, and client service and support personnel.

Failure to accomplish any of these requirements could impair our ability to grow and expand our operations.

We are a holding company without any operations of our own and depend on our subsidiaries for cash to meet our obligations.

We are a holding company and conduct all of our operations through our subsidiaries. Accordingly, repayment of our indebtedness, including the senior notes, in part, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by debt repayment or otherwise. Unless they are guarantors of the senior notes or other indebtedness, our subsidiaries do not have any obligation to pay amounts due on our indebtedness or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness. Each of our subsidiaries is a distinct legal entity, and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the senior notes.

We have not generated sufficient revenue or cash flow to pay our convertible debt, and conversion of such debt into shares of Common Stock, which could cause significant dilution.

As of April 5, 2023, we had outstanding convertible debt in the principal amount of $3,160,000. To date, we have not generated sufficient revenue or cash flows to pay the balances owed under these notes and provide sufficient working capital to run our business. The outstanding principal amount of the notes is convertible at any time and from time to time at the election of the holder after certain periods of time into shares of our Common Stock at discounts to the market price of our Common Stock. In addition, upon the occurrence and during the continuation of an Event of Default (as defined in the notes), the notes each will become immediately due and payable and we have agreed to pay additional default interest rates. We may not have sufficient cash resources or access to funding to repay such notes. Moreover, upon conversion of these notes, our current shareholders will suffer dilution, which could be significant.

Servicing our debt requires a significant amount of cash. Our ability to generate sufficient cash to service our debt depends on many factors beyond our control.

Our ability to make payments on and to refinance our debt, to fund planned capital expenditures and to maintain sufficient working capital depends on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or from other sources in an amount sufficient to enable us to service our debt or to fund our other liquidity needs. If our cash flow and capital resources are insufficient to allow us to make scheduled payments on our debt, we may need to seek additional capital or restructure or refinance all or a portion of our debt on or before the maturity thereof, any of which could have a material adverse effect on our business, financial condition or results of operations. We cannot assure you that we will be able to refinance any of our debt on commercially reasonable terms or at all, or that the terms of that debt will allow any of the above alternative measures or that these measures would satisfy our scheduled debt service obligations. If we are unable to generate sufficient cash flow to repay or refinance our debt on favorable terms, it could significantly adversely affect our financial condition and the value of our outstanding debt. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. There can be no assurance that we will be able to obtain any financing when needed.

Covenant restrictions under our indebtedness may limit our ability to operate our business.

Our outstanding convertible notes contain, and our future indebtedness agreements may, contain covenants that restrict our ability to finance future operations or capital needs or to engage in other business activities. The notes restrict our ability to:

●	incur, assume or guarantee or suffer to exist any indebtedness for borrowed money of any kind, including, but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom other than Permitted Indebtedness (as defined in the notes);

●	repurchase capital stock;

●	repay any Indebtedness (as defined in the notes) other than certain secured notes which are no longer outstanding or Permitted Indebtedness or make other restricted payments including, without limitation, paying dividends and making investments;

●	create liens;

●	sell or otherwise dispose of assets; and

●	enter into transactions with affiliates.

In addition, the notes contain price protection anti-dilution provisions that will discourage financing at prices below the conversion price of the notes and will result in a decrease in the conversion price of the notes if we should issue securities below such price.

Our future success depends on the acceptance of our products and services, which may not happen, and that our products and services will develop and grow.

Our entire business is based on the assumption that the demand for our products and services will develop and grow. We cannot assure you that this assumption is or will be correct. Although the market for clean energy and waste-to-energy is large, the market for fuel converted from waste through pyrolysis is new and currently quite small. As is typical of a new and rapidly evolving industry, the demand for, and market acceptance of, “green-based” products and services is highly uncertain. In order to be successful, we must be able to keep our understandings in place with the suppliers of our products and educate consumers that our products perform as well as the products they currently use. We can provide no assurances that these efforts will be successful. Similarly, we cannot assure you that the demand for our products and services will develop as anticipated. If the market for our products fails to develop or develops more slowly than we anticipate, our business could be adversely affected.

As public awareness of the benefits of fuel converted from waste grows, we expect competition to increase, which could make it more difficult for us to grow and achieve profitability.

We expect competition to increase as awareness of the environmental advantages of converting waste into fuel increases. A rapid increase in competition could negatively affect our ability to develop a profitable client base. Many of our competitors and potential competitors may have substantially greater financial resources, customer support, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships than we do. We cannot be sure that we will have the resources or expertise to compete successfully. Compared to us, our competitors may be able to:

●	develop and expand their products and services more quickly;

●	adapt faster to new or emerging technologies and changing customer needs and preferences;

●	take advantage of acquisitions and other opportunities more readily;

●	negotiate more favorable agreements with vendors and customers; and

●	devote greater resources to marketing and selling their products or services.

Some of our competitors may also be able to increase their market share by providing customers with additional benefits or by reducing their prices. We cannot be sure that we will be able to match price reductions by our competitors. In addition, our competitors may form strategic relationships to better compete with us. These relationships may take the form of strategic investments, joint-marketing agreements, licenses or other contractual arrangements that could increase our competitors’ ability to serve customers. If our competitors are successful in entering our market, our ability to grow or even sustain our current business could be adversely impacted.

Disruptions in the political, regulatory, economic, and social conditions of the countries in which we conduct business could adversely affect our business or results of operations.

Our business model envisions us operating in various countries across the world. Instability and unforeseen changes in any of the markets in which we conduct business, including economically and politically volatile areas or conflict or rumor of conflict could have an adverse effect on the demand for our services and products, our financial condition, or our results of operations. These factors include, but are not limited to, the following:

●	nationalization and expropriation;

●	potentially burdensome taxation;

●	inflationary and recessionary markets, including capital and equity markets;

●	civil unrest, labor issues, political instability, disease outbreaks, terrorist attacks, cyber terrorism, military activity, and wars;

●	increasing attention to global climate change resulting in pressure from shareholders, financial institutions and/or financial markets;

●	supply disruptions in key oil producing countries;

●	the ability of OPEC+ to set and maintain production levels and pricing;

●	trade restrictions, trade protection measures, price controls, or trade disputes;

●	sanctions, such as prohibitions or restrictions by the United States against countries that are the targets of economic sanctions, or are designated as state sponsors of terrorism;

●	foreign ownership restrictions;

●	import or export licensing requirements;

●	restrictions on operations, trade practices, trade partners, and investment decisions resulting from domestic and foreign laws, and regulations;

●	regime changes;

●	changes in, and the administration of, treaties, laws, and regulations including in response to public health issues;

●	inability to repatriate income or capital;

●	reductions in the availability of qualified personnel;

●	foreign currency fluctuations or currency restrictions; and

●	fluctuations in the interest rate component of forward foreign currency rates.

We may apply working capital and future funding to uses that ultimately do not improve our operating results or increase the value of our securities.

In general, we have complete discretion over the use of our working capital and any new investment capital we may obtain in the future. Because of the number and variety of factors that could determine our use of funds, our ultimate expenditure of funds (and their uses) may vary substantially from our current intended operating plan for such funds. Our management has broad discretion to use any or all of our available capital reserves. Our capital could be applied in ways that do not improve our operating results or otherwise increase the value of a stockholder’s investment.

We may incur indebtedness in the future which could reduce our financial flexibility, increase interest expense and adversely impact our operations and our costs.

We may incur significant amounts of indebtedness in the future. Our level of indebtedness could affect our operations in several ways, including the following:

●	a significant portion of our cash flows is required to be used to service our indebtedness;

●	a high level of debt increases our vulnerability to general adverse economic and industry conditions;

●	covenants contained in the agreements governing our outstanding indebtedness limit our ability to borrow additional funds and provide additional security interests, dispose of assets, pay dividends and make certain investments;

●	a high level of debt may place us at a competitive disadvantage compared to our competitors that are less leveraged and, therefore, may be able to take advantage of opportunities that our indebtedness may prevent us from pursuing; and

●	debt covenants may affect our flexibility in planning for, and reacting to, changes in the economy and in our industry.

A high level of indebtedness increases the risk that we may default on our debt obligations. We may not be able to generate sufficient cash flows to pay the principal or interest on our debt, and future working capital, borrowings or equity financing may not be available to pay or refinance such debt. If we do not have sufficient funds and are otherwise unable to arrange financing, we may have to sell significant assets or have a portion of our assets foreclosed upon which could have a material adverse effect on our business, financial condition and results of operations.

We face risks relating to our reliance on subcontractors, suppliers, and our joint venture partners.

We generally rely on subcontractors, suppliers, and our joint venture partners for the performance of our contracts. Although we are not dependent upon any single supplier, certain geographic areas of our business or a project or group of projects may depend heavily on certain suppliers for raw materials or semi-finished goods.

●	Any difficulty in engaging suitable subcontractors or acquiring equipment and materials could compromise our ability to generate a significant margin on a project or to complete such project within the allocated time frame. If subcontractors, suppliers or joint venture partners refuse to adhere to their contractual obligations with us, or are unable to do so due to a deterioration of their financial condition, we may be unable to find a suitable replacement at a comparable price, or at all. Moreover, the failure of one of our joint venture partners to perform their obligations in a timely and satisfactory manner could lead to additional obligations and costs being imposed on us as we may be obligated to assume our defaulting partner’s obligations or compensate our customers. Additionally, our supply chain, subcontractors, suppliers, and our joint venture partners may be adversely affected by the COVID-19 pandemic, which has created global shipping and logistics challenges such as extended shipping lead times and pricing pressures on transportation and logistics.

●	Any delay, failure to meet contractual obligations, or other event beyond our control or not foreseeable by us, that is attributable to a subcontractor, supplier or joint venture partner, could lead to delays in the overall progress of the project and/or generate significant extra costs. Even if we are entitled to make a claim for these extra costs against the defaulting supplier, subcontractor or joint venture partner, we may be unable to recover the entirety of these costs and this could materially adversely affect our business, financial condition or results of operations.

New capital asset construction projects are subject to risks, including delays and cost overruns, which could have a material adverse effect on our financial condition, or results of operations.

From time to time, we may be required to carry out capital asset construction projects to maintain, upgrade, and develop our asset base, and such projects are subject to risks of delay and cost overruns that are inherent in any large construction project, resulting from numerous factors including, but not limited to, the following:

●	shortages of key equipment, materials or skilled labor;

●	delays in the delivery of ordered materials and equipment;

●	and engineering issues;

●	shipyard delays and performance issues; and

●	failure to complete construction in time, or the inability to complete construction in accordance with design specifications, may result in the loss of revenue.

Additionally, capital expenditures for construction projects could materially exceed the initially planned investments, or there could be delays in putting such assets into operation.

We face risks associated with obtaining raw materials.

With regard to our Clean-Seas subsidiary, even though we believe there to be an abundant supply of waste plastic, it is expected that there will be increased competition for these plastic resources, with the result that it could have an effect on our profitability that we do not foresee at this time.

We do not believe that we will be able to negotiate worldwide exclusive rights to the technology we will need to acquire.

Our intent is to use existing pyrolysis technologies and to implement equipment that is available in the industrial marketplace. While we do not believe we will acquire worldwide rights, we expect that we will be able to obtain exclusive rights for specific territories. Accordingly, other competitors may license or otherwise obtain the use of the same technology for different locations.

Project construction and development requires significant outlays of capital and is subject to numerous risks.

The construction and development of our projects involves numerous risks. We are required to outlay significant capital for preliminary engineering, permitting, legal, and other expenses before we can determine whether a project is feasible or economically attractive. In order to successfully construct and develop our projects, we need to negotiate satisfactory engineering, procurement and construction agreements and feedstock supply agreements, receive all required governmental permits and approvals, obtain financing, and timely implement construction and development. Successful completion of a particular project may be adversely affected by numerous factors, including: (i) failure or delay in obtaining required government permits and approvals with acceptable conditions; (ii) unavailability of financing; (iii) uncertainties relating to land costs for projects; (iv) engineering problems; (v) construction delays and contractor performance shortfalls; (vi) work stoppages; (vii) cost overruns; (viii) failure of equipment and materials supply; (ix) adverse weather conditions; and (x) environmental and geological conditions. Our ability to become profitable in the future will not only depend on our ability to complete the construction and development of our projects but also to control our capital expenditures and costs. If we are unable to cost efficiently construct, develop and deploy our projects and provide our products and services, our business, prospects, financial condition, results of operations, and cash flows would be materially and adversely affected.

Our business model will depend on performance by third parties under contractual arrangements.

Our businesses will depend on third parties to, among other things, own and/or operate our projects, obtain necessary permits, purchase energy produced by our projects, and supply and deliver the goods and services necessary for the construction and operation of our projects. Further, the design, development and delivery of fuel cells is dependent upon performance by Kingsberry Fuel Cell Corporation pursuant to a Licensing Agreement.

The viability of our projects depends significantly upon the performance of these third parties, and others that we hope to enter into agreements within the near future, in accordance with long-term contracts. If these third parties cannot or will not perform their contractual obligations, whether due to their financial condition, force majeure events, changes in laws or regulations, or otherwise, we may not be able to secure alternate arrangements on substantially the same terms or at all for the goods and services provided under such contracts. In addition, some of the owners and operators of our projects may be smaller companies that are more likely to experience financial and operational difficulties than relatively larger, well-established companies, which could result in interruptions or delays in the operation of our projects. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

Our operations in foreign markets could cause us to incur additional costs and risks associated with doing business internationally.

We currently are conducting our pilot program in India and have current plans to commence operations in Morocco, France, Turkey, Sri Lanka, Puerto Rico. Our operations in markets outside the United States subject us to additional costs and risks, including:

●	compliance with foreign requirements regulating the environment and the waste-to-energy market;

●	difficulties in establishing, staffing and managing international operations;

●	U.S. laws and regulations related to foreign operations, including tax and anti-corruption laws and regulations;

●	differing intellectual property laws;

●	differing contract laws that impact the enforceability of agreements among energy suppliers and energy consumers;

●	imposition of special taxes;

●	strong national and international competitors;

●	currency exchange rate fluctuations; and

●	political and economic instability in the countries in which we operate.

Our failure to manage the risks associated with international operations could limit the future growth of our business and adversely affect our business, financial condition and results of operations. We may be required to make a substantial financial investment and expend significant management efforts in connection with our international operations.

Volatility in foreign exchange currency rates could adversely affect our financial condition and results of operations.

We may have significant exposure to revenues, expenses and certain asset and liability balances denominated in currencies other than the U.S. Dollar. In addition, we conduct transactions in various currencies, which increases our exposure to fluctuations in foreign currency exchange rates relative to the U.S. Dollar. Fluctuations in the exchange rates of currencies relative to the U.S. Dollar may significantly affect our operating results and equity earnings. Our operating and equity earnings are adversely affected when the U.S. Dollar strengthens relative to other currencies and are positively affected when the U.S. Dollar weakens. In the future, a larger portion of our international revenue may be denominated in foreign currencies, which will subject us to additional risks associated with fluctuations in those foreign currencies. In addition, we may be unable to successfully hedge against any such fluctuations.

Operations in the developing world could cause us to incur additional costs and risks associated with doing business in developing markets.

We may seek to operate in the developing world, which would make us vulnerable to political, economic and social instability in such areas. Many areas of the developing world have experienced political, economic and social uncertainty in recent years, including an economic crisis characterized in some cases by increased inflation, high domestic interest rates, negative economic growth, reduced consumer purchasing power and high unemployment. Currently, many of the countries in the developing world where we have been or may be pursuing projects have been pursuing economic stabilization policies, including the encouragement of foreign trade and investment and other reforms, but there is no guarantee these policies will be successful or stay in place. Political, economic and social instability in these countries may have an adverse effect on our business, financial condition and results of operations.

Our business and reputation could be adversely affected if we or third parties with whom we have a relationship fail to comply with United States or foreign anti-corruption laws or regulations.

Our business and operations may be conducted in countries where corruption has historically penetrated the economy to a greater extent than in the United States. It is our policy to comply, and to require our local partners and those with whom we do business to comply, with all applicable anti-corruption laws, such as the U.S. Foreign Corrupt Practices Act, and with applicable local laws of the foreign countries in which we operate. Our business and reputation may be adversely affected if we or our local partners fail to comply with such laws.

If we are unable to maintain our corporate reputation, our business may suffer.

Our success depends on our ability to maintain our corporate reputation. Adverse publicity surrounding any aspect of our business, or due to any failure on our part to comply with laws to which we are subject, could negatively affect our Company’s overall reputation.

Our operations could be impacted by natural disaster.

The occurrence of natural disasters in the markets in which we operate could disrupt our business operations and personnel located in the affected areas and, in the case of our corporate office, our ability to provide administrative support services, including billing and collection services.

For example, our operations could be rendered inoperable, temporarily or permanently, as a result of a fire or other natural disaster or by a terrorist or other attack on one of our facilities. The security and other measures we, and the property owners, take to protect against these risks may not be sufficient. Our insurance may not be adequate to cover the losses we suffer as a result of any of these events. In the event of an uninsured loss, including a loss in excess of insured limits, at any of the facilities in our network, such facilities may not be adequately repaired in a timely manner or at all and we may lose some or all of the future revenues anticipated to be derived from such facilities.

Delays in collection, or non-collection, of our accounts receivable could adversely affect our business, financial position, results of operations and liquidity.

Prompt billing and collection are important factors in our liquidity. Billing and collection of our accounts receivable are subject to the complex regulations. Our inability to bill and collect on a timely basis pursuant to these regulations and rules could subject us to payment delays that could have a material adverse effect on our business, financial position, results of operations and liquidity. It is possible that documentation support, system problems, or other payor issues may materially adversely affect our working capital, and our working capital management procedures may not successfully mitigate this risk.

Intellectual Property Risks

Our patent application may not issue as a patent, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.

We currently have one patent application pending, with number 63/371,838, that defines a system and method for securing, storing and converting the plastic waste of developed nations to produce environmentally friendly commodities and clean-fuels; reduce waste deposited into landfills; reduce incineration; mitigate the use of fossil fuel products; and assist developing nations in establishing waste recycling and development of collection infrastructure

There is no guarantee that our pending patent application will be approved. We cannot be certain that we are the first inventor of the subject matter to which we have filed a particular patent application, or that we are the first party to file such a patent application. If another party has filed a patent application for the same subject matter as we have, we may not be entitled to the protection sought by the patent application. Further, the scope of protection of issued patent claims is often difficult to determine. As a result, we cannot be certain that the patent application that we have file for our Plastic Conversion Network will issue, or that our issued patents will afford protection against competitors with similar technology. In addition, our competitors may design around our issued patents, which may adversely affect our business, prospects, financial condition, results of operations, and cash flows.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position. We rely on a combination of patent, trade secret (including those in our know-how), and other intellectual property laws, as well as employee and third-party nondisclosure agreements, intellectual property licenses, and other contractual rights to establish and protect our rights in our technology and intellectual property. Our patent or trademark applications may not be granted, any patents or trademark registrations that may be issued to us may not sufficiently protect our intellectual property and any of our issued patents, trademark registrations or other intellectual property rights may be challenged by third parties. Any of these scenarios may result in limitations in the scope of our intellectual property or restrictions on our use of our intellectual property or may adversely affect the conduct of our business. Despite our efforts to protect our intellectual property rights, third parties may attempt to copy or otherwise obtain and use our intellectual property or seek court declarations that they do not infringe upon our intellectual property rights. Monitoring unauthorized use of our intellectual property is difficult and costly, and the steps we have taken or will take to prevent misappropriation may not be successful. From time to time, we may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of our resources.

Patent, trademark, and trade secret laws vary significantly throughout the world. A number of foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of the United States. Failure to adequately protect our intellectual property rights could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue which would adversely affect our business, prospects, financial condition, results of operations, and cash flows.

If any issued patent expires or is not maintained, our patent applications are not granted or our patent rights are contested, circumvented, invalidated or limited in scope, we may not be able to prevent others from selling, developing or exploiting competing technologies or products, which could have a material adverse effect on our business, prospects, financial condition, results of operations, and cash flows.

We cannot assure you that our pending application will issue as a patent. Even if our patent application issues into a patent, the patents may be contested, circumvented or invalidated in the future. In addition, the rights granted under any issued patent may not provide us with adequate protection or competitive advantages. The claims under any patent that issues from our patent application may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. The intellectual property rights of others could also bar us from licensing and exploiting any patents that issue from our pending applications. Numerous patents and pending patent applications owned by others exist in the fields in which we have developed and are developing our technology. Many of these existing patents and patent applications might have priority over our patent applications and could subject our patents to invalidation or our patent applications to rejection. Finally, in addition to patents and patent applications that were filed before our patents and patent applications, any of our existing or future patents may also be challenged by others on the basis that they are invalid or unenforceable.

We may in the future become, subject to claims that we or our employees have wrongfully used or disclosed alleged trade secrets of our employees’ former employers.

In the event we hire employees that were previously employed by other companies with similar or related technology, products or services, we may in the future become subject to claims that we or these employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of former employers. Litigation may be necessary to defend against these claims. If we fail in defending such claims, we may be forced to pay monetary damages or be enjoined from using certain technology, products, services or knowledge. Even if we are successful in defending against these claims, litigation could result in substantial costs and demand on management resources.

A significant portion of our intellectual property is not protected through patents or formal copyright registration. As a result, we do not have the full benefit of patent or copyright laws to prevent others from replicating our products, product candidates and brands.

We have not protected certain of our intellectual property rights through patents or formal copyright registration, and we do not currently have any issued patents. There can be no assurance that any patent will issue or if issued that the patent will protect our intellectual property. As a result, we may not be able to protect our intellectual property and trade secrets or prevent others from independently developing substantially equivalent proprietary information and techniques or from otherwise gaining access to our intellectual property or trade secrets. In such an instance, our competitors could produce products that are nearly identical to ours resulting in us selling less products or generating less revenue from our sales.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

We rely on trade secrets, know-how and technology, which are not protected by patents, to protect certain of the intellectual property behind our Plastic Conversion Network. We have recently begun to use confidentiality agreements with our collaborators, employees, consultants, outside collaborators and other advisors to protect our proprietary technology and processes. We intend to use such agreements in the future, but these agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information, and in such cases, we could not assert any trade secret rights against such party. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

We may need to defend ourselves against patent, copyright or trademark infringement claims, which may be time-consuming and would cause us to incur substantial costs.

The status of the protection of our intellectual property is unsettled as we do not have any issued patents, registered trademarks or registered copyrights and other than the pending patent application for PCN, we have not applied for the same. Companies, organizations or individuals, including our competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with our ability to make, use, develop, sell or market our projects, products and services, which could make it more difficult for us to operate our business. In the future, we may receive communications from third parties that allege our products or components thereof are covered by their patents or trademarks or other intellectual property rights, we have not received any communication of this kind to date. Companies holding patents or other intellectual property rights may bring suits alleging infringement of such rights or otherwise assert their rights. If we are determined to have infringed upon a third-party’s intellectual property rights, we may be required to do one or more of the following:

●	cease making, using, selling or offering to sell processes, goods or services that incorporate or use the third-party intellectual property;

●	pay substantial damages;

●	seek a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all;

●	redesign our projects or other goods or services to avoid infringing the third-party intellectual property;

●	establish and maintain alternative branding for our products and services; or

●	find-third providers of any part or service that is the subject of the intellectual property claim.

In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology or other intellectual property right, our business, prospects, operating results and financial condition could be materially adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention.

Risks Relating to Governmental Regulation

We are subject to extensive governmental regulation. Any changes to the laws and regulations governing our business, or to the interpretation and enforcement of those laws or regulations, could have a material adverse effect on our business and financial condition, results of operations and cash flows.

Currently there are no federal laws restricting or regulating pyrolysis, however the Environmental Protection Agency has released advance notice of proposed rulemaking on pyrolysis and gasification units (https://www.epa.gov/stationary-sources-air-pollution/advance-notice-proposed-rulemaking-pyrolysis-and-gasification). As of January 2022, twenty-one states have passed Advanced Recycling Legislation, which will regulate advanced recycling technologies such as pyrolysis as manufacturing operations rather than waste. Waste handling requirements are much stricter than manufacturing requirements. Michigan and Arizona, where Clean-Seas is establishing facilities have passed Advanced Recycling Legislation.

Federal and state laws and regulations also impact how we conduct our business, the services we offer and our interactions with customers, our employees and the public and impose certain requirements on us such as:

●	licensure and certification;

●	operating policies and procedures;

●	emergency preparedness risk assessments and policies and procedures;

●	policies and procedures regarding employee relations;

●	addition of facilities and services;

●	billing for services;

●	requirements for utilization of services;

●	reporting and maintaining records regarding adverse events

These laws and regulations, and their interpretations, are subject to change. Changes in existing laws and regulations, or their interpretations, or the enactment of new laws or regulations could have a material adverse effect on our business and financial condition, results of operations and cash flows by:

●	increasing our administrative and other costs;

●	increasing or decreasing mandated services;

●	causing us to abandon business opportunities we might have otherwise pursued; or

●	requiring us to implement additional or different programs and systems.

Due to the associated quantities of hazardous substances and waste, our industry is highly regulated and monitored by various environmental regulatory authorities such as the Environmental Protection Agency (“EPA”), federal or state analogs in other countries and the European Union, which promulgated the Industrial Emission Directive (“IED”). We intend to rely upon our local partners in each jurisdiction in which we operate, including India and Morocco and other jurisdictions to be established in the future, to ensure compliance with the local regulatory authorities. As such, we are subject to extensive international, national, state and local laws, regulations and directives pertaining to pollution and protection of the environment, health and safety, which govern, among other things, emissions to the air, discharges onto land or waters, the maintenance of safe conditions in the workplace, and the generation, handling, storage, transportation, treatment and disposal of waste materials. Some of these laws, regulations and directives are subject to varying and conflicting interpretations. Many of these laws, regulations and directives provide for substantial fines and potential criminal sanctions for violations and require the installation of costly pollution control equipment or operational changes to limit pollution emissions or reduce the likelihood or impact of hazardous substance releases, whether permitted or not. New laws, rules and regulations as well as changes to laws, rules and regulations may also affect us.

Local, state, federal and foreign governments have increasingly proposed or implemented restrictions on certain plastic-based products, including single-use plastics and plastic food packaging. Plastics have also faced increased public scrutiny due to negative coverage of plastic waste in the environment. Increased regulation on the use of plastics could cause reduced demand for our polyethylene products, which could adversely affect our business, operating results and financial condition.

We may be unable to obtain, modify, or maintain the regulatory permits, approvals and consents required to construct and operate our projects.

In order to construct and operate our projects, we must obtain and modify numerous environmental and other regulatory permits and certifications from federal, state and local agencies and authorities, including air permits and wastewater discharge permits. A number of these permits and certifications must be obtained prior to the start of a project, while other permits are required to be obtained at or prior to the time of first commercial operation or within prescribed time frames following commencement of commercial operations. Any failure to obtain or modify the necessary environmental and other regulatory permits and certifications on a timely basis could delay the commercial operation of our projects. In addition, once a permit or certification has been issued for a project, we must take steps to comply with each permit’s or certification’s conditions, which can include conditions as to timely commencement of the project. Failure to comply with these conditions could result in revocation or suspension of the permit or certification and/or the imposition of penalties or other consequences. We also may need to modify existing permits to reflect changes in project design or requirements, which could trigger a legal or regulatory review under a standard that may be more stringent than when the permits were originally granted.

Obtaining and modifying necessary permits and certifications is a time-consuming and expensive process, and we may not be able to obtain or modify them on a timely basis or at all. In the event that we fail to obtain or modify all necessary permits and certifications, we may be forced to delay construction or operation of a project or abandon the project altogether, which could have a material adverse effect on our business, financial condition and results of operations. In addition, we may be required to make capital expenditures on an ongoing basis to comply with increasingly stringent federal, state, provincial and local environmental, health and safety laws, regulations and permits.

We are subject to environmental laws and potential exposure to environmental liabilities.

Because of the nature of our projects, we are subject to various federal, state and local environmental laws and regulations that govern our operations, including the import, handling and disposal of non-hazardous and hazardous wastes, and emissions and discharges into the environment. Failure to comply with these laws and regulations could result in costs for corrective action, penalties or the imposition of other liabilities. We also are subject to laws and regulations that impose liability and clean-up responsibility for releases of hazardous substances into the environment. Under certain of these laws and regulations, a current or previous owner or operator of property may be liable for the costs of remediating the release or spill of hazardous substances or petroleum products on or from its property, without regard to whether the owner or operator knew of, or caused, the contamination, and such owner or operator may incur liability to third parties impacted by such contamination. Failure to comply with applicable environmental laws and regulations and the imposition of environmental liability could have a material adverse effect on our business, financial condition and results of operations.

Changes in applicable laws and regulations can adversely affect our business, financial condition and results of operations.

There has been substantial debate recently in the United States and abroad in the context of environmental and energy policies affecting climate change, the outcome of which could have a positive or negative influence on our existing business and our prospects for growing our business. Governmental entities that regulate our operations or projects may adopt new laws, regulations or policies, or amend or change the interpretation of existing laws, regulations or policies, at any time. We have no control over these changes, which could potentially have an adverse effect on our business, prospects, financial condition and results of operations.

Risks Relating to Tax and Accounting

We do not yet have adequate internal controls, and we cannot provide assurances that these weaknesses will be effectively remediated or that additional material weaknesses will not occur in the future.

As a public company, we will be subject to the reporting requirements of the Exchange Act, and the Sarbanes-Oxley Act. We expect that the requirements of these rules and regulations will increase our legal, accounting and financial compliance costs, make some activities more difficult, time consuming and costly, and place significant strain on our personnel, systems and resources.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures, and internal control over financial reporting.

We do not yet have effective disclosure controls and procedures, or internal controls over all aspects of our financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and in accordance with GAAP. Our management is responsible for establishing and maintaining adequate internal control over our financial reporting, as defined in Rule 13a-15(f) under the Exchange Act.

We will be required to expend time and resources to further improve our internal controls over financial reporting, including by expanding our staff. However, we cannot assure you that our internal control over financial reporting, as modified, will enable us to identify or avoid material weaknesses in the future.

We have not yet retained sufficient staff or engaged sufficient outside consultants with appropriate experience in GAAP presentation, especially of complex instruments, to devise and implement effective disclosure controls and procedures, or internal controls. We will be required to expend time and resources hiring and engaging additional staff and outside consultants with the appropriate experience to remedy these weaknesses. We cannot assure you that management will be successful in locating and retaining appropriate candidates; that newly engaged staff or outside consultants will be successful in remedying material weaknesses thus far identified or identifying material weaknesses in the future; or that appropriate candidates will be located and retained prior to these deficiencies resulting in material and adverse effects on our business.

Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business, including increased complexity resulting from our international expansion. Further, weaknesses in our disclosure controls or our internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting could also adversely affect the results of management reports and independent registered public accounting firm audits of our internal control over financial reporting that we will eventually be required to include in our periodic reports that we file with the SEC. Ineffective disclosure controls and procedures, and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the market price of our Common Stock.

Our independent registered public accounting firm is not required to audit the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on our business and operating results and cause a decline in the market price of our Common Stock.

Our failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act as a public company could have a material adverse effect on our business and share price.

Prior to the completion of this offering, we have not had to independently comply with Section 404(a) of the Sarbanes-Oxley Act. Section 404(a) of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we would expect to file with the SEC. Additionally, once we are no longer an emerging growth company, as defined by the JOBS Act, our independent registered public accounting firm will be required pursuant to Section 404(b) of the Sarbanes-Oxley Act to attest to the effectiveness of our internal control over financial reporting on an annual basis. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing, and possible remediation.

Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. We are in the process of reviewing, documenting, and testing our internal control over financial reporting, but we are not currently in compliance with, and we cannot be certain when we will be able to implement, the requirements of Section 404(a). We may encounter problems or delays in implementing any changes necessary to make a favorable assessment of our internal control over financial reporting. In addition, we may encounter problems or delays in completing the implementation of any public accounting firm after we cease to be an emerging growth company. If we cannot favorably assess the effectiveness of our internal control over financial reporting, or if our independent registered public accounting firm is unable to provide an unqualified attestation report on our internal controls after we cease to be an emerging growth company, investors could lose confidence in our financial information and the price of our Common Stock could decline.

Additionally, the existence of any material weakness or significant deficiency requires management to devote significant time and incur significant expense to remediate any such material weaknesses or significant deficiencies and management may not be able to remediate any such material weaknesses or significant deficiencies in a timely manner. The existence of any material weakness in our internal control over financial reporting could also result in errors in our financial statements that could require us to restate our financial statements, cause us to fail to meet our reporting obligations, and cause stockholders to lose confidence in our reported financial information, all of which could materially and adversely affect our business and share price.

We incur significant increased costs as a result of operating as a public company and our management will be required to devote substantial time to new compliance initiatives.

As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and Nasdaq, has imposed various requirements on public companies. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, we anticipate that compliance with these rules and regulations will increase our legal, accounting and financial compliance costs substantially. A number of those requirements will require us to carry out activities we have not done previously. For example, we will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, these rules and regulations may make our activities related to legal, accounting and financial compliance more difficult, time-consuming and costly and may also place undue strain on our personnel, systems and resources. Furthermore, if we identify any issues in complying with those requirements (for example, if we or our auditors identify a material weakness or significant deficiency in our internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect us, our reputation or investor perceptions of us. If these requirements divert the attention of our management and personnel from other business concerns, they could have a material adverse effect on our business, financial condition and results of operations. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain our current levels of such coverage. These increased costs will require us to divert a significant amount of money that we could otherwise use to expand our business and achieve our strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase our costs.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

Under Section 382 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income may be limited. In general, an “ownership change” occurs if the aggregate stock ownership of one or more stockholders or groups of stockholders who own at least 5% of a corporation’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Similar rules may apply under state tax laws. If it is determined that we have in the past experienced any ownership changes, or if we experience ownership changes as a result of future transactions in our stock, our ability to use our net operating loss carryforwards and other tax attributes to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us.

Risks Relating to our Common Stock and Other Securities

Our stock price has been volatile and may continue to be volatile and your investment in our Common Stock could suffer a decline in value.

The dollar volume trading in our stock is low and we cannot assure you that any significant market will develop. As a result, any reported prices may not reflect the price at which you would be able to sell shares if you want to sell any shares you own or buy shares if you wish to buy shares. Further, stocks with a low trading volume may be more subject to manipulation than a stock that has a significant public float. The price of our stock may fluctuate significantly in response to a number of factors, many of which are beyond our control. These factors include, but are not limited to, the following, in addition to the risks described above and general market and economic conditions:

●	our low stock price, which may result in a modest dollar purchase or sale of our Common Stock having a disproportionately large effect on the stock price;

●	the market’s perception as to our ability to generate positive cash flow or earnings;

●	changes in our or securities analysts’ estimate of our financial performance;

●	our ability or perceived ability to obtain necessary financing for our operations;

●	the anticipated or actual results of our operations;

●	concern about our lack of internal controls;

●	any discrepancy between anticipated or projected results and actual results of our operations;

●	actions by third parties to either sell or purchase stock in quantities which would have a significant effect on our stock price;

●	other factors not within our control;

●	general economic, industry and market conditions; and

●	other events or factors, including those resulting from such events, or the prospect of such events, including war, terrorism and other international conflicts, such as the recent Russian invasion of Ukraine as well as continued and any new sanctions against Russia by, among others, the E.U., the U.S., and the U.K, which restrict a wide range of trade and financial dealings with Russia and Russian persons, public health issues including health epidemics or pandemics, such as the outbreak of the novel coronavirus (COVID-19), and natural disasters such as fire, hurricanes, earthquakes, tornados or other adverse weather and climate conditions, whether occurring in the United States or elsewhere, could disrupt our operations, disrupt the operations of our suppliers or result in political or economic instability.

In addition, the securities markets have from time-to-time experienced significant price and volume fluctuations that are unrelated to the actual or expected operating performance and financial condition of particular companies. These market fluctuations may also materially and adversely affect the market price of our Common Stock. As a result, you may be unable to resell your shares of our Common Stock at a desired price and any volatility in our market price, including any stock run-up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Common Stock.

The price of our Common Stock may have little or no relationship to the historical bid prices of our Common Stock on the OTCQB.

There has been no public market for our capital stock other than the OTCQB. Given the limited history of sales, among other factors, this information may have little or no relation to broader market demand for our Common Stock and thus the price of our Common Stock. As a result, you should not rely on these historical sales prices as they may differ materially from the subsequent prices of our Common Stock.

We have a substantial number of authorized shares of Common Stock available for future issuance that could cause dilution of our stockholders’ interest and adversely impact the rights of holders of our Common Stock.

We have a total of 2,000,000,000 shares of Common Stock authorized for issuance and up to 10,000,000 shares of preferred stock with the rights, preferences and privileges that our Board may determine from time to time. As of April 5, 2023, we had 462,499,000 shares of Common Stock issued and outstanding. Of the 10,000,000 shares of authorized preferred stock of the Company, 2,000,000 shares are designated as Series A Redeemable Preferred Stock, of which none are outstanding; 2,000,000 shares are designated as Series B Convertible Non-Voting Preferred Stock, of which 2,000,000 were outstanding, which convert to 20,000,000 shares of Common Stock in certain circumstances; and 2,000,000 shares are designated as Series C Convertible Preferred Stock, of which 2,000,000 shares were outstanding, which convert to 20,000,000 shares of Common Stock in certain circumstances, each as of April 5, 2023.

The shares of Series B Convertible Non-Voting Preferred Stock automatically converted into 20,000,000 shares of Common Stock on January 1, 2023; however, the Company and holders of the Series B Convertible Non-Voting Preferred Stock are currently in a dispute and the Company’s Transfer Agent has been instructed not to issue the shares of Common Stock until the dispute has been resolved. Accordingly, although as of April 5, 2023, the shares of Series B Convertible Non-Voting Preferred Stock are no longer outstanding, the shares of Common Stock thereunder have not been issued as of April 5, 2023.

On January 30, 2023, Leonard Tucker, LLC (“Tucker”), one of the holders of Series B Preferred Stock filed an action against the Company in the Second Judicial District Court of the State of Nevada (Case No. CV23-00188) alleging breach of contract, breach of implied covenant of good faith and fair dealing, unjust enrichment, specific performance and declaratory relief. The Company is contesting such action.

The shares of Series C Convertible Preferred Stock, held by our CEO Daniel Bates, automatically converted into 20,000,000 shares of Common Stock on January 1, 2023; however as of April 5, 2023 such conversion has not been effectuated.

We may seek financing that could result in the issuance of additional shares of our capital stock and/or rights to acquire additional shares of our capital stock. We may also make acquisitions that result in issuances of additional shares of our capital stock. Those additional issuances of capital stock would result in a significant reduction of your percentage interest in us. Furthermore, the book value per share of our Common Stock may be reduced. This reduction would occur if the exercise price of any issued warrants, the conversion price of any convertible notes is lower than the book value per share of our Common Stock at the time of such exercise or conversion.

The addition of a substantial number of shares of our Common Stock into the market or by the registration of any of our other securities under the Securities Act, may significantly and negatively affect the prevailing market price for our Common Stock. The future sales of shares of our Common Stock issuable upon the exercise of outstanding warrants or convertible securities may have a depressive effect on the market price of our Common Stock, as such warrants would be more likely to be exercised at a time when the price of our Common Stock is greater than the exercise price.

The holders of our Series B Convertible Non-Voting Preferred Stock and our Series C Convertible Preferred Stock are protected from dilution upon future issuances of our Common Stock.

The Certificate of Designations for our Series B Convertible Non-Voting Preferred Stock and our Series C Convertible Preferred Stock contain provisions protecting the holders of such shares from dilution upon future issuances of our Common Stock such that for a period of two years after such shares of preferred stock convert to Common Stock they will maintain a twenty percent ownership interest in the common and preferred stock on a fully diluted basis. Accordingly, any future issuances of stock during such two- year period will result in dilution to all stockholders other than the holders of our Series B Convertible Non-Voting Preferred Stock and our Series C Convertible Preferred Stock. Such provisions may prevent future changes of control that the Board believes are in our best interest and allow the holders of our Series B Convertible Non-Voting Preferred Stock and our Series C Convertible Preferred Stock to influence our management and affairs and control the outcome of matters submitted to our stockholders for approval, including the election of directors and any sale, merger, consolidation, or sale of all or substantially all of our assets.

If securities or industry analysts do not publish research or reports about our business, or if they downgrade their recommendations regarding our Common Stock, its trading price and volume could decline.

We expect the trading market for our Common Stock to be influenced by the research and reports that industry or securities analysts publish about us, our business or our industry. We do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our company, the trading price for our stock may be negatively impacted. If we obtain securities or industry analyst coverage and if one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline and our Common Stock to be less liquid. Moreover, if one or more of the analysts who cover us downgrades our stock or publishes inaccurate or unfavorable research about our business, or if our results of operations do not meet their expectations, our stock price could decline.

We do not anticipate paying any cash dividends.

We presently do not anticipate that we will pay any dividends on any of our capital stock in the foreseeable future. The payment of dividends, if any, would be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition. The payment of any dividends will be within the discretion of our Board of Directors. We presently intend to retain all earnings, if any, to implement our business plan; accordingly, we do not anticipate the declaration of any dividends in the foreseeable future.

Stockholders may face significant restrictions on the resale of our Common Stock due to federal regulations of penny stocks.

Our Common Stock is subject to the provisions of Section 15(g) and Rule 15g-9 of the Securities Exchange Act, commonly referred to as the “penny stock rule.” Section 15(g) sets forth certain requirements for transactions in penny stock, and Rule 15g-9(d) incorporates the definition of “penny stock” that is found in Rule 3a51-1 of the Exchange Act. The SEC generally defines a penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. We are subject to the SEC’s penny stock rules.

Since our Common Stock is deemed to be penny stock, trading in the shares of our Common Stock is subject to additional sales practice requirements on broker-dealers who sell penny stock to persons other than established customers and accredited investors. “Accredited investors” are persons with assets in excess of $1,000,000 (excluding the value of such person’s primary residence) or annual income exceeding $200,000 or $300,000 together with their spouse. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such security and must have the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the first transaction of a risk disclosure document, prepared by the SEC, relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stocks held in an account and information to the limited market in penny stocks.

Consequently, these rules may restrict the ability of broker-dealer to trade and/or maintain a market in our Common Stock and may affect the ability of our stockholders to sell their shares of Common Stock.

There can be no assurance that our shares of Common Stock will qualify for exemption from the Penny Stock Rule. In any event, even if our Common Stock was exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock if the SEC finds that such a restriction would be in the public interest.

Stockholders who hold unregistered shares of our Common Stock will be subject to resale restrictions pursuant to Rule 144, if and when available, due to the fact that we are deemed to be a former “shell company”.

Pursuant to Rule 144 (“Rule 144”) of the Securities Act, a “shell company” is defined as a company that has no or nominal operations; and, either no or nominal assets; assets consisting solely of cash and cash equivalents; or assets consisting of any amount of cash and cash equivalents and nominal other assets. While we do not believe that we are currently a “shell company”, we were previously a “shell company” and as such are deemed to be a former “shell company” pursuant to Rule 144, and as such, sales of our securities pursuant to Rule 144 may not be able to be made if we are not subject to Section 13 or 15(d) of the Exchange Act, and have filed all of our required periodic reports for at least the previous one year period prior to any sale pursuant to Rule 144; and a period of at least twelve months has elapsed from the date “Form 10 information” has been filed with the Commission reflecting our status that we are not currently a shell company”. Our Form 10 that was originally filed on December 21, 2021 was withdrawn by the Company on February 14, 2022 before becoming effective. Our status as a former “shell company” could prevent us from raising additional funds, engaging consultants, and using our securities to pay for any acquisitions in the future (although none are currently planned).

Risks Relating to Management and Directors

Dan Bates, our Chief Executive Officer, exercises majority voting control of the Company, which will limit your ability to influence corporate matters and could delay or prevent a change in corporate control.

Dan Bates, our Chief Executive Officer, holds 2,000,000 shares of Series C Convertible Preferred Stock of the Company, which shares of Series C Convertible Preferred Stock vote together with our Common Stock on all stockholder matters, and have one hundred Common Stock votes per share. As a result, Mr. Bates will be able to influence our management and affairs and control the outcome of matters submitted to our stockholders for approval, including the election of directors and any sale, merger, consolidation, or sale of all or substantially all of our assets.

Mr. Bates may have interests that are different from those of investors in this offering and the concentration of voting power among Mr. Bates may have an adverse effect on the price of our Common Stock.

In addition, this concentration of ownership might adversely affect the market price of our Common Stock by: (1) delaying, deferring or preventing a change of control of our Company; (2) impeding a merger, consolidation, takeover or other business combination involving our Company; or (3) discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our Company. Due to the ownership of the 2,000,000 shares of Series C Convertible Preferred Stock by Mr. Bates, investors may find it difficult to replace Mr. Bates (and such persons as he may appoint from time to time) as a member of our management if they disagree with the way our business is being operated. Additionally, the interests of Mr. Bates may differ from the interests of the other stockholders and thus result in corporate decisions that are adverse to other stockholders.

We rely on our management and if they were to leave our company or not devote sufficient time to our company, our business plan could be adversely affected.

Our success is heavily dependent upon the continued active participation of Dan Bates, our current Chief Executive Officer, as well as other key personnel and consultants which we plan to hire. Loss of the services of our top management could have a material adverse effect upon the Company’s business, financial condition or results of operations. Further, our success and achievement of our growth plans depend on our ability to recruit, hire, train and retain other highly qualified scientific, technical, and managerial personnel. Competition for qualified employees and consultants among companies in the applicable industries is intense, and the loss of any of such persons, or an inability to attract, retain and motivate any additional highly skilled employees and consultants required for the initiation and expansion of our activities, could have a materially adverse effect on it. Subject to available capital, we intend to compensate its management with industry standard compensation packages including the granting of stock options. The inability to attract and retain the necessary personnel, consultants and advisors could have a material adverse effect on our business, financial condition or results of operations. We do not maintain key person life insurance policies on our executive officers.

Christopher Percy, our former President, Treasurer and Chief Commercial Officer, does not reside in the United States, which may pose difficulties in effecting service of process, enforcing judgments, or commencing litigation to enforce liabilities.

On September 16, 2022, the Company commenced a lawsuit in the District Court of Clark County, Nevada (the “Court”) against a former officer and current director of the Company, Mr. Christopher Percy, alleging, among other things, breach of fiduciary duty, conversion, and business disparagement in connection with a control dispute instigated by Mr. Percy following his termination from the Company. On November 2, 2022, the Court granted the Company’s request for a preliminary injunction against Mr. Percy, which ordered, among other things, that Mr. Percy shall not take any action on behalf of the Company unless expressly authorized by the Company’s Board of Directors. The Company’s lawsuit against Mr. Percy is ongoing and the Company continues to operate normally. Mr. Percy is currently serving as a member of the Company’s Board of Directors.

Mr. Percy, resides in the United Kingdom. As a result, shareholders in the United States may face difficulties in effecting service of process against Mr. Percy, enforcing judgments obtained in United States courts or foreign courts based on the civil liability provisions of the United States federal securities laws against him, and bringing an original action in a foreign court to enforce liabilities based on the United States federal securities laws against him.

Risks Associated with Our Governing Documents and Nevada Law

Our Bylaws provide for indemnification of officers and directors at our expense, which may result in a major cost to us and hurt the interests of our stockholders because corporate resources may be expended for the benefit of officers or directors.

Our Bylaws provide that any person who was or is a party or was or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan), shall be entitled to be indemnified by the Company to the full extent then permitted by the laws of the State of Nevada against expenses of suit, litigation or other proceedings which is specifically permissible under applicable law, and amounts paid in settlement incurred by him in connection with such action, suit, or proceeding and, if so requested, the Company shall advance any and all such expenses to the person indemnified. These indemnification obligations may result in a major cost to us and hurt the interests of our stockholders because corporate resources may be expended for the benefit of officers or directors.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification for liabilities arising under federal securities laws, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with our activities, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, either of which factors is likely to materially reduce the market and price for our shares.

Anti-takeover provisions in our Bylaws, as well as provisions of Nevada law, might discourage, delay or prevent a change in control of our company or changes in our management and, therefore, depress the trading price of our Common Stock.

Our Bylaws and Nevada law contain provisions that may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares of our Common Stock. These provisions may also prevent or delay attempts by our stockholders to replace or remove our management. Our corporate governance documents include provisions:

●	authorizing blank check preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to our Common Stock; and

●	limiting the liability of, and providing indemnification to, our directors and officers.

The existence of the foregoing provisions and anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our Common Stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your Common Stock in an acquisition.

Risks Relating to The JOBS Act

The JOBS Act allows us to postpone the date by which we must comply with certain laws and regulations and to reduce the amount of information provided in reports filed with the SEC. We cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make our Common Stock less attractive to investors.

We are and we will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year during which our total annual revenues equal or exceed $1.07 billion (subject to adjustment for inflation), (ii) the last day of the end of our 2027 fiscal year (five years from our first public offering), (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt, or (iv) the date on which we are deemed a “large accelerated filer” (with at least $700 million in public float) under the Exchange Act. For so long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” as described in further detail in the risk factors below. We cannot predict if investors will find our Common Stock less attractive because we will rely on some or all of these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile. If we avail ourselves of certain exemptions from various reporting requirements, as is currently our plan, our reduced disclosure may make it more difficult for investors and securities analysts to evaluate us and may result in less investor confidence.

Our election to opt out of the JOBS Act extended accounting transition period may not make our financial statements easily comparable to other companies.

Pursuant to the JOBS Act, as an “emerging growth company”, we can elect to opt out of the extended transition period for any new or revised accounting standards that may be issued by the Public Company Accounting Oversight Board (PCAOB) or the SEC. Which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an “emerging growth company”, can adopt the standard for the private company. This may make a comparison of our financial statements with any other public company which is not either an “emerging growth company” nor an “emerging growth company” which has opted out of using the extended transition period, more difficult or impossible as possible different or revised standards may be used.

General Risk Factors

Our operations and performance are dependent on U.S., regional and global economic and geopolitical conditions.

Our operations and performance depend on global, regional and U.S. economic and geopolitical conditions. While we do not have operations in Russia or China, Russia’s invasion and military attacks on Ukraine have triggered significant sanctions from U.S. and European leaders. These events are currently escalating and creating increasingly volatile global economic conditions. Resulting changes in U.S. trade policy and European policies could trigger retaliatory actions by Russia, its allies and other affected countries, including China, resulting in a “trade war.” Furthermore, if the conflict between Russia and Ukraine continues for a long period of time, or if other countries, including the U.S., become further involved in the conflict, we could face significant adverse effects to our business and financial condition.

The above factors, including a number of other economic and geopolitical factors both in the U.S. and abroad, could ultimately have material adverse effects on our business, financial condition, results of operations or cash flows, including the following:

●	effects of significant changes in economic, monetary and fiscal policies in the U.S. and abroad including currency fluctuations, inflationary pressures and significant income tax changes;

●	a global or regional economic slowdown in any of our market segments;

●	changes in government policies and regulations affecting the Company or its significant customers;

●	industrial policies in various countries that favor domestic industries over multinationals or that restrict foreign companies altogether;

●	new or stricter trade policies and tariffs enacted by countries, such as China, in response to changes in U.S. trade policies and tariffs;

●	postponement of spending, in response to tighter credit, financial market volatility and other factors;

●	rapid material escalation of the cost of regulatory compliance and litigation;

●	difficulties protecting intellectual property;

●	longer payment cycles;

●	credit risks and other challenges in collecting accounts receivable; and

●	the impact of each of the foregoing on outsourcing and procurement arrangements.

We may not maintain sufficient insurance coverage for the risks associated with our business operations.

Risks associated with our business and operations include, but are not limited to, claims for wrongful acts committed by our officers, directors, and other representatives, the loss of intellectual property rights, the loss of key personnel, and risks posed by natural disasters. Any of these risks may result in significant losses. We cannot provide any assurance that our insurance coverage is sufficient to cover any losses that we may sustain, or that we will be able to successfully claim our losses under our insurance policies on a timely basis or at all. If we incur any loss not covered by our insurance policies, or the compensated amount is significantly less than our actual loss or is not timely paid, our business, financial condition and results of operations could be materially and adversely affected.

Any failure to protect our intellectual property rights could impair our ability to protect our technology and our brand.

Our success depends in part on our ability to enforce our intellectual property and other proprietary rights. We rely upon a combination of trademark and trade secret laws, as well as license and other contractual provisions, to protect our intellectual property and other proprietary rights. These laws, procedures and restrictions provide only limited protection and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed or misappropriated. To the extent that our intellectual property and other proprietary rights are not adequately protected, third parties may gain access to our proprietary information, develop and market solutions similar to ours or use trademarks similar to ours, each of which could materially harm our business. The failure to adequately protect our intellectual property and other proprietary rights could have a material adverse effect on our business, financial condition and results of operations.

If we make any acquisitions, they may disrupt or have a negative impact on our business.

If we make acquisitions in the future, we could have difficulty integrating the acquired company’s assets, personnel and operations with our own. We do not anticipate that any acquisitions or mergers we may enter into in the future would result in a change of control of the Company. In addition, the key personnel of the acquired business may not be willing to work for us. We cannot predict the effect expansion may have on our core business. Regardless of whether we are successful in making an acquisition, the negotiations could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition to the risks described above, acquisitions are accompanied by a number of inherent risks, including, without limitation, the following:

●	the difficulty of integrating acquired products, services or operations;

●	the potential disruption of the ongoing businesses and distraction of our management and the management of acquired companies;

●	difficulties in maintaining uniform standards, controls, procedures and policies;

●	the potential impairment of relationships with employees and members and customers as a result of any integration of new management personnel;

●	the potential inability or failure to achieve additional sales and enhance our customer base through cross-marketing of the products to new and existing members and customers;

●	the effect of any government regulations which relate to the business acquired;

●	potential unknown liabilities associated with acquired businesses or product lines, or the need to spend significant amounts to retool, reposition or modify the marketing and sales of acquired products or operations, or the defense of any litigation, whether or not successful, resulting from actions of the acquired company prior to our acquisition; and

●	potential expenses under the labor, environmental and other laws of various jurisdictions.

Our business could be severely impaired if and to the extent that we are unable to succeed in addressing any of these risks or other problems encountered in connection with an acquisition, many of which cannot be presently identified. These risks and problems could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations.

We rely on network and information systems and other technologies for our business activities and certain events, such as computer hackings, viruses or other destructive or disruptive software or activities may disrupt our operations, which could have a material adverse effect on our business, financial condition and results of operations.

Network and information systems and other technologies are important to our business activities and operations. Network and information systems-related events, such as computer hackings, cyber threats, security breaches, viruses, or other destructive or disruptive software, process breakdowns or malicious or other activities could result in a disruption of our services and operations or improper disclosure of personal data or confidential information, which could damage our reputation and require us to expend resources to remedy any such breaches. Moreover, the amount and scope of insurance we maintain against losses resulting from any such events or security breaches may not be sufficient to cover our losses or otherwise adequately compensate us for any disruptions to our businesses that may result, and the occurrence of any such events or security breaches could have a material adverse effect on our business and results of operations. The risk of these systems-related events and security breaches occurring has intensified, in part because we maintain certain information necessary to conduct our businesses in digital form stored on cloud servers. While we intend to develop and maintain systems seeking to prevent systems-related events and security breaches from occurring, the development and maintenance of these systems is costly and requires ongoing monitoring and updating as technologies change and efforts to overcome security measures become more sophisticated. Despite these efforts, there can be no assurance that disruptions and security breaches will not occur in the future. Moreover, we may provide certain confidential, proprietary and personal information to third parties in connection with our businesses, and while we obtain assurances that these third parties will protect this information, there is a risk that this information may be compromised.

Likewise, data privacy breaches by employees or others with permitted access to our systems may pose a risk that sensitive data may be exposed to unauthorized persons or to the public. While we have invested in protection of data and information technology, there can be no assurance that our efforts will prevent breakdowns or breaches in our systems that could adversely affect our business. The occurrence of any of such network or information systems-related events or security breaches could have a material adverse effect on our business, financial condition and results of operations.

Claims, litigation, government investigations, and other proceedings may adversely affect our business and results of operations.

We may be subject to actual and threatened claims, litigation, reviews, investigations, and other proceedings, including proceedings relating to products offered by us and by third parties, and other matters. Any of these types of proceedings, may have an adverse effect on us because of legal costs, disruption of our operations, diversion of management resources, negative publicity, and other factors. The outcomes of these matters are inherently unpredictable and subject to significant uncertainties. Determining legal reserves and possible losses from such matters involves judgment and may not reflect the full range of uncertainties and unpredictable outcomes. Until the final resolution of such matters, we may be exposed to losses in excess of the amount recorded, and such amounts could be material. Should any of our estimates and assumptions change or prove to have been incorrect, it could have a material effect on our business, consolidated financial position, results of operations, or cash flows. In addition, it is possible that a resolution of one or more such proceedings, including as a result of a settlement, could require us to make substantial future payments, prevent us from offering certain products or services, require us to change our business practices in a manner materially adverse to our business, requiring development of non-infringing or otherwise altered products or technologies, damaging our reputation, or otherwise having a material effect on our operations.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 or the Securities Act, Section 21E of the Securities Exchange Act of 1934 or the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that reflect our current views with respect to future events and financial performance, and all statements other than statements of historical fact are statements that are, or could be, deemed forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “intend,” “should,” “could,” “can,” “would,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “estimate,” “plan,” “target,” “project,” “forecast,” “envision” or the negative of these terms, and other similar phrases. All statements contained in this prospectus and any prospectus supplement regarding future financial position, sales, costs, earnings, losses, cash flows, other measures of results of operations, capital expenditures or debt levels and plans, objectives, outlook, targets, guidance or goals are forward-looking statements.

You should not place undue reliance on our forward-looking statements because they are not guarantees of future performance or expectations, and involve risks and uncertainties. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus, the date of any prospectus supplement, or, in the case of forward-looking statements incorporated by reference, the date of the filing that includes the statement. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future operational or financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Except as required by applicable law, we assume no obligation, and disclaim any obligation, to update forward-looking statements whether as a result of new information, events or otherwise.

The forward-looking statements contained in this prospectus are set forth principally in “Risk Factors” above, and in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and other sections in our quarterly and annual filings with the OTC Markets GROUP, Inc. and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors” and other sections in our Latest Form 10-Q. In addition, there may be events in the future that we are not able to predict accurately or control which may cause actual results to differ materially from expectations expressed or implied by forward-looking statements. Please consider our forward-looking statements in light of these risks as you read this prospectus

Use of Proceeds

All proceeds from the resale of the shares of our Common Stock offered by this prospectus will belong to the Selling Shareholder. We will not receive any proceeds from the resale of the shares of our Common Stock by the Selling Shareholder.

MARKET FOR COMMON STOCK AND DIVIDEND POLICY

Our Common Stock is quoted on the OTCQB under the symbol “CLNV”. As of April 5, 2023, the last reported sale price of the Common Stock as reported on OTCQB was $0.0563 per share. As of April 3, 2023, there were approximately 170 holders of record of Common Stock. The actual number of shareholders is greater than this number of record holders and includes shareholders who are beneficial owners but whose shares are held in street name by brokers and other nominees (including any mobile investment platform).

To date, we have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not expect to pay any dividends on our capital stock in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our Board, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions, and other factors that our Board may deem relevant.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

The following discussion should be read in conjunction with our financial statements and accompanying notes included elsewhere in this prospectus. The following discussion contains forward-looking statements regarding future events and the future results of the Company that are based on current expectations, estimates, forecasts, and projections about the industry in which the Company operates and the beliefs and assumptions of the management of the Company. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words, and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed elsewhere in this prospectus, particularly under “Risk Factors,” and in other reports we file with the SEC. See also “Cautionary Note Regarding Forward-Looking Statements”. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus.

The following discussion is based upon our financial statements included elsewhere in this prospectus, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingencies. Each of these decisions has some impact on the financial results for any given period.

Overview

Clean Vision Corporation’s (“Clean Vision,” “we,” “us,” or the “Company”) is a new entrant in the clean energy and waste-to-energy industries focused on clean technology and sustainability opportunities. By leveraging innovating technology and market forces, we aim to responsibly resolve environmental challenges by producing valuable products. Through our initiatives, we strive to be recognized as an environmental, social and governance company (“ESG”). Currently, we are focused on providing a solution to the plastic waste problem by recycling the waste and converting it into saleable byproducts, such as hydrogen and other clean-burning fuels that can be used to generate clean energy. Using a technology known as pyrolysis, which heats the feedstock (i.e., plastic) at high temperatures in the absence of oxygen so that the material does not burn, we are able to turn the feedstock into (i) low-sulfur fuel, (ii) clean hydrogen, and (iii) carbon black or char (char is created in the pyrolysis of plastic). We intend to generate revenue from three sources: service revenue from the recycling services we provide, revenue generated from the sale of the byproducts, and revenue generated from the sale of fuel cell equipment. Our mission is to aid in solving the problem of cost-effectively upcycling the vast amount of waste plastic generated on land before it flows into the world’s oceans.

We currently operate through our wholly-owned subsidiary, Clean-Seas, Inc. (“Clean-Seas”), which we acquired on May 19, 2020. Clean-Seas acquired its first pyrolysis unit in November 2021 for use in a pilot project in India, which began operations in early May 2022. We believe that this pilot project will showcase our ability to pyrolyze waste plastic (using pyrolysis), which will generate three byproducts: (i) low-sulfur fuel; (ii) clean hydrogen, AquaHtm; and (iii) char. We intend to sell the majority of the byproducts, while retaining a small amount of the low sulfur fuel and/or hydrogen to power our facilities and equipment. To date we have not generated any revenue from the provision or pyrolysis services nor have we generated any revenue from the sale of byproducts from our operations in India or fuel cell equipment and we do not currently have any contracts in place to sell these byproducts or fuel cell equipment. However, we believe that there is a strong market for low-sulfur fuel and clean hydrogen, upon which we intend to focus our byproduct sales.

According to analysis and projections reported by the U.S. Energy Information Administration (“EIA”) on April 7, 2022, it is estimated that 98.3 million barrels per day of petroleum and liquid fuels was consumed globally in March 2022, an increase of 2.4 million barrels per day from March 2021. They estimate that global consumption of petroleum and liquid fuels will rise by 1.9 million barrels per day in 2023 to average 101.7 million barrels per day.

In a report published by Markets and Markets Research in February 2021 entitled “Hydrogen Generation Market by Application (Petroleum Refinery, Ammonia & Methanol production, Transportation, Power Generation), Generation & Delivery Mode (Captive, Merchant), Source (Blue, Green & Grey Hydrogen), Technology, and Region-Forecast to 2025,” the global hydrogen generation market is projected to reach $201 billion by 2025 from an estimated $130 billion in 2020, at a compound annual growth rate (CAGR) of 9.2% during the forecast period. While the global green hydrogen market was valued at approximately $0.8 billion in 2021, it is predicted to grow to about $10.2 billion by 2028, with a CAGR of approximately 55.2% over the projection period, according to research and analysis published by Facts and Factors in March 2022 entitled “Green Hydrogen Market By Type (Solid Oxide Electrolyzer, Alkaline Electrolyzer, and Proton Exchange Membrane Electrolyzer), By Use (Transport, Power Generation, and Others) By Customer (Petrochemicals, Glass, Food & Beverages, Chemical, Medical, and Others), and By Region - Global and Regional Industry Overview, Market Intelligence, Comprehensive Analysis, Historical Data, and Forecast 2022–2028.”

We believe that in the near future, a significant growth sector of the economy will be in clean energy and sustainable products and services. This belief was a key factor in our shift in our business focus in May 2020 and our acquisition of Clean-Seas, which became our wholly-owned subsidiary on May 19, 2020. Clean-Seas believes that it has made significant progress in identifying and developing a new business model around the clean energy and waste-to-energy sectors.

Clean Vision was established in 2017 as a company focused on the acquisition of disruptive technologies that will impact the digital economy. The Company, which was formerly known as Byzen Digital Inc., changed its corporate name to Clean Vision on March 12, 2021. We are now a holding company, with all operations currently being conducted through Clean-Seas. Dan Bates, our Chief Executive Officer, holds 2,000,000 shares of Series C Convertible Preferred Stock of the Company, which shares of Series C Convertible Preferred Stock vote together with our Common Stock on all stockholder matters, and vote one hundred Common Stock votes per share.

Our Business Model

Clean-Seas, Inc.

Clean-Seas was incorporated in Delaware on March 20, 2020. Clean-Seas became a wholly-owned subsidiary of Clean Vision on May 19, 2020. Clean-Seas was Clean Vision’s first investment within its newly expanded business strategy of clean energy space. It is management’s belief that Clean-Seas has made significant progress in identifying and developing a new business model around the clean energy and waste-to-energy sectors.

Clean-Seas was established to solve the problem of cost-effectively upcycling the vast amount of waste plastic generated on-land before it flows into the world’s oceans. As a “solutions provider,” Clean-Seas has identified technologies that are uniquely suited to convert plastic waste into valuable commodities and intends to provide these technologies to its customers. The Clean-Seas team of business development professionals and engineers will use its experience in the sustainable energy space to deliver conversion technologies to its customers and strategic partners. Depending on customer requirements, recycling facilities will be designed to convert waste plastic into clean-burning hydrogen, synthetic liquid fuels and/or generate electricity from synthesis gas (syngas). The solutions provided will utilize technologies uniquely designed to the specific waste feedstock available and the customer’s requirements.

System design includes conversion of all types of mixed plastics with a minimal sorting and cleaning requirement. Each solution will be designed to a customer’s requirement. Each engagement will begin with a thorough analysis of a customers’ needs and specific situation.

Technology Overview

Plastics are a group of materials, either synthetic or naturally occurring, that may be shaped when soft and then hardened to retain the given shape. Plastics are polymers. A polymer is a substance made of many repeating units. A polymer can be thought of as a chain in which each link is a single unit, or monomer. The chain is made by joining, or polymerizing, at least 1,000 links together. Polymerization can be demonstrated by making a chain using paper clips or by linking many strips of paper together to form a paper garland.

Recycled plastic waste has the highest calorific value of any waste stream, meaning that it has the greatest amount of heat released per unit of waste during complete combustion. This energy-rich waste material is therefore a good material for energy recovery, which we believe makes it extremely suitable for upcycling, through pyrolysis (described below) or other methods, to recapture the benefit of its stored chemical energy.

For plastics to continue to be accepted in the marketplace, we believe it is essential that appropriate technologies are developed and deployed that can effectively manage the waste plastic at the end of its useful life. We believe that these technologies should maintain as much value in the material as possible, in line with the principles of the circular carbon economy. Pyrolysis provides a solution that fits within these principles and can alleviate global environmental concerns regarding plastic usage and waste disposal.

Pyrolysis: The Solution for Waste Reduction, Hydrogen Production, and Cleaner Fuels

Pyrolysis is the chemical decomposition of organic (carbon-based) materials through the application of heat. Pyrolysis, which is also the first step in gasification and combustion, occurs in the absence or near absence of oxygen, and it is thus distinct from combustion (burning) which can take place only if sufficient oxygen is present and burns materials. The rate of pyrolysis increases with temperature. In industrial applications the temperatures used are often 430 °C (about 800 °F) or higher, whereas in smaller-scale operations the temperature may be much lower.

The pyrolysis of wood is believed to be human’s first chemical process. It is known to have been practiced by the ancient Chinese. As many as 1,500 years ago, tribes from the central Amazon used char derived from animal bone and tree bark to fertilize their soil, which according to scientists remains some of the richest and most fertile soil in the world. Still, we believe there have been relatively few large-scale implementations of this technology to date, which we attribute to the availability of less expensive alternatives and lax environmental regulations in waste management. Recently, with the attention being given to plastic usage and its negative impact on climate change, we anticipate an increase in demand for pyrolysis to remediate plastic waste.

Pyrolysis Process

During the primary pyrolysis step, the feedstock is pyrolyzed in a cylindrical chamber at 370ºC – 420ºC, the pyrolysis gasses are then condensed and the resulting liquid is separated, using a distillation process to produce the liquid fuel products, which yields a mixture which is essentially equivalent to petroleum distillate (a petroleum derivative). The essential steps in the pyrolysis process involve:

●	evenly heating the feedstock to a narrow temperature range without excessive temperature variations

●	purging oxygen from pyrolysis chamber,

●	managing the carbon black or char by-product before it acts as a thermal insulator and lowers the heat transfer to the plastic

●	careful condensation and fractionation of the pyrolysis vapors to produce distillate of good quality and consistency.

In addition to liquid fuel, pyrolysis can also produce hydrogen and other syngases (primarily carbon monoxide, methane, nitrogen, carbon dioxide, ethane and ethene) along with solid carbon black or char, of which the relative proportions depend upon the method of pyrolysis and the operating conditions of the pyrolysis reactor. This is a function of the rate of heating, the operating temperature, and the amount of time the material stays within the pyrolysis reactor (residence time).

The Hydrogen Economy

Hydrogen is the most abundant element in the universe, but it occurs naturally on earth only in compound form with other elements in liquids, gases or solids (such as water, which is comprised of hydrogen and oxygen). Traditionally, it would take more energy to produce hydrogen (by separating it from other elements in molecules) than hydrogen provides when it is converted to useful energy. Humans are therefore just beginning to take advantage of the many uses of hydrogen in daily life by leveraging technologies such as pyrolysis and gasification. With recent advances in sustainable technologies, we believe that people today can have better access to carbon-neutral sources of hydrogen to meet their energy needs.

Hydrogen is a versatile and flexible energy carrier. Many industries are looking to hydrogen as the fuel to power their energy transitions in the decarbonization of the global economy since it does not produce carbon dioxide or other greenhouse gasses when it is heated. It is our belief that there will be massive potential for end use applications of hydrogen such as transportation, replacement for fossil fuels used in industrial processes, energy generation and residential heating/cooling.

Overview of the Hydrogen Market

In a report published by Markets and Markets Research in February 2021 entitled “Hydrogen Generation Market by Application (Petroleum Refinery, Ammonia & Methanol production, Transportation, Power Generation), Generation & Delivery Mode (Captive, Merchant), Source (Blue, Green & Grey Hydrogen), Technology, and Region-Forecast to 2025,” the global hydrogen generation market is projected to reach $201 billion by 2025 from an estimated $130 billion in 2020, at a compound annual growth rate (CAGR) of 9.2% during the forecast period. The global green hydrogen market was valued at approximately $0.8 billion in 2021. It is predicted to grow to about $10.2 billion by 2028, with a CAGR of approximately 55.2% over the projection period, according to research and analysis published by Facts and Factors in March 2022 entitled “Green Hydrogen Market By Type (Solid Oxide Electrolyzer, Alkaline Electrolyzer, and Proton Exchange Membrane Electrolyzer), By Use (Transport, Power Generation, and Others) By Customer (Petrochemicals, Glass, Food & Beverages, Chemical, Medical, and Others), and By Region - Global and Regional Industry Overview, Market Intelligence, Comprehensive Analysis, Historical Data, and Forecast 2022–2028.”

The movement towards the reduction in greenhouse gas emissions has been a global goal over the past decade and was memorialized in the Paris Climate Accord in 2016, and again in Glasgow in 2021. Hydrogen may be a key component in this transition, as a source of clean and economical energy. Increasing government regulation regarding emissions has created a financial incentive for firms to seek more alternatives to fossil fuel usage. We believe that hydrogen will be a major part of all levels of this decarbonization of the economy by providing an alternative to natural gas. Scaling up existing hydrogen technologies will deliver competitive low-carbon solutions across a wide range of applications by 2030 and may even offer competitive low-carbon alternatives to conventional fuels in some segments. This includes the enabling of distributed power generation, passenger and cargo transportation as well as forklifts and heavy machinery.

Renewable energy, such as solar and wind power, is clean and increasingly affordable We believe that storage of energy from intermittent renewable energy sources is an essential component or our current and future energy systems. Hydrogen storage is a key enabling technology for the advancement of hydrogen and fuel cell technologies in applications including stationary power, portable power, and transportation. Fuel cells, which we intend to distribute pursuant to the Licensing Agreement with Kingsberry Fuel Cell Corporation, are one way in which this excess hydrogen can be stored.

Currently, industrial applications constitute the main usage of hydrogen. Much of this hydrogen is derived from natural gas as the feedstock, so we believe that there is significant potential for reducing greenhouse gas emissions by producing “clean” hydrogen from carbon neutral renewable energy sources.

Hydrogen also may play a significant role for energy use in commercial and multifamily residential buildings. In the near-term hydrogen may be blended into existing natural gas networks, taking advantage of existing infrastructure. We believe that the long-term outlook for hydrogen usage in heating applications is especially promising, due to the potential for hydrogen boilers or fuel cells to be built into commercial and multifamily units.

It is our belief that hydrogen-powered vehicles will make up a significant percentage of zero-emission vehicles over the next decade. In the Stated Policies Scenario released by the International Energy Agency in 2021 as the baseline scenario reflecting all existing policies, policy ambitions and targets that have been legislated for or announced by governments around the world, the global electric vehicle stock across all transport modes (excluding two/three-wheelers) expands from over 11 million in 2020 to almost 145 million vehicles by 2030, an annual average growth rate of nearly 30%.

As the number of hydrogen-powered vehicles increases, we predict that the market for consumer hydrogen will likewise increase. Domestically, most infrastructure for consumer hydrogen is within California, with over 40 hydrogen fueling stations. The foreign market has examples of more advanced development of infrastructure for hydrogen vehicles. Japan has been one of the largest public investors in hydrogen technology and has a publicly stated goal of placing over 200,000 hydrogen-powered vehicles on the road by 2025.

Other By-products of Pyrolysis

Liquid oils from pyrolysis of different plastic waste types contain large numbers of carbon chains with different percentages that can be used as an energy source. Pyrolysis liquid oil utilization as transport fuel may be blended with conventional diesel fuel to improve its quality, as the pyrolysis oils contain a high percentage of aromatic hydrocarbons (like benzene).

Pyrolysis liquid oil has proven usable as a substitute transport fuel in conventional diesel engines. It has also been used successfully when blended with conventional diesel fuel, at ratios up to 30%, without complications. Energy can also be generated by diesel engines, gas turbines, steam turbines and boilers using pyrolysis liquid oil. According to a report published in June 2021 by Grand View Research, the global plastic to fuel market size was valued at USD 231.0 million in 2020 and is expected to grow at a compound annual growth rate (CAGR) of 29.5% from 2021 to 2028. Growing demand for the generation of energy from waste on account of a clean environment has triggered the growth of the market.

In addition, the pyrolysis liquid oil shows the presence of compounds, which can be a source of precursor chemicals in industries for the polymerization (the process by which relatively small molecules, called monomers, combine chemically to produce a large chainlike molecule, called a polymer) of new plastic monomers. These compounds create the circular carbon economy of recycling waste into new forms of hydrocarbons to power engines, generate electricity, or create new types of plastic products.

Char and carbon black are also highly reusable byproducts of the pyrolysis process that have numerous existing applications. Depending on its quality, the solid char can be gasified, used for the production of activated carbons, for the production of graphene, or for soil remediation. Char is highly absorbent and therefore increases the soil’s ability to retain water, nutrients and agricultural chemicals, preventing water contamination and soil erosion. Soil application of char may enhance both soil quality and be an effective means of sequestering large amounts of carbon, thereby helping to mitigate global climate change through carbon sequestration.

Carbon black is used in manufacturing tires, plastics, mechanical rubber goods, printing inks, and toners. It can absorb UV light and converts it into heat, hence, it is also used in insulating wires and cables. Moreover, it is used in the production of a wide range of rubber products and pigments. It serves as a cost-effective rubber reinforcing agent used in tires. The global carbon black market was valued at $15 billion in 2021, and is projected to reach $22 billion by 2027, growing at a CAGR of 5.7% from 2022 to 2027, as reported by Research and Markets entitled “Global Carbon Black Market Report and Forecast 2022-2027” released on April 22, 2022.

Clean Vision’s Purpose

Global plastic waste recycling is facing unprecedented challenges. We believe that inadequate processing infrastructure, fewer processing locales, changing laws and conventions, and political circumstances imperil what is already a deficient response to a global problem. Developed nations, including the United States, the world’s largest generator of plastic waste, are finding disposal of this waste increasingly difficult, due to expensive and inefficient processing capabilities; global conventions responding to environmental implications of international plastic export; and political constraints. In January 2018, the People’s Republic of China, which had been accepting plastic waste from countries including the U.S., implemented its National Sword Policy limiting recyclable waste imports. As a result, the worldwide recyclables market experienced drastic limits, fewer options for disposal, resulting in a global backlog of plastic waste. Some of the recyclable material has been rerouted to Southeast Asian countries but the market remains in upheaval, with, at best, plastic waste floating in waiting ships and at worst, illegal dumping into international waters or incinerated.

According to an article published by the United Nations Environment Programme (“UNEP”), on March 2, 2022 entitled “What you need to know about the plastic pollution resolution,” the world currently produces approximately 400 million tons of plastic waste per year, with the rate of plastic production forecasted to double by 2040. It also estimated that by 2050, there will be more plastic in the ocean by weight than fish. According to an article published by National Geographic entitled “A Whopping 91 Percent of Plastic Isn’t Recycled,” plastic takes more than 400 years to degrade, so most of it still exists in some form. It is estimated that only 9% of plastic waste has been recycled to date, while the vast majority (approximately 79%) is accumulating in landfills or ending up as litter in the natural environment, including the oceans.

The waste plastics recycling industry was valued at $55.1 billion in 2020 and is poised to become an $88 billion industry by 2030, as reported in a March 2022 report entitled “Market value of waste recycling services worldwide 2020-2030” published by Statista. Pyrolysis is an invaluable technology that can be used to transform certain materials, which traditional mechanical recycling technologies currently cannot handle, into clean energy and other valuable byproducts. Pyrolysis is also an important alternative solution to handling materials that have exhausted their potential for further traditional mechanical recycling.

The emerging markets of the world are especially critical to the plastic pollution problem, where waste handling and collection are not supported with the same infrastructure as in developed nations. We believe this market condition presents a unique opportunity for us. Clean-Seas intends to leverage its management’s experience of working in the developing nations of the world for the past decade, providing renewable energy products and services to this sector and now will provide recycling solutions and energy generation. As stated by the Organization for Economic Co-operation and Development (OECD), “The path to net zero requires that emerging markets transform their energy systems, yet reliance on hydrocarbons alongside existing policy barriers pose challenges to the green transition.”

Clean Vision plans to help provide a solution to the plastic waste problem that the world is facing, while simultaneously creating hydrogen and other clean-burning fuels that can be used to generate clean energy.

Our Growth Strategy

We plan to provide tailored solutions to our customers to produce clean energy primarily out of the treatment of waste. We are currently focused on waste-to-energy projects in Morocco, Puerto Rico, France, India, Sri Lanka, and in the United States in Arizona, Michigan and Massachusetts due to their proximity to plastic waste as well as business relationships that have been developed by the management team of Clean Vision with entities and/or municipalities in such countries and are in the process of developing a pipeline of similar projects, in the United States and abroad. We believe there is a virtually endless supply of waste for such projects and the demand for energy (particularly from such projects) is growing consistently.

Another component of the clean energy and waste-to-energy industry in the United States is environmental credits. Recycling of waste plastic mitigates the need for fossil fuels for energy generation and the production of clean-burning diesel. We plan to aggregate these off-sets and sell them to users of fossil fuels in the form of carbon credits or renewable energy credits depending on the location of the facilities and local market conditions. These can be used as off-set as more governments impose a “Carbon-tax” on the end users of fossil fuels. In addition, we expect that in the coming years, there will be new exchanges coming online specifically focused on plastic waste, and credits will be sought after, allowing producers of plastic waste to off-set their plastic footprint, much like what has happened in the carbon markets.

We expect our projects, through our subsidiaries, including Clean-Seas, to generate revenue in several ways:

●	Gate Fees or Tipping Fees. These fees will be paid to us to accept waste from a government, municipality, or corporate entity, that must dispose of its waste. Fees are paid to accept this feedstock (which will be waste plastic for our Company) on a per ton basis. Gate fees are expected to vary in range from approximately $35 to $105 per ton, depending on the jurisdiction, land availability, and daily volumes of waste. In some cases, the Company will accept waste plastic delivered to our facility at no charge, depending on the location and if gate fees are not available. The current business model assumes that feedstock will not be a cost center.

●	Sale of Hydrogen and Other Fuels. A pyrolysis recycling facility converts waste into hydrogen and other clean-burning fuels. This hydrogen and other fuels can be sold to off-takers as an alternative cleaner fuel for marine use, electrical generators, or refined into a clean-burning road grade fuel. Depending on the installation, this fuel output product can be sold to a local fuel distributor or used in the generator sets for the generation of electricity as above.

●	Commodity Sales. An additional output product of the technologies is char or carbon black, which is used for the manufacturing of tires, bonding agents, roadway surfaces, and more. We intend to enter into agreements with consumers of carbon black, which will serve as an additional revenue stream to us.

●	Environmental Credits. Recycling of waste plastic mitigates the need for fossil fuels for energy generation and the production of clean-burning diesel. These off-sets can be aggregated and sold to users of fossil fuels in the form of carbon credits or renewable energy credits depending on the location of the facilities and local market conditions. These can be used as off-set as more governments impose a “Carbon-tax” on the end users of fossil fuels.

●	Equipment Sales. Clean-Seas has entered into a Licensing Agreement whereby Clean-Seas has obtained the exclusive, worldwide rights (exclusive of the United States and Canada) to Kingsberry Fuel Cell Corporation’s fuel cell intellectual property for a term of five years, which Clean-Seas intends to distribute to third-parties throughout the world. These sales will provide a revenue stream to us, as well as recurring revenue through a royalty model and ongoing service.

Technology Development

Plastic Conversion Network (PCN)

Clean-Seas has developed a technology solution to address the global crisis of plastic waste pollution. The Plastic Conversion Network is a patent-pending software network connecting sources of waste plastic (feedstock) with conversion facilities, which will produce environmentally friendly commodities. We intend to strategically locate the conversion facilities around the world in locations that are easily accessible and in close proximity to countries that produce a large amount of plastic waste. PCN was created in response to the problem created when the People’s Republic of China ceased purchasing the developed world’s recyclable waste streams in 2018. Currently, we have entered into Letters of Intent and/or Joint Venture Agreements for development of facilities in numerous host countries/territories, including Morocco, Sri Lanka and Puerto Rico.

Background

Global plastic waste recycling is facing unprecedented challenges. We believe that inadequate processing infrastructure, fewer processing locales, changing laws and conventions, and political circumstances imperil what is already a deficient response to a global problem. According to an article published by National Geographic entitled “A Whopping 91 Percent of Plastic Isn’t Recycled,” it is estimated that since 1950 only 9% of all of the planet’s plastic waste has been recycled. By the same estimates, 79% of plastic waste remains in the world’s landfills and or as litter, meaning that much of it ultimately ends up in the oceans. Discarded plastics are estimated to comprise 12.2% of all landfilled waste and 16% of combusted waste according to the EPA.

Developed nations, including the United States, the world’s largest generator of plastic waste, are finding disposal of this waste increasingly difficult, due to expensive and inefficient processing capabilities; global conventions responding to environmental implications of international plastic export; and political constraints. In January 2018, the People’s Republic of China, which had been accepting plastic waste from countries including the U.S., implemented its National Sword policy limiting recyclable waste imports. As a result, the worldwide recyclables market experienced drastic limits, fewer options for disposal, resulting in a global backlog of plastic waste. Some of the recyclable material has been rerouted to Southeast Asian countries but the market remains in upheaval, with, at best, plastic waste floating in waiting ships and at worst, illegal dumping into international waters or incinerated.

The Basel Convention on the Control of Transboundary Movements of Hazardous Wastes (“Basel Convention”) is an international treaty aimed at reducing the movement of hazardous waste between nations. In 2019, the Basel Convention amended its treaty to regulate plastic waste exports. As a result, effective January 1, 2021, international shipment of plastic waste became subject to prior written consent between countries party to the convention. The U.S., as a non-party to this convention, is now subject to new liability because most countries will not accept its waste plastic. In order to ship its waste plastic, the U.S. must enter prior written agreements with accepting Basel Convention party countries which meet certain Basel Convention criteria.

Using pyrolysis technologies described above, the PCN is designed to scale, efficiently and cost effectively convert waste plastic into environmentally friendly commodities, including low sulfur diesel fuel, hydrogen, carbon black and others. The transporting of all plastic waste will be fully compliant with the Basel Convention and the facilities will be strategically located to reduce its carbon footprint. The PCN can connect the developed nations of the world that have robust recycling programs for plastic waste but lack a proper method of disposal, with facilities that will convert their plastic waste into environmentally friendly commodities. The current disposal options are either environmentally hazardous (landfills), environmentally destructive (incineration), or illegal.

AquaHtm

Clean-Seas has developed and is branding its own, unique, type of hydrogen called AquaHTM Typically, the various types of hydrogen are given a color that differentiates the types and where it was derived from.

There are nine types of hydrogen:

●	Green hydrogen is produced through water electrolysis process by employing renewable electricity. The reason it is called green is that there is no CO2 emission during the production process. Water electrolysis is a process which uses electricity to decompose water into hydrogen gas and oxygen.

●	Blue hydrogen is sourced from fossil fuel. However, the CO2 is captured and stored underground (carbon sequestration). Companies are also trying to utilize the captured carbon called carbon capture, storage and utilization (CCSU). Utilization is not essential to qualify for blue hydrogen. As no CO2 is emitted, the blue hydrogen production process is categorized as carbon neutral.

●	Gray hydrogen is produced from fossil fuel and commonly uses steam methane reforming (SMR) method. During this process, CO2 is produced and eventually released to the atmosphere.

●	Black or brown hydrogen is produced from coal. The black and brown colors refer to the type bituminous (black) and lignite (brown) coal. The gasification of coal is a method used to produce hydrogen. However, it is a very polluting process, and CO2 and carbon monoxide are produced as by-products and released to the atmosphere.

●	Turquoise hydrogen can be extracted by using the thermal splitting of methane via methane pyrolysis. The process, though at the experimental stage, removes the carbon in a solid form instead of CO2 gas.

●	Purple hydrogen is made using nuclear power and heat through combined chemo thermal electrolysis splitting of water.

●	Pink hydrogen is generated through electrolysis of water by using electricity from a nuclear power plant.

●	Red hydrogen is produced through the high-temperature catalytic splitting of water using nuclear power thermal as an energy source.

●	White hydrogen refers to naturally occurring hydrogen.

Clean-Seas is seeking to establish a tenth type of hydrogen derived from a plastic waste stream, which we believe falls between Green and Blue hydrogen. We have categorized the hydrogen derived from plastic waste in this manner because while the process does not emit CO2, it is not derived from a naturally occurring material like water, but rather a man-made material (plastic), which caused the emission of CO2 when it was produced. The Company currently expects to launch the new product in the second quarter of 2023, beginning in India.

Clean-Seas Business Development

CEO Dan Bates and his team have identified domestic and international technology partnership targets focused on converting plastic waste to clean fuels, hybrid wind and solar power generation and hydrogen fuel cells. The Company is in active negotiations to conclude these transactions.

Within the United States, Clean-Seas has developed relationships within environmental and economic development agencies in several states for the remediation and conversion of waste plastic. The Company is working on securing letters of intent or definitive agreements for these United States projects. Once the letters of intent are in place, we expect the process of permitting will begin with each state and each location having specific permitting requirements, Clean-Seas intends to engage with state specific legal representation and environmental consultants to streamline the process.

The Company’s wholly owned subsidiary, Clean-Seas, Inc. has signed letters of intent with prospective joint venture partners in: India, Morocco, France, Puerto Rico, Sri Lanka, Turkey and in the United States, in Arizona, Michigan and Massachusetts. Each of these localities are able to service waste streams from geographically proximate States or developed nations and have rail access or deep water ports for offloading.

Morocco:

On April 4, 2022, we announced the signing of a binding terms sheet with ECOSYNERGIE, a Moroccan based company (“Ecosynergie”), in the waste plastic-to-energy pyrolysis conversion business to develop a commercial scale waste plastic-to-energy pyrolysis plant in Morocco. Ecosynergie owns two pyrolysis units that it agreed to sell to us and we will contribute to the project as well as capital to scale the operations and Ecosynergie will contribute land for the facility, all required permits, and all existing feedstock and off-take agreements. The term sheet provides for the companies to establish a new U.S. company through which they will operate.

The United States:

Clean-Seas first facility in the United States is slated to be in Phoenix, Arizona. Clean-Seas, Inc. has established Clean-Seas Arizona, Inc. as a joint venture pursuant to a Memorandum of Understanding (the “MOU”) signed on November 4, 2022 with Arizona State University and the Rob and Melani Walton Sustainability Solution Service. The facility is currently envisioned to source and convert plastic from the Phoenix area and begin importing plastic from California. It is expected that the facility will begin processing waste plastic at 100 tons per day and scale up to a maximum of 500 tons per day at full capacity. Additionally, the facility may be powered by renewable energy creating the first completely off grid pyrolysis conversion facility in the world.

Clean-Seas is actively engaged with local partners in Massachusetts and Michigan to secure Mixed Plastic Waste feedstock from Material Recovery Facilities and industrial suppliers, and to develop in-market facilities with local offtake for products, property leases and permits. These projects are all in various stages of development.

France:

Clean-Seas Brittany is being established with its partner, Jalaber Diffusion, to establish a 100 ton per day facility in the region of Brittany, France. The facility will service waste plastic from the northern part of France and expects to extend its reach throughout the European Union. Land has been identified and permits are in the process of being secured. We currently expect this facility to open in the latter part of 2023.

Sri Lanka:

On March 16, 2022, we initially announced the signing of a binding term sheet with Arinma Holdings, a company based in Columbo, Sri Lanka, to develop a commercial scale waste plastic-to-energy pyrolysis plant to serve as a south-Asia host facility within the PCN network. Focused on prosperity, social justice and sustainability, Arinma Holdings has completed over 350 large multifaceted projects throughout Sri Lanka. The agreement provides for the parties to establish a new U.S. company through which they will operate.

Puerto Rico:

On April 6, 2022, we announced the formation of a joint venture with a San Juan based company, Main Line Ventures LLC (“MLV”) to develop a commercial scale waste plastic-to-energy pyrolysis plant in Puerto Rico to serve as a host facility for our PCN. Pursuant to the terms of the joint venture, we agreed to provide lead project funding, the pyrolysis tech sub-contractor and the expertise to develop and manage the project and MLV is responsible for securing legal representation, permitting and government /community relations. The facility is planned to process local waste plastic and waste plastic of neighboring islands as well as the southern United States. Output is expected to include low sulfur diesel fuel, electricity, char and clean hydrogen.

Turkey:

Clean-Seas Turkey is being established with its partner, PAX PETROKIMYA SANAYI VE DIS TICARET LIMITED SIRKETI, to establish a 100 ton per day facility in Istanbul, Turkey. The facility will convert waste plastic from the European Union and Turkey. PAX PETROKIMYA is in the process of securing the required land and government permits in order to establish operations and scale the facility.

Subsidiaries of Clean-Seas

In order to execute its business model, Clean-Seas has established a wholly-owned subsidiary in India and intends to establish majority-owned subsidiaries in Morocco, France, Turkey, Puerto Rico, Sri Lanka, Arizona and Massachusetts. We chose these locations due to the proximity to an abundant supply of plastic waste as well as because of prior business relationships that had been established by Dan Bates, throughout his career in the renewable energy industry. Clean-Seas India Private Limited was incorporated in India on November 17, 2021. We expect that these subsidiaries will be establishing joint ventures in the various regions that Clean-Seas plans to be conducting business.

Clean-Seas India Private Limited

Clean-Seas India Private Limited (“Clean-Seas India”) has entered into a development agreement with the Council of Scientific and Industrial Research (“CSIR”), acting through CSIR-Indian Institute of Chemical Technology (IICT) in Hyderabad. This agreement provides that the IICT development team will evaluate the performance of the Clean-Seas pyrolysis technology, which has already been installed at the Hyderabad location, to improve, productize and scale the technologies for the benefit of sales directly to the third parties, which we anticipate will include the Indian Government as well as the private sector. Our pilot project in India is designed to showcase our ability to pyrolyze waste plastic and generate saleable byproducts, including clean hydrogen, AquaHTM, which can then be used in fuel cells to generate clean energy. This completes the value chain from an unused waste stream through to clean usable electricity.

Clean-Seas India’s pilot project began operations in May 2022.

We expect to sign contracts for our technologies with cities and states in India including Goa, Kerala and Telangana. Clean-Seas India has secured Research and Development space near the IICT campus in Hyderabad for ongoing technology development.

EcoCell

EcoCell, Inc. (“EcoCell”) is our wholly-owned subsidiary that was incorporated in Nevada on March 4, 2022. EcoCell does not currently have any operations, but we intend to use EcoCell for the purpose of licensing fuel cell patented technology developed and manufactured by Kingsberry Fuel Cell Corporation pursuant to the Licensing Agreement described below, which we intend to sell and install in India through Clean-Seas India, as well as other regions as yet to be determined.

EcoCell has recently commissioned the construction of a five-kilowatt hydrogen fuel cell to be demonstrated to potential customers in June 2023. The commissioning of the fuel cell triggered the option within the Kingsberry Licensing Agreement, described below.

Endless Energy

Endless Energy, Inc. (“Endless Energy”) is our wholly-owned subsidiary, incorporated in Nevada on December 10, 2021. Endless Energy was originally formed by the Company with the intent of Endless Energy acquiring the assets of WindStream Technologies, Inc. (“WS USA”). WS USA was delisted from Nasdaq on March 6, 2019 and currently has no operations. WS USA also owns approximately 26% of the issued and outstanding equity of WindStream Energy Technology, an Indian company (“WS India”).

Dan Bates, the Company’s CEO, is an equity owner of WS USA and has served as its President and CEO. Dan Bates is also a member of the board of directors of WS India. On August 18, 2021, the United States filed a lawsuit against Windstream and Daniel Bates over Windstream’s default on a $2,000,000 loan that Windstream had with GBC International Bank and which loan Mr. Bates personally guaranteed as Windstream’s President and CEO (United State of America v. Windstream Technologies, Inc. and Daniel Bates, Case No. 1:2021cv2269). On October 13, 2022, a judgment was entered in this matter that ordered defendants to pay the plaintiff the principal sum of $1,982,570.22, plus $842,536.13 ordinary interest accrued through May 31, 2022, and $1,735,299.76 late interest accrued through May 31, 2022.

Endless Energy’s potential acquisition WS USA’s assets has not occurred as of April 5, 2023, but such transaction is still currently being explored.

Intellectual Property

Clean-Seas filed for intellectual property protection of its technology entitled “Method and Apparatus for Plastic Waste Recycling” with the United States Patent and Trademark Office covering its global Plastic Conversion Network (“PCN”). PCN is a patent-pending software network connecting sources of waste plastic with “conversion” facilities strategically located around the world. PCN was created to solve the problem created when China closed its borders to the importation of the developed world’s recyclable waste streams. There can be no assurance that the patent will issue or if issued that the patent will protect our intellectual property.

Material Agreements

Exchange Agreement with Clean-Seas

On May 19, 2020, we entered into an Exchange Agreement with Clean-Seas and Clean-Seas’ sole shareholder, Dan Bates, the Company’s CEO (the “Exchange Agreement”). Pursuant to the Exchange Agreement, 100% of the shares of Clean-Seas were exchanged for 2,500,000 shares of our Common Stock (the “Exchange”). Upon the closing of the Exchange, Clean-Seas became our wholly-owned subsidiary.

Licensing Agreement with Kingsberry Fuel Cell Corporation

On December 6, 2021, we entered into a Licensing Agreement (the “Licensing Agreement”) with Kingsberry Fuel Cell Corporation and Dr. K. Joel Berry (collectively, “Kingsberry”). Pursuant to the terms of the Licensing Agreement, Kingsberry has granted us a six month option, through June 6, 2022, for an exclusive, worldwide right (exclusive of the United States and Canada) to Kingsberry’s fuel cell intellectual property (the “Option”) for a term of five years, with the right to renew the License Agreement for additional five-year periods. In consideration for the Option, we paid Kingsberry $10,000.00. On April 8, 2022, we exercised the option. The Licensing Agreement also provides that Kingsberry will provide consulting services to the Company. In consideration for the Licensing Agreement, the Company has agreed to pay Kingsberry 5% of net operating profit from sales (as defined in the Licensing Agreement) of all products related to the license, as well as 100,000 shares of restricted Common Stock of the Company per year, with stock grants to be capped at five years. The Initial Project contemplated to be completed pursuant to the Licensing Agreement is in India.

In April 2022, we commissioned Kingsberry to build and deliver a five-kilowatt fuel cell prototype in India. We intend to sell this fuel cell developed by Kingsberry, and others that we anticipate commissioning Kingsberry to build in the future, to third-parties as a source of revenue. The fuel cell technology will be demonstrated to India’s Ministry of Defense, Ministry of Railways, and executives of an electric vehicle charging station project, among others, as potential clients for this fuel cell technology. The fuel cells can be used by potential purchasers to produce clean power using hydrogen from independent sources or from hydrogen produced by Clean-Seas India’s pilot waste plastic-to-energy pyrolysis plant in Hyderabad, India, if such purchasers also purchase our hydrogen.

Development Agreement in India

Clean-Seas India has entered into a development agreement with the Council of Scientific and Industrial Research (“CSIR”), acting through CSIR-Indian Institute of Chemical Technology (IICT) in Hyderabad. This agreement provides that the IICT development team will evaluate the performance of the Clean-Seas pyrolysis technology, which has already been installed at the Hyderabad location, to improve, productize and scale the technologies for the benefit of sales directly to the third parties, which we anticipate will include the Indian Government as well as the private sector.

Competition

The clean energy and waste-to-energy industries are very competitive. We will compete with other companies offering pyrolysis solutions in addition to many other clean energy solutions. We expect competition to increase as awareness of the environmental advantages of converting waste plastic into fuel increases. A rapid increase in competition could negatively affect our ability to develop a profitable client base. Many of our competitors and potential competitors may have substantially greater financial resources, customer support, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships than we do. We cannot be sure that we will have the resources or expertise to compete successfully. Our failure to compete effectively with our current and future competitors would adversely affect our business, financial condition, and results of operations.

Although there seems to be an abundant supply of waste plastic, it is expected that there will be increased competition for these plastic resources, with the result that it could have an effect on our profitability that we do not foresee at this time.

We also face competition for qualified employees and consultants among companies in the applicable industries. Competition for individuals with experience in the clean energy and waste-to-energy industries is intense. The loss of any of such persons, or an inability to attract, retain and motivate any additional highly skilled employees and consultants required for the initiation and expansion of our activities, could have a materially adverse effect on our business.

Our Strengths

We believe that the following are the critical investment attributes of our company:

●	Pilot Project Commenced. We have acquired our first pyrolysis unit for use in our pilot project in Hyderabad, India, which began operations in May 2022.

●	Large market opportunity for effective solution. Renewable energy is a large market with an unmet need. Plastic waste disposal affects all countries of the world, including those of developing nations. With a more recent focus of governments on environmentally friendly waste removal solutions, we believe there is a large opportunity for us.

●	Unique technology. Pyrolysis technology reduces organic waste while creating valuable byproducts.

●	Public support for clean technologies to protect the environment. In recent years shareholders have been focusing on environmental sustainability and investors have been directing their investments towards companies based on ESG factors.

●	Experienced management team. Members of the management team have years of experience in the renewable energy sector. The management of Clean-Seas has begun to develop relationships with several providers of pyrolysis technologies, with whom we expect to seek a strategic partnership or business relationship as we move forward.

●	New Approach to Vertical Supply Chain. The Plastic Conversion Network (“PCN”) is a patent-pending software network connecting sources of waste plastic (feedstock) with conversion facilities, which will produce environmentally friendly commodities. We intend to strategically locate the conversion facilities around the world in locations that are easily accessible and in close proximity to countries that produce a large amount of plastic waste. Currently, we have entered into Letters of Intent and/or Joint Venture Agreements for development of facilities in the following host countries/territories: Morocco, Sri Lanka, and Puerto Rico.

Government Regulation

Our industry is subject to extensive federal and state laws and regulations in the United States as well as each country in which we perform services. Federal and state laws and regulations impact how we conduct our business and the services we offer and impose certain requirements on us such as:

●	licensure and certification;

●	operating policies and procedures;

●	emergency preparedness risk assessments and policies and procedures;

●	policies and procedures regarding employee relations;

●	addition of facilities and services;

●	billing for services;

●	requirements for utilization of services; and

●	reporting and maintaining records regarding adverse events.

Permitting

Each of our projects in development requires certain government approvals. In the United States, the standard required environmental permits relate to solid waste composting and air quality. The Clean Air Act establishes a number of permitting programs designed to carry out the goals of the Act. Some of these programs are directly implemented by EPA through its Regional Offices but most are carried out by states, local agencies and approved tribes.

Regulatory Changes and Compliance

Many aspects of our operations and facilities are affected by political developments and are subject to both domestic and foreign governmental regulations, including those relating to:

●	constructing and equipping facilities;

●	workplace health and safety;

●	currency conversions and repatriation;

●	taxation of foreign earnings and earnings of expatriate personnel; and

●	protecting the environment.

We cannot determine the extent to which new legislation, new regulations or changes in existing laws or regulations may affect our future operations.

Environmental

Our operations and properties upon which we perform our pyrolysis services are subject to a wide variety of increasingly complex and stringent foreign, federal, state and local environmental laws and regulations, including those governing discharges into the air and water, the handling and disposal of solid and hazardous wastes, the remediation of soil and groundwater contaminated by hazardous substances and the health and safety of employees. Sanctions for noncompliance may include revocation of permits, corrective action orders, administrative or civil penalties and criminal prosecution. Some environmental laws provide for strict, joint and several liability for remediation of spills and other releases of hazardous substances, as well as damage to natural resources. In addition, companies may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances. Such laws and regulations may also expose us to liability for the conduct of or conditions caused by others or for our acts that were in compliance with all applicable laws at the time such acts were performed.

In the United States, these laws and regulations include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, The Toxic Substances Control Act administered by the U.S. Environmental Protection Agency, and similar laws that provide for responses to, and liability for, releases of hazardous substances into the environment. These laws and regulations also include similar foreign, state or local counterparts to these federal laws, which regulate air emissions, water discharges, hazardous substances and waste and require public disclosure related to the use of various hazardous substances. Our operations are also governed by laws and regulations relating to workplace safety and worker health, including the U.S. Occupational Safety and Health Act and regulations promulgated thereunder.

Effect of Existing or Probable Government Regulations on Our Business

Our business is affected by numerous laws and regulations on the international, federal, state and local levels, including energy, environmental, conservation, tax and other laws and regulations relating to our industry. Failure to comply with any laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of injunctive relief or both. Moreover, changes in any of these laws and regulations could have a material adverse effect on our business. In view of the many uncertainties with respect to current and future laws and regulations, including their applicability to us, we cannot predict the overall effect of such laws and regulations on our future operations.

We believe that our operations comply in all material respects with applicable laws and regulations and that the existence and enforcement of such laws and regulations have no more restrictive an effect on our operations than on other similar companies in our industry. We do not anticipate any material capital expenditures to comply with international, federal and state environmental requirements. However, we can provide no assurance that we will not incur significant environmental compliance costs in the future.

Government Regulation Outside the United States

In Morocco, India and other projects conducted outside of the United States, we intend to rely upon our partners within those jurisdictions to ensure compliance with local government regulation, permitting requirements, and environmental laws.

Employees and Human Capital

We believe that our success depends upon our ability to attract, develop and retain key personnel. As of April 5, 2023, we employed fifteen (15) individuals, of which four (4) are part time. Four (4) of our employees reside in India. A significant number of our management and professional employees have had prior experience in the clean energy and sustainable energy sector. None of our employees are covered by collective bargaining agreements, and management considers relations with our employees to be in good standing. Although we continually seek to add additional talent to our work force, management believes that it has sufficient human capital to operate its business successfully.

Corporate Information

Our principal executive offices are located at 2711 N. Sepulveda Blvd., Suite #1051, Manhattan Beach, CA 90266. Our telephone number is (424) 835-1845. Our website address is https://www.cleanvisioncorp.com. The reference to our website is an inactive textual reference only. The information on, or that can be accessed through, our website is not part of this prospectus. Investors should not rely on any such information in deciding whether to purchase our Common Stock.

Clean Vision was initially incorporated in Nevada as China Vitup Health Care Holdings, Inc. on September 15, 2006. Pursuant to an Agreement and Plan of Merger and Reorganization dated September 29, 2006, Tubac Holdings, Inc., a Wyoming corporation and a parent of the Company, was merged with and into the Company on October 2, 2006, with the Company as the surviving entity. On May 5, 2015, the Company changed its name to Emergency Pest Services, Inc. Pursuant to a Plan of Exchange dated August 3, 2015, the Company acquired Emergency Pest Services, Inc., a Florida corporation. Pursuant to a Plan of Exchange dated September 21, 2017, Byzen Digital Inc., a Seychelles corporation, was merged with and into the Company on November 4, 2017, with the Company as the surviving entity. On May 30, 2018, the Company changed its name to Byzen Digital Inc. On May 19, 2020, we changed our focus to clean energy and sustainability when we acquired Clean-Seas, which became our wholly-owned subsidiary. On March 12, 2021, the Company’s corporate name was changed to Clean Vision Corporation.

Facilities

Our corporate headquarters located at 2711 N. Sepulveda Blvd., Suite #1051, Manhattan Beach, CA 90266, which is a virtual office that is used solely as a mailing address. All of our operations are conducted by our officers, directors, consultants, employees and otherwise are conducted remotely. We believe that this arrangement is adequate for our current operations and needs, but we will secure a physical location for our operations if and when we believe that it becomes necessary.

Legal Proceedings

Presently, except as descried below, there are not any material pending legal proceedings to which the Company is a party or as to which any of its property is subject, and no such proceedings are known to the Company to be threatened or contemplated against it.

On September 16, 2022 the Company filed action against Christopher Percy (“Percy”) in the Eighth Judicial District of Nevada (Case No. A-22-858543-B) for breach of fiduciary duty, fraud, conversion, business disparagement, declaratory relief, and injunctive relief. This case arose out of a control dispute regarding certain actions taken by Percy while an officer and director of the Company in July 2022. The Nevada State Court granted the Company a temporary restraining order against Percy and granted the Company’s request for a preliminary injunction on November 2, 2022. Thereafter, Percy removed the case to the United States District of Nevada (Case No. 2:22-cv-01862-ART-NJK). The Company filed a motion to remand to state court on November 22, 2022 which is pending with the federal court. In December 2022, the federal court entered a preliminary injunction in favor of the Company, and ordered, in relevant part, that that Percy not take any action on behalf of the Company, unless said action is expressly authorized by the Board pursuant to the procedures set forth in the Company’s bylaws, and restored control the Company’s board. On December 1, 2022, Percy filed counterclaims against the Company for breach of contract, wrongful termination, breach of implied covenant of good faith and fair dealing, unjust enrichment, and indemnification. Percy also filed third-party claims against the Company’s CEO and director, Dan Bates (“Bates”), for breach of fiduciary duty, equitable indemnity, and contribution. On December 22, 2022, the Company filed a partial motion to dismiss Percy’s counterclaims for indemnification and wrongful termination, which is pending with the federal court. On February 1, 2023, Bates filed a motion to dismiss all of Percy’s third party claims, which is pending with the federal court. Mr. Percy is currently serving as a member of the Company’s Board of Directors.

On January 30, 2023, Leonard Tucker, LLC (“Tucker”), one of the holders of the Company’s Series B Convertible Non-Voting Preferred Stock (the “Series B Preferred Stock”) filed an action against the Company in the Second Judicial District Court of the State of Nevada (Case No. CV23-00188) alleging breach of contract, breach of implied covenant of good faith and fair dealing, unjust enrichment, specific performance and declaratory relief (the “Tucker Complaint”). This matter arises from the 3-year Consulting Agreement the Company entered into with Tucker on December 17, 2020 (the “Tucker Agreement”), whereby Tucker agreed to perform certain strategic and business development services to the Company in exchange for 2,000,000 shares of Series B Preferred Stock and a consulting fee of $20,000 per month. The 2,000,000 shares of Series B Preferred Stock automatically converted into 20,000,000 shares of Common Stock on January 1, 2023.

However the Company’s Transfer Agent was instructed to not issue the shares of Common Stock due to an ongoing dispute between the Company and Tucker regarding Tucker’s ability to perform the services under the Consulting Agreement due to the action filed by the United States Securities and Exchange Commission against Profile Solutions, Inc., Dan Oran and Leonard M. Tucker on September 9, 2022 in the United States District Court Southern District of Florida (Case No. 1:22-cv-22881) alleging, among other things, that Leonard Tucker violated Section 17(a)(1) and 17(a)(3) of the Securities Act of 1933 and aided and abetted violations of Section 10(b) and Rule 10-b5.

Pursuant to the Tucker Complaint, Tucker is seeking, among other things, that the Company issue the shares of Common Stock due pursuant to the Tucker Agreement. The Company is contesting all of the allegations set forth in the Tucker Complaint.

RESULTS OF OPERATIONS

For the Year ended December 31, 2022 compared to the year ended December 31, 2021

Revenue

The Company had no revenue for the twelve months ended December 31, 2022 and 2021.

Operating Expenses

	Year ended December 31, 2022	Year ended December 31, 2021	Change ($)	Change (%)
Operating Expenses
Consulting	$2,452,383	$1,955,213	$497,170	25.4%
Professional fees	407,501	413,479	(5,978)	(1.4)%
Payroll expense	829,364	824,393	4,971	0.6%
Officer stock compensation expense	516,042	536,125	(20,083)	(3.7)%
Director fees	171,000	18,500	152,500	824.3%
General and administration expenses	1,287,030	373,095	913,935	245.0%
Total operating expenses	$5,663,320	$4,120,805	$1,542,515	37.4%

Consulting Expense

For the twelve months ended December 31, 2022 and 2021, we had consulting expenses of $2,452,383 and $1,955,213, respectively, an increase of $497,170 or 25.4%. In the current period we had approximately $1,144,000 of stock compensation expense and $198,000 and $223,000 of consulting expense incurred by our Clean Seas India and Clean Seas subsidiaries, respectively. In the prior period we had $1,574,000 of stock compensation expense. In the current year we hired additional consultants in conjunction with our increased activity, primarily with Clean Seas.

Professional Fees

For the twelve months ended December 31, 2022 and 2021, we incurred professional fees of $407,501 and $413,479, respectively, a decrease of $5,978 or 1.4%. Although, our overall expense has not changed significantly, a large portion of the expense in the current period is related to ongoing litigation whereas, in the prior period we incurred additional legal and audit expense related to the filing of our Regulation A Offering Statement

Payroll Expense

For the twelve months December 31, 2022 and 2021, we had payroll expense of $829,364 and $824,393, respectively, an increase of $4,971 or 0.61%.

Officer Stock Compensation

For the twelve months December 31, 2022 and 2021, we had officer stock compensation expense of $516,042 and $536,125, respectively, a decrease of $20,083 or 3.75%. In the current period we issued 10,000,000 shares of common stock to our CEO for total non-cash expense of $350,000, 2,000,000 shares to our CFO for total non-cash expense of $70,000 and 2,708,340 shares to our CRO for total non-cash expense of $96,042. In the prior year we issued preferred stock for services to our CEO for total non-cash compensation expense of $359,800. We also issued 500,000 shares to our CFO and 3,680,000 shares to former officers for total non-cash expense of $194,055.

Director Fees

For the twelve months December 31, 2022 and 2021, we had director fees of $171,000 and $18,500, respectively, an increase of $152,500 or 824%. Our directors are compensated $4,500 per quarter. In the current year we also issued a total of 4,500,000 shares of common stock to two of our directors for total non-cash compensation expense of $148,500. In the prior year we issued 500,000 shares of common stock to two of our directors for total non-cash compensation expense of $14,000.

General and Administrative Expense

For the twelve months December 31, 2022 and 2021, we had G&A expense of $1,287,030 and $373,095, respectively, an increase of $913,935 or 245.0%. Some of our larger G&A expenses, and the increases over prior period are investor relations (~$387,000), development expense (~$35,500) and travel (~$58,500). Our Clean Seas India subsidiary also incurred $124,000 of G&A expense during the period.

Other Income and Expenses

For the twelve months December 31, 2022, we had total other expense of $250,404 compared to $1,913,606 for the twelve months December 31, 2021. In the current year we recognized $250,404 of interest expense, of which $200,273 was amortization of debt discount. In the prior period we recognized $1,187,033 of interest expense, $1,162,996 of which was amortization of debt discounts, a loss in the change of the fair value of derivative of $576,573 and a loss on investment of $150,000.

LIQUIDITY AND CAPITAL RESOURCES

To date, we have funded our operations through the issuance of equity securities and debt securities. We are not profitable, have not generated any revenue and have incurred an accumulated deficit of $19,078,809 as of December 31, 2022. For the twelve months ended December 31, 2022, we had a net loss of $5,913,724, and we had a net loss of $6,034,411 for the year ended December 31, 2021. At December 31, 2022, we had cash of $10,777 and cash of $835,657 at December 31, 2021. We expect to continue to incur losses for the foreseeable future, and these losses could increase as we continue to work to develop our business. We also expect our capital needs to increase as we purchase additional pyrolysis equipment. Our future capital needs will be dependent upon our ability to generate significant revenue from operations. Our ability to raise additional capital through the future issuances of common stock and/or debt financing is unknown. The obtainment of additional financing, the successful development of our contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for us to continue operations. These conditions and the ability to successfully resolve these factors raise substantial doubt about our ability to continue as a going concern and our ability to further implement our business plan and generate sufficient revenues and our ability to raise additional funds by way of a public or private offering.

Working Capital

	Year Ended December 31, 2022	Year Ended December 31, 2021
Cash	$10,777	$835,657
Other Current Assets	125,000	54,000
Total Current Assets	135,777	889,657
Total Current Liabilities	1,954,790	459,943
Working Capital / (Deficit)	$(1,819,013)	$429,714

As of December 31, 2022, our cash balance was $10,777 and total current assets were $135,777. As of December 31, 2021, our cash balance was $835,657 and total current assets were $889,657.

As of December 31, 2022, we had total current liabilities of $1,954,790. As of December 31, 2021, we had total current liabilities of $459,943.

As of December 31, 2022, we had a working capital deficit of $1,819,013, compared with a working capital of $429,714 as of December 31, 2021. The decrease in working capital was primarily attributed to our increase in accrued compensation, a convertible note payable and other loans payable.

Cash Flows

The following table sets forth the significant sources and uses of cash for the years ended December 31, 2022 and 2021.

	Year Ended December 31, 2022	Year Ended December 31, 2021

Cash Flows Used in Operating Activities	$(2,029,096)	$(1,801,078)
Cash Flows Used in Investing Activities	$(90,871)	$(300,505)
Cash Flows Provided by Financing Activities	$1,278,417	$2,936,500
Net Change in Cash During the period end	$(841,550)	$834,917

Cash Flow from Operating Activities

During the twelve months ended December 31, 2022, we incurred a net loss of $5,913,724, adjusted by $3,064,138 for non-cash expenses and $820,490 in adjustments changes in assets and liabilities for net cash of $2,029,096  used in operating activities. During the year ended December 31, 2021, we had a net loss of $6,034,411 and used a total of $4,233,333 in adjustments from operating activities, assets and liabilities for a net of $1,801,078 used in operating activities.

Cash Flow from Investing Activities

During the twelve months ended December 31, 2022, we purchased equipment in the amount of $90,871. During the year ended December 31, 2021, we purchased equipment in the amount of $150,505 and used $150,000 to repurchase shares sold to 100Bio.

Cash Flow from Financing Activities

During the twelve months ended December 31, 2022, we received $555,000 proceeds from convertible notes, $600,000 proceeds from the sale of common stock, $154,000 from other notes payable and $46,917 from a related party loan. Cash received was offset by repayment of $57,500 of notes payable and $20,000 of related party notes. During the year ended December 31, 2021, we received $3,244,000 from proceeds from the sale of Common Stock, $300,000 proceeds from the sale of notes payable, $686,500 from the proceeds of the sale of convertible notes, which was offset by repayment of $594,000 of convertible notes and $700,000 for notes.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with U.S. generally accepted accounting principles and the Company’s discussion and analysis of its financial condition and operating results require the Company’s management to make judgments, assumptions and estimates that affect the amounts reported. Management bases its estimates on historical experience and on various other assumptions it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates, and such differences may be material.

“Note 2– Summary of Significant Accounting Policies” in the audited financial statements and included in this prospectus under “Index to Financial Statements” describe the significant accounting policies and methods used in the preparation of the Company’s financial statements.

Controls and Procedures

We are not currently required to maintain an effective system of internal controls as defined by Section 404 of the Sarbanes-Oxley Act. We will be required to comply with the internal control over financial reporting requirements of the Sarbanes-Oxley Act for the twelve-month period ending December 31, 2023. Only in the event that we are deemed to be a large accelerated filer or an accelerated filer, and no longer qualify as an emerging growth company, would we be required to comply with the independent registered public accounting firm attestation requirement. Further, for as long as we remain an emerging growth company as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirement.

JOBS Act and Recent Accounting Pronouncements

The JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

We have implemented all new accounting pronouncements that are in effect and may impact our financial statements and we do not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on our financial position or results of operations.

Management

The following sets forth information regarding individuals who are currently serving as directors and/or executive officers as of April 5, 2023.

Name	Age	Position
Dan Bates	65	Chairman, Chief Executive Officer, President and Director
Rachel Boulds	53	Chief Financial Officer
Dr. Michael Dorsey	51	Independent Director
Gregg Michael Boehmer	55	Independent Director
Bart Fisher	79	Independent Director
Daniel Harris	60	Chief Revenue Officer

Our directors are elected annually and will hold office until our next annual meeting of the stockholders and until their successors are elected and qualified. Officers hold their positions at the pleasure of the Board of Directors. Our officers and directors may receive compensation as determined by us from time to time by vote of the Board of Directors. Such compensation might be in the form of stock options. Directors may be reimbursed by the Company for expenses incurred in attending meetings of the Board of Directors. Vacancies in the Board of Directors are filled by majority vote of the remaining directors.

Executive Officers and Directors

The following is a brief description of the education and business experience of our directors and executive officers.

Dan Bates

Mr. Bates has been our Chief Executive Officer and has served on our Board of Directors since May 27, 2020. Mr. Bates was appointed as our President, Secretary and Treasurer on July 20, 2022. Previously, from June 2014 to August 2019, Mr. Bates served as the CEO and President of ImpactPPA, an innovative renewable energy company providing blockchain technologies to solve the challenging problems commonly seen in the environment of distributed energy solutions globally. Mr. Bates has spent more than a decade in the renewable energy industry serving as the CEO of WindStream Technologies, Inc. (“WindStream”).

Prior to starting WindStream, Mr. Bates spent 15 years in the technology sector and has launched successful technology ventures in both hardware and software. Mr. Bates’ first technology venture, Extreme Audio Reality (EAR), which was formed in 1990, developed and patented the first interactive audio API for game developers, designed for the PC, and set-top box gaming arena. EAR successfully licensed its products to all major game publishers including Electronic Arts, Activision, Id Software, Ubisoft and many others. After EAR, Mr. Bates founded Avant Interactive (“Avant”) in 1997, which developed a neural net and AI based technology for object recognition, creating a patented interactive video solution for content owners, publishers, and advertisers. Avant was the market leader in this emerging sector, holding licenses and/or contracts with many of the Fortune 100 companies, television and cable networks, ad agencies as well as developing proprietary applications for the U.S. Army.

We believe that Mr. Bates is highly qualified to serve as a member of the Board of Directors and our management team due to his significant experience in the renewable energy industry and understanding of emerging markets and finance.

Rachel Boulds

Ms. Boulds has served as the Company’s Chief Financial Officer since May 1, 2022. Ms. Boulds currently works for the Company on a part-time basis (spending approximately 80% of her time working for the Company) while also operating her sole accounting practice which she has led since 2009 and which provides all aspects of consulting and accounting services to clients, including the preparation of full disclosure financial statements for public companies to comply with GAAP and SEC requirements. Ms. Boulds also currently provides outsourced chief financial officer services for two other companies. From August 2004 through July 2009, she was employed as a Senior Auditor for HJ & Associates, LLC, where she performed audits and reviews of public and private companies, including the preparation of financial statements to comply with GAAP and SEC requirements. From 2003 through 2004, Ms. Boulds was employed as a Senior Auditor at Mohler, Nixon and Williams. From September 2001 through July 2003, Ms. Boulds worked as an ABAS Associate for PriceWaterhouseCoopers. From April 2000 through February 2001, Ms. Boulds was employed as an e-commerce Accountant for the Walt Disney Group’s GO.com. Ms. Boulds earned a B.S. in Accounting from San Jose University in 2001 and is licensed as a CPA in the state of Utah.

Daniel C. Harris

Mr. Harris has served as the Company’s Chief Revenue Officer since June 2022 and has served as the VP of Business Development of the Company’s subsidiary, Clean-Seas, since October 2021. Mr. Harris is currently dedicated to the global expansion efforts of Clean-Seas’ Plastic Conversion Network by focusing on establishing new locations and partnerships for its pyrolysis facilities. Mr. Harris has over 20 years of experience in the competitive energy space. Prior to his roles with the Company, Mr. Harris served as Executive Vice President of Global Sales at WindStream Technologies, Inc. (“WindStream”), focusing on large commercial installations of renewable energy systems (integrated wind and solar). Preceding his tenure at WindStream, Mr. Harris served as Executive Vice President of Sales at Glacial Energy, a nationwide provider of retail electricity and natural gas for commercial, industrial, and institutional customers. In addition to his experience in the energy field, he had a successful 20 year career in the telecommunications industry, holding numerous high level positions in General Management and Sales and Operations Management with telecommunications service providers such as Winstar Communications, Telseon, and Teleport Communications. Mr. Harris holds a Bachelor of Arts degree in both Telecommunications Management and Marketing from Syracuse University.

Dr. Michael K. Dorsey

Dr. Dorsey has served as a member of our Board of Directors since September 2021. He is a recognized expert on global energy, environment, finance and sustainability matters, having worked with governments and heads of state around the world. Dr. Dorsey was appointed to the EPA’s National Advisory Committee (NAC) in 2010, 2012 and 2014. Further, in 2014, a specialized unit of the United Nations Conference on Trade and Development (UNCTAD) designated Dr. Dorsey advisor on “climate, energy sustainability and SIDS (Small Island Developing States).”

Dr. Dorsey has published dozens of scholarly and lay articles on a variety of environment, development, pollution prevention and sustainability matters, and has appeared in multiple TV and radio shows and print publications. Dr. Dorsey is a member of several non-profit boards and was a faculty member in various universities around the world.

Dr. Dorsey presently serves as a director at Michigan Environmental Council, where he has served since 2019, as well as at Univergy Solar since 2017, where he is also a partner. Dr. Dorsey’s employment history also includes: a limited partner at Ibursun, 2019 to present; co-founder and treasurer at Sunrise Movement, 2017 to present; partner at Pahal Solar, 2019 to present; advisor at ImpactPPA 2018 to 2020; full member at Club of Rome, 2013 to present; member at Progress with Friends, 2006 to present; and co-founder at DetroitxPAC, 2013 to present. Dr. Dorsey holds a Master of Forest Science from Yale University.

We believe that Dr. Dorsey is highly qualified to serve as a member of the Board of Directors due to his significant experience in global renewable energy markets and government policy sectors.

Gregg Boehmer

Mr. Boehmer has served as a member of the Board of Directors since October 3, 2022. Mr. Boehmer has been a fixture for over a dozen years helping public companies with their fiscal, compliance and regulatory needs. He has a B.S. degree from the University of Dayton (OH) and a Master’s Degree in Human Resource Management from Towson University (MD).

After achieving success with a few OTC Pink Sheet companies in 2009-10, Mr. Boehmer opened his consulting firm, Layne Michael Consulting, LLC, in 2011 in an effort to provide general public company management, investor relations, corporate communications and compliance services to companies struggling with compliance and or public relations issues at rates far more affordable than larger firms were able to offer.

While he believes these services are integral, Mr. Boehmer also believes that providing education to those individuals, who have found themselves running a public company for the first time or still learning the dynamics of the public markets, is extremely valuable in assisting these executives in getting their company financial reporting and disclosures in order.

Mr. Boehmer began to shift his company’s focus to compliance and management consulting midway through the last decade. While he enjoyed the challenge of finding new and creative ways to write and disseminate public company corporate updates, his passion clearly resides in successfully navigating compliance and regulatory issues with a focus green and renewable energy companies.

Mr. Boehmer had been supporting the. Company as a consultant since 2021.

We believe that Mr. Boehmer is highly qualified to serve as a member of our Board of Directors due to his years of experience and expertise in working with publicly traded companies and building development stage companies.

Bart Fisher

Mr. Fisher has served as a member of our Board of Directors since January 18, 2023. Mr. Fisher brings 50 years' experience as an attorney and investment banker specializing in high profile international corporate litigation and complex transnational financial transactions. As an attorney, Mr. Fisher serves as Managing Partner of the Law Office of Bart S. Fisher and is a member of the District of Columbia Bar. In his dual career as an investment banker, he serves as Managing Partner of JJ&B, LLC, a boutique investment bank located in Washington, D.C., Chairman of Omni Advisors LLC, a D.C. and NY-based investment bank, and Chairman of Capital Commodities, LLC.

Mr. Fisher graduated from Harvard Law School, and earned a Ph.D. in International Studies from Johns Hopkins School of Advanced International Studies in Washington, D.C. He has been nominated twice for the Nobel Prizes in Peace (2019) and Medicine (2020). Throughout his career, Mr. Fisher has been a prolific published author, frequent teacher and university lecturer, and a force for successfully advancing health care and philanthropy.

We believe that Mr. Fisher is highly qualified to serve as a member of the Board of Directors due to his significant experience in the legal and investment banking industries.

Corporate Governance

Family Relationships amongst Directors and Officers

There are no family relationships among our director and executive officers.

Arrangements between Officers and Directors

To our knowledge, there is no arrangement or understanding between any of our officers or directors and any other person, including directors, pursuant to which the officer or director was selected to serve as an officer or director.

Involvement in Certain Legal Proceedings

None of our executive officers or directors has been involved in any of the following events during the past ten years, except as described under “Business Experience”, above: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being a named subject to a pending criminal proceeding (excluding traffic violations and minor offenses); (3) being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law; (5) being the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of (i) any Federal or State securities or commodities law or regulation; (ii) any law or regulation respecting financial institutions or insurance companies, including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or (iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or (6) being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section (1a)(40) of the Commodity Exchange Act), or any equivalent exchange, association, entity, or organization that has disciplinary authority over its members or persons associated with a member.

Board Leadership Structure

Our Board of Directors has the responsibility for selecting our appropriate leadership structure. In making leadership structure determinations, the Board of Directors considers many factors, including the specific needs of our business and what is in the best interests of our stockholders. Mr. Dan Bates serves as Chairman and CEO. The Board of Directors does not have a policy as to whether the Chairman should be an independent director, an affiliated director, or a member of management. The Board of Directors believes that its programs for overseeing risk, as described below, would be effective under a variety of leadership frameworks and therefore do not materially affect its choice of structure.

Risk Oversight

Effective risk oversight is an important priority of the Board of Directors. Because risks are considered in virtually every business decision, the Board of Directors discusses risk throughout the year generally or in connection with specific proposed actions. The Board of Directors’ approach to risk oversight includes understanding the critical risks in the Company’s business and strategy, evaluating the Company’s risk management processes, allocating responsibilities for risk oversight, and fostering an appropriate culture of integrity and compliance with legal responsibilities. The directors exercise direct oversight of strategic risks to the Company.

Other Directorships

No director of the Company is also a director of an issuer with a class of securities registered under Section 12 of the Exchange Act (or which otherwise are required to file periodic reports under the Exchange Act).

Committees of the Board

The Company’s Board of Directors does not currently have any committees established. If the Company completes its currently contemplated uplist to The Nasdaq Stock Market LLC (“Nasdaq”), which there can be no assurance such uplisting will occur, the Nasdaq listing rules require that independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Controlled Company

Dan Bates, our CEO and Chairman, owns 2,000,000 shares of Series C Convertible Preferred Stock of the Company, which shares of Series C Convertible Preferred Stock, vote together with our Common Stock on all stockholder matters, and vote one hundred Common Stock votes per share. Such shares of Series C Convertible Preferred Stock automatically converted into 20,000,000 shares of Common Stock on January 1, 2023; however as of April 5, 2023 such conversion has not been effectuated.

Executive OFFICER and Director Compensation

Executive Compensation Table

The following table sets forth information concerning the compensation of (i) all individuals serving as our principal executive officer or acting in a similar capacity for the years ended December 31, 2022 and 2021 (“PEO”), regardless of compensation level; (ii) our two most highly compensated executive officers other than the PEO who were serving as executive officers for the periods ended December 31, 2022 and 2021, if any (subject to the limitations below); and (iii) up to two additional individuals for whom disclosure would have been provided pursuant to paragraph (ii) but for the fact that the individual was not serving as an executive officer at December 31, 2022 (collectively, the “Named Executive Officers”).

Our Board of Directors does not have a Compensation Committee. In its absence, compensation was determined by the majority of the Board Members.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total
Dan Bates	2022	$240,000	$0	$350,000	$0	$0	$0	$0	$590,000
CEO	2021	$240,000	$0	$359,800	$0	$0	$0	$0	$599,800
Chris Percy(1)	2022	$57,750	$0	$0	$0	$0	$0	$0	$57,750
	2021	$231,000	$0	$59,375	$0	$0	$0	$0	$290,375
John Owen (4)	2022	$131,250	$0	$0	$0	$0	$0	$0	$131,250
COO	2021	$80,000	$0	$14,000	$0	$0	$0	$0	$94,000
Rachel Boulds	2022	$60,000	$0	$70,000	$0	$0	$0	$0	$130,000
CFO	2021	$47,000	$0	$102,950	$0	$0	$0	$0	$149,950
Daniel Harris	2022	$90,000	$0	$94,792	$0	$0	$0	$0	184,792
CRO	2021	$22,500	$0	$17,750	$0	$0	$0	$0	40,250

(1) Effective as of July 30, 2022, Mr. Percy was terminated as the Company’s Chief Commercial Officer, President, Treasurer and Secretary. Effective as of February 14, 2023, Mr. Percy was removed as a director.

(2) In accordance with SEC rules, this column reflects the aggregate fair value of the stock awards granted during the respective fiscal year computed as of their respective grant dates in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (ASC 718). The valuation assumptions used in determining such amounts are described in Note 8 to our consolidated financial statements included elsewhere in this prospectus.

(3) Does not include perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is more than $10,000. No executive officer earned any non-equity incentive plan compensation, nonqualified deferred compensation, or other compensation, during the periods reported above.

(4) Mr. Owen resigned from the Company effective November 21, 2022.

Outstanding Equity Awards at Fiscal Year-End

The Company: (i) did not grant any stock options to its executive officers or directors during the years ended December 31, 2022 and December 31, 2021; (ii) did not have any outstanding equity awards as of December 31, 2022; and (iii) had no options exercised by its Named Executive Officers in the fiscal years ending December 31, 2022 and December 31, 2021.

Compensation of Directors

The following table sets forth summary information concerning the compensation we paid to non-executive directors during the years ended December 31, 2022 and December 31, 2021.

Name and Principal Position	Year	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total
Dr. Michael Dorsey	2022	$9,000	$70,000	$0	$0	$0	$0	$97,000
	2021	$0	$14,000	0	$0	$0	$0	$14,000
Greg Boehmer	2022	$4,500	$78,500	$0	$0	$0	$0	$83,000
	2021	$0	$0	$0	$0	$0	$0	$0
Bart Fisher	2022	$0	$0	$0	$0	$0	$0	$0
	2021	$0	$0	$0	$0	$0	$0	$0

* The table above does not include the amount of any expense reimbursements paid to the above directors. No directors received any Stock Awards, Non-Equity Incentive Plan Compensation, Change in Pension Value and Nonqualified Deferred Compensation Earnings during the period presented. Does not include perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is more than $10,000.

Employment Agreements

Dan Bates

We entered into an employment agreement with Dan Bates (the “Bates Employment Agreement”) on May 27, 2020 for a term of three years. Under the Bates Employment Agreement, Mr. Bates serves as our Chief Executive Officer and President. He receives a monthly base salary of $20,000, provided that $7,500 per month is deferred until we raise a minimum of $250,000 in a financing, which financing was raised in February 2021. Mr. Bates is also eligible to receive a quarterly revenue bonus of 10% of our consolidated gross revenue for such quarter, which shall be paid in cash or Common Stock, as determined by the Board (“Revenue Bonus”).

The Bates Employment Agreement provides that Mr. Bates is eligible to participate in our employee stock option plan, life, health, accident, disability insurance plans, pension plans and retirement plans, in effect from time to time, to the extent and on such terms and conditions as we customarily make such plans available to our senior executives. In addition, he is entitled to three weeks of paid vacation per year.

The Bates Employment Agreement provides that it shall continue until terminated (i) upon the death of Mr. Bates; (ii) upon the delivery to Mr. Bates of written notice of termination by us if Mr. Bates suffers a physical or mental disability rendering, in the Board’s reasonable judgment, Mr. Bates unable to perform his duties and obligations under the Bates Employment Agreement for either 90 consecutive days or 190 days in any 12-month period; (iii) upon delivery to Mr. Bates of written notice of termination by us for Cause, as such term is defined in the Bates Employment Agreement; or (iv) upon delivery of written notice from Mr. Bates to us for Good Reason, as such term is defined in the Bates Employment Agreement. The Bates Employment Agreement also provided that until we have obtained $2,000,000 in gross proceeds from a financing or series of financings the Bates Employment Agreement may be terminated by either party on thirty (30) days’ notice, which financing was obtained and therefore the Bates Employment Agreement can no longer be terminated on thirty (30) days’ notice.

Mr. Bates is bound by certain confidentiality provisions pursuant to the Bates Employment Agreement.

If Mr. Bates’ employment is terminated for Good Reason, in addition to paying Mr. Bates all outstanding sums due and owing to him at the time of separation, we are also required to pay Mr. Bates an amount equal to six (6) months of his then-current Base Salary in the form of salary continuation (the “Severance Payments”), plus payment of the medical insurance premium for Mr. Bates and his family.

Notwithstanding the reason for Mr. Bates’ termination he is entitled to: (i) all benefits payable under the applicable benefit plans through the date of termination, (ii) any accrued but unused vacation earned by Mr. Bates through the date of termination; (iii) reimbursement for any business expenses incurred by Mr. Bates prior to the date of termination; and (iv) the prorated portion of any Revenue Bonus to which he is entitled.

The receipt of any termination benefits described above is subject to Mr. Bates’ execution of a release of claims in favor of us.

In the event of Mr. Bates’ termination due to death or disability, Mr. Bates or his estate shall be entitled to all severance benefits (including, without limitation, the Severance Payments) as well as retaining any options vested as of the date of termination.

Effective as of February 9, 2021, the Bates Employment Agreement was amended for purposes of extending the term to five years, expiring on May 27, 2025, and issuing Mr. Bates 2,000,000 shares of our Series C Convertible Preferred Stock.

Christopher Percy

Effective as of July 30, 2022, Mr. Percy was terminated as the Company’s Chief Commercial Officer, President, Treasurer and Secretary We entered into an employment agreement with Christopher Percy (the “Percy Employment Agreement”) effective as of June 1, 2020 for a term of two years, which was terminated by the Company effective as of July 30, 2022.

Pursuant to the Percy Employment Agreement, Mr. Percy is subject to a one-year post-termination non-compete and non-solicit of employees and clients. He is also bound by confidentiality provisions.

Pursuant to the Percy Employment Agreement, Mr. Percy shall be entitled to receive severance equal to one month’s salary if he is terminated by the Company for any reason other than disability or death. The severance payment in the amount of $19,250 has not yet been made pending the current litigation involving the Company and Mr. Percy. Mr. Percy was removed as a director effective as of February 14, 2023.

John Owen

We entered into a consulting agreement with John Owen, effective as of July 1, 2021, (“Owen Consulting Agreement”) to serve as our Chief Operating Officer. Mr. Owen’s compensation is $12,500 per month. On December 16, 2021, we granted 500,000 shares of Common Stock to Mr. Owen for his services. Mr. Owen’s consulting agreement and his role as Chief Operating Officer were terminated effective as of November 21, 2022. Per the terms of the separation agreement with Mr. Owen, the Company acknowledges past due salary of $62,500. The Company made an initial payment of $2,500 and agreed to pay $5,000 a month beginning in January 2023.

Rachel Boulds

The Company entered into a consulting agreement with Rachel Boulds, effective as of May 1, 2021, (“Boulds Consulting Agreement”) to serve as part-time Chief Financial Officer for compensation of $5,000 per month. On February 22, 2021, Ms. Boulds was granted 500,000 shares of Common Stock for her services. On December 14, 2022, Ms. Boulds was granted 2,000,000 shares of Common Stock for her services.

Certain Relationships and Related Party Transactions

Except as discussed below or otherwise disclosed above under “Executive and Director Compensation“, which information is incorporated by reference where applicable in this “Certain Relationships and Related Transactions, and Director Independence” section, the following sets forth a summary of all transactions since January 1, 2020, or any currently proposed transaction, in which the Company was to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at the fiscal year-end for December 31, 2022 and December 31, 2021, and in which any officer, director, or any stockholder owning greater than five percent (5%) of our outstanding voting shares, nor any member of the above referenced individual’s immediate family, had or will have a direct or indirect material interest (other than compensation described above under “Executive and Director Compensation“). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

On May 19, 2020, we entered into an Exchange Agreement with Clean-Seas and Dan Bates, the sole shareholder of Clean-Seas and our Chief Executive Officer. Pursuant to the terms of the Exchange Agreement, we issued 2,500,000 shares of Common Stock, at $0.01 per share, the agreed upon purchase price, to Clean-Seas in exchange for 100% of the outstanding stock of Clean-Seas. Clean-Seas became our wholly-owned subsidiary on May 19, 2020.

On September 17, 2020, the Company granted Jea So, our former Vice President and Director, 500,000 shares of Common Stock for services. The shares were valued at the closing stock price on the date of grant of $0.11, for total non-cash compensation of $55,000.

On February 1, 2021, we granted 20,000 shares of Common Stock to Mr. Ibrahim for services. The shares were valued at $0.14, the closing stock price on the date of grant, for total non-cash expense of $2,800. On September 30, 2021, the Company granted 160,000 shares of Common Stock to Mr. Ibrahim for services. The shares were valued at $0.10, the closing stock price on the date of grant, for total non-cash expense of $14,930. As of December 31, 2022, the shares have not yet been issued by the transfer agent and are disclosed as Common Stock to be issued.

On December 16, 2021, we granted Michael Dorsey, Director, 500,000 shares of Common Stock. The shares were valued at $0.028, the closing stock price on the date of grant, for total non-cash expense of $14,000.

As of December 31, 2022 and 2021 and December 31, 2020, we owed Erfran Ibrahim, former CTO, $60,000, $60,000 and $0, respectively, for accrued compensation.

As of December 31, 2022 and 2021 and December 31, 2020, we owed Christopher Percy, our former President, Treasurer and Chief Commercial Officer, $96,250, $158,500 and $87,500, respectively, for accrued compensation.

As of December 31, 2021 and December 31, 2020, the Company owed Dan Bates, CEO, $90,000, $70,000 and $45,0000, respectively, for accrued compensation. In addition, Mr. Bates, loaned the Company $100 to be used to open the Company’s bank account and such amount was repaid on May 26, 2022.

On December 14, 2022, we granted Michael Dorsey, Director, 2,000,000 shares of Common Stock. The shares were valued at $0.035, the closing stock price on the date of grant, for total non-cash expense of $70,000.

On December 14, 2022, we granted Greg Boehmer, Director, 2,000,000 shares of Common Stock. The shares were valued at $0.035, the closing stock price on the date of grant, for total non-cash expense of $70,000.

On December 14, 2022, we granted Rachel Boulds, CFO, 2,000,000 shares of Common Stock. The shares were valued at $0.035, the closing stock price on the date of grant, for total non-cash expense of $70,000.

Review, Approval and Ratification of Related Party Transactions

Our board of directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof). Our board of directors is in the process of adopting a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly held common stock that is listed on Nasdaq. We anticipate that under the new policy:

●	any related person transaction, and any material amendment or modification to a related person transaction, must be reviewed and approved or ratified by the Board; and

●	any employment relationship or transaction involving an executive officer and any related compensation must be approved by the compensation committee of the board of directors or recommended by the compensation committee to the board of directors for its approval.

In connection with the review and approval or ratification of a related person transaction:

●	management must disclose to the committee or disinterested directors, as applicable, the name of the related person and the basis on which the person is a related person, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

●	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness that limit or restrict our ability to enter into a related person transaction;

●	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in our applicable filings under the Securities Act or the Exchange Act, and related rules, and, to the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with the Securities Act and the Exchange Act and related rules; and

●	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act.

In addition, the related person transaction policy provides that the committee or disinterested directors, as applicable, in connection with any approval or ratification of a related person transaction involving a non-employee director, should consider whether such transaction would compromise the director’s status as an “independent,” “outside,” or “non-employee” director, as applicable, under the rules and regulations of the SEC, the Nasdaq Stock Market, and the Code.

In addition, our Code of Business Conduct and Ethics (described above under “Management—Code of Ethics“), which is applicable to all of our employees, officers and directors, requires that all employees, officers and directors avoid any conflict, or the appearance of a conflict, between an individual’s personal interests and our interests.

Conflicts Related to Other Business Activities

The persons serving as our officers and directors have existing responsibilities and, in the future, may have additional responsibilities, to provide management and services to other entities in addition to us. As a result, conflicts of interest between us and the other activities of those persons may occur from time to time.

We will attempt to resolve any such conflicts of interest in our favor. Our officers and directors are accountable to us and our stockholders as fiduciaries, which requires that such officers and directors exercise good faith and integrity in handling our affairs. A stockholder may be able to institute legal action on our behalf or on behalf of that stockholder and all other similarly situated stockholders to recover damages or for other relief in cases of the resolution of conflicts in any manner prejudicial to us.

Director Independence

We may, in the future, apply for our Common Stock to be listed on the Nasdaq Capital Market, or Nasdaq. Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors within one year of the completion of its initial public offering. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and corporate governance and nominating committees be independent. Audit committee members and compensation committee members must also satisfy the independence criteria set forth in Rule 10A-3 and Rule 10C-1, respectively, under the Exchange Act. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

To be considered to be independent for purposes of Rule 10A-3 and under the rules of Nasdaq, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board of directors committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 and under the rules of Nasdaq, the board of directors must affirmatively determine that each member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

Our board of directors undertook a review of its composition, the composition of its committees and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each non-employee director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that none of Messrs. Ross, Melvin, and Shallcross have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of Nasdaq and Rule 10A-3 and Rule 10C-1under the Exchange Act.

In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

We have determined that Dr. Michael Dorsey, Gregg Boehmer and Bart Fisher are independent members of our Board, as that term is defined in Rule 5605(a)(2) of the Nasdaq Listing Rules.

Principal Stockholders

The following table sets forth certain information, as of April 5, 2023, with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of the Company’s executive officers and directors; and (iii) the Company’s directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned. .

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and/or investing power with respect to securities. These rules generally provide that shares of Common Stock subject to options, warrants or other convertible securities that are currently exercisable or convertible, or exercisable or convertible within 60 days of the Date of Determination, are deemed to be outstanding and to be beneficially owned by the person or group holding such options, warrants or other convertible securities for the purpose of computing the percentage ownership of such person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, as of the Date of Determination, (a) the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to applicable community property laws; and (b) no person owns more than 5% of our Common Stock. Unless otherwise indicated, the address for each of the officers or directors listed in the table below is 2711 N. Sepulveda Blvd., Suite #1051, Manhattan Beach, California 90266.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Exchange Act.

	Shares Beneficially Owned	Percentage Ownership
5% Beneficial Owners
Series B Convertible Non-Voting Preferred Stock Holders(1)	20,000,000	4.3%

Executive Officers and Directors
Dan Bates(2)	33,125,000	7.2%
Christopher Percy	4,410,000	1.0%
Rachel Boulds	2,625,000	*	%
Dr. Michael Dorsey	2,625,000	*	%
Greg Boehmer	3,150,000	*	%
Daniel Harris	3,368,757	*	%
Bart Fisher	525,000	*	%
All current directors and officers as a group (7 persons)	69,303,757	15.04%

 *less than one percent

(1)	Includes 20,000,000 shares of Common Stock that would be issued upon conversion of the Series B Convertible Non-Voting Preferred Stock, which conversion automatically occurred on January 1, 2023; however, the Company and holders of the Series B Convertible Non-Voting Preferred Stock are currently in a dispute and the Company’s Transfer Agent has been instructed to not issue the shares of Common Stock until such dispute has been resolved. Accordingly, although the shares of Common Stock thereunder have not been formally issued as of April 5, 2023, the shares of Series B Non-Voting Convertible Preferred Stock are no longer outstanding. On January 30, 2023, Leonard Tucker, LLC (“Tucker”), one of the holders of Series B Preferred Stock filed an action against the Company in the Second Judicial District Court of the State of Nevada (Case No. CV23-00188) alleging breach of contract, breach of implied covenant of good faith and fair dealing, unjust enrichment, specific performance, and declaratory relief. The Company is contesting such action.
(2)	Includes 20,000,000 shares of Common Stock to be issued upon conversion of the Series C Preferred Stock owned by Mr. Bates, which conversion automatically occurred on January 1, 2023, but has not been effectuated as of April 5, 2023.

Change of Control

The Company is not aware of any arrangements which may at a subsequent date result in a change of control of the Company.

Description of Capital Stock

The following summary is a description of the material terms of our capital stock and is not complete.

The following description of our capital stock and provisions of our certificate of incorporation and by-laws are summaries and are qualified by reference to the certificate of incorporation and by-laws. We urge you to read our certificate and our by-laws, as in effect immediately following the closing of this offering, which are included as exhibits to the registration statement of which this prospectus forms a part.

Certain provisions of our certificate and our by-laws summarized below may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of Common Stock.

Authorized Capitalization

The total number of authorized shares of our capital stock is 2,010,000,000 shares, $0.01 par value per share, of which 2,000,000,000 shares are Common Stock, and 10,000,000 shares are preferred stock.

Common Stock

Shares of our Common Stock have the following rights, preferences, and privileges:

Voting

Each holder of Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the voting power present in person or represented by proxy, except in the case of any election of directors, which will be decided by a plurality of votes cast. There is no cumulative voting.

Dividends

Holders of our Common Stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for payment, subject to the rights of holders, if any, of any class of stock having preference over the Common Stock. Any decision to pay dividends on our Common Stock will be at the discretion of our board of directors. Our board of directors may or may not determine to declare dividends in the future. See “Dividend Policy.” The board’s determination to issue dividends will depend upon our profitability and financial condition, any contractual restrictions, restrictions imposed by applicable law and the SEC, and other factors that our board of directors deems relevant.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the company, the holders of our Common Stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full, or provided for payment of, all of our debts and after the holders of all outstanding series of any class of stock have preference over the Common Stock, if any, have received their liquidation preferences in full.

Other

Our issued and outstanding shares of Common Stock are fully paid and nonassessable. Holders of shares of our Common Stock are not entitled to preemptive rights. Shares of our Common Stock are not convertible into shares of any other class of capital stock, nor are they subject to any redemption or sinking fund provisions.

Preferred Stock

Series A Redeemable Preferred Stock

On September 21, 2020, the Company created a series of preferred stock, designating 2,000,000 shares as Series A Redeemable Preferred Stock, which ranks senior to the Company’s Common Stock upon the liquidation, dissolution or winding up of the Company. The Series A Redeemable Preferred Stock does not bear a dividend or have voting rights and is not convertible into shares of our Common Stock. No shares of Series A Redeemable Preferred Stock are outstanding.

Series B Convertible Non-Voting Preferred Stock

On December 14, 2020, the Company designated 2,000,000 shares of its authorized preferred stock as Series B Convertible Non-Voting Preferred Stock (“Series B Preferred Stock”). The Series B Preferred Stock does not bear a dividend or have voting rights. Each share of Series B Preferred Stock initially converts into 10 shares of Common Stock, subject to adjustment for stock splits and stock combinations. The Series B Preferred Stock automatically converted on January 1, 2023 into shares of Common Stock; however, the Company and holders of the Series B Convertible Non-Voting Preferred Stock are currently in a dispute and the Company’s Transfer Agent has been instructed to not issue the shares of Common Stock until such dispute has been resolved. Accordingly, although the shares of Common Stock thereunder have not been formally issued as of April 5, 2023, the shares of Series B Non-Voting Convertible Preferred Stock are no longer outstanding.

Holders of our Series B Preferred Stock have anti-dilution rights protecting their interests in the Company from the issuance of any additional shares of capital stock for a two year period following conversion of the Preferred Stock calculated at the rate of 20% on a fully diluted basis.

On January 30, 2023, Leonard Tucker, LLC (“Tucker”), one of the holders of Series B Preferred Stock filed an action against the Company in the Second Judicial District Court of the State of Nevada (Case No. CV23-00188) alleging breach of contract, breach of implied covenant of good faith and fair dealing, unjust enrichment, specific performance and declaratory relief. The Company is contesting such action.

Series C Convertible Preferred Stock

On February 19, 2021, the Company amended its Articles of Incorporation whereby 2,000,000 shares of preferred stock were designated Series C Convertible Preferred Stock (“Series C Preferred Stock”). The Series C Preferred Stock does not bear a dividend. The holders of the Series C Preferred Stock are entitled to 100 votes per share of Common Stock and shall vote together with the holders of Common Stock. Each share of the Series C Preferred Stock is convertible into ten shares of Common Stock. Common Stock subject to adjustment for stock splits and stock combinations. The Series C Preferred Stock automatically converted on January 1, 2023 into shares of Common Stock; however, although the shares of Common Stock thereunder have not been formally issued as of April 5, 2023, the shares of Series C Preferred Stock are no longer outstanding.

The holders of the Series C Preferred Stock shall have anti-dilution rights the “Anti-Dilution Rights”) during the two-year period after the Series C Preferred has been converted into shares of Common Stock at its then effective Conversion Rate such that they maintain in Series C Preferred Stockholders, a 20% interest in the Common Stock and preferred stock of the Company, calculated on a fully-diluted basis.

Dan Bates owned all of the outstanding shares of Series C Preferred Stock.

Convertible Notes and Outstanding Warrants

On March 31, 2022, we issued units consisting of a promissory note in the principal amount of $360,000 and warrant to purchase up to 900,000 shares of Common Stock (the “March 2022 Warrant”) for gross proceeds of $300,000. The note was issued at an original issue discount of 20% and bears interest at a rate of 8% per annum. The note is convertible into shares of Common Stock at a conversion price of $0.02 provided that if we effect a Qualified Offering then the conversion price is a 20% discount to the offering price of the Common Stock in the Qualified Offering. The note may be prepaid at any time after the six- month anniversary of issuance at a price equal to 120% of the principal amount. The warrant has an exercise period that expires on March 31, 2025 and has an exercise price equal to a 25% premium of a Qualified Public Offering of in the event of the sale of our company prior to a Qualified Public Offering at a 125% premium to the per share sale price. A Qualified Public Offering is defined as a public offering pursuant to a registration statement declared effective by the SEC with minimum gross proceeds of $10 million pursuant to which our Common Stock is listed for trading on the Nasdaq or a similar nationally recognized exchange. The warrant is exercisable on a cashless basis if after the six-month anniversary of the issue date there is no effective registration statement for the resale of the shares underlying the warrant. The warrant provides for adjustment upon subdivisions and combinations.

On December 9, 2022, the Company entered into the Purchase Agreement with Coventry, pursuant to which the Company issued to Coventry on that date a Promissory Note (the “Note”) in the principal amount of $300,000 (the “Principal Amount”) in exchange for a purchase price of $255,000. The proceeds of the Note will be used by the Company for general working capital purposes. In addition, the Company issued to Coventry 15,500,000 shares of Common Stock (the “Commitment Stock”), of which 12,500,000 shares of Commitment Stock are to be returned to the Company upon the Company’s filing of the registration statement of which this prospectus forms a part on or before 45 calendar days after the date of the Purchase Agreement.

Per the terms of the Purchase Agreement the Company issued 15,500,000 shares of its Common Stock to Coventry. If the Company files an initial Registration Statement within forty-five calendar days from the date of the Note, then Coventry, pursuant to its mandatory obligations thereunder, shall, within ten (10) calendar days thereafter, return to the Company’s treasury for cancellation twelve million five hundred thousand (12,500,000) shares of Common Stock.

The Note bears “Guaranteed Interest” at the rate of 5% per annum for the 12 months from and after the date of issuance (notwithstanding the 11-month term of the Note for an aggregate Guaranteed Interest of fifteen thousand Dollars ($15,000.00), all of which Guaranteed Interest shall be deemed earned as of the date of the Note. The Principal Amount and the Guaranteed Interest are due and payable in seven equal monthly payments (each, a “Monthly Payment”) of forty-five thousand and 00/100ths Dollars ($45,000.00), commencing on May 6, 2023 and continuing on the 6th day of each month thereafter (each, a “Monthly Payment Date”) until paid in full not later than November 6, 2023 (the “Maturity Date”), or such earlier date as the Note is required or permitted to be repaid as provided therein, and to pay such other interest to Coventry on the aggregate unconverted and then outstanding Principal Amount of the Note in accordance with the provisions thereof.

Upon an event of default under the Note, the outstanding principal and interest thereon may be converted, at the option of Coventry, into shares of Common Stock at a conversion price equal to 90% per share of the lowest per-share trading price during the 20 trading day period before the conversion.

February 2023 Convertible Note and Warrant

On February 17, 2023, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with an accredited investor (the “Investor”), pursuant to which the Investor purchased a senior convertible promissory note (the “Note”) in the original principal amount of $2,500,000 and a warrant to purchase 29,434,850 shares of the Company’s common stock (the “Warrant”). Pursuant to the terms of the Purchase Agreement, the Company and the Investor provided customary representations and warranties to each other. The transactions contemplated under the Purchase Agreement closed on February 21, 2023.

The maturity date of the Note is February 21, 2024 (the “Maturity Date”). The Note bears interest at a rate of 5% per annum. The Note carries an original issue discount of 2%. The Company may not prepay any portion of the outstanding principal amount, accrued and unpaid interest or accrued and unpaid late charges on principal and interest, if any, except as specifically permitted by the terms of the Note.

At any time, the Company shall have the right to redeem all, but not less than all, of the conversion amount then remaining under the Note (the “Company Optional Redemption Amount”) on the Company Optional Redemption Date (a “Company Optional Redemption”). The portion of this Note subject to redemption shall be redeemed by the Company in cash at a price equal to the greater of (i) 120% of the Conversion Amount being redeemed as of the Company Optional Redemption Date and (ii) the product of (1) the Conversion Rate with respect to the Conversion Amount being redeemed as of the Company Optional Redemption Date multiplied by (2) the greatest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date immediately preceding such Company Optional Redemption Notice Date and ending on the Trading Day immediately prior to the date the Company makes the entire payment required. The Company may exercise its right to require redemption under the Note by delivering a written notice thereof by electronic mail and overnight courier to all, but not less than all, of the holders of Notes (the “Company Optional Redemption Notice”).

The Note set forth certain standard events of default (such event, an “Event of Default”), which, upon such Event of Default, requires the Company within one (1) Business Day to deliver written notice thereof via electronic mail and overnight courier to the Holder (an “Event of Default Notice”). At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Holder may require the Company to redeem (regardless of whether such Event of Default has been cured) all or any portion of the Note by delivering written notice thereof.

The Warrant is exercisable for shares of the Company’s common stock (the “Warrant Shares”) at a price of $0.845 per share (the “Exercise Price”) and expires five years from the date of issuance. The Exercise Price is subject to customary adjustments for stock dividends, stock splits, recapitalizations and the like.

The Company has also entered into a Registration Rights Agreement (the “Registration Rights Agreement”) to file with the Securities and Exchange Commission (the “SEC”) a Registration Statement covering the resale of all of the registrable securities under the Registration Rights Agreement.

All capitalized terms not defined herein shall have their respective meanings as set forth in the Purchase Agreement, Note, Warrant and RRA. The foregoing descriptions of the Note, Warrant, RRA and Purchase Agreement do not purport to be complete and each is qualified in its entirety by reference to the full text of the Note, Warrant, RRA and Purchase Agreement.

Reg. D Warrants

On February 22, 2023, the Company entered into and closed on those certain securities purchase agreements (the “Reg. D Purchase Agreement”) with five (5) investors (the “Investors”), pursuant to which the Company (i) issued and sold an aggregate of 16,750,000 shares of Common Stock and (ii) issued warrants to purchase up to 16,750,000 shares of Common Stock (the “Reg. D Warrant”). Pursuant to the terms of the Reg. D Purchase Agreement, the shares of Common Stock were sold to the Investors at a price of $0.02 per share and the Warrants are exercisable at a price of $0.03 per share and expires five (5) years from the date of issuance.

Common Stock

Anti-Takeover Provisions

Some of the provisions of Nevada law, our Articles of Incorporation and our Bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of our company or removing our incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection against an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals. Among other things, negotiation of such proposals could result in an improvement of their terms.

Nevada Revised Statutes (“NRS”) Sections 78.411 to 78.444 inclusive apply to combinations between resident domestic corporations (defined as a Nevada domestic corporation that has 200 or more stockholders of record) and certain affiliated stockholders (collectively, the “Interested Shareholder Combination Statutes”). We have elected not to be governed by the Interested Shareholder Combination Statutes in the future. We do not anticipate this election to have any immediate effect on the rights of existing stockholders. To the extent that we qualify as a resident domestic corporation in the future, the Board will be able to enter into acquisitions and combinations with entities affiliated with its executive officer, directors and control shareholders with greater ease, including without limitation, without the requirement of obtaining the approval of the stockholders in certain instances.

The Nevada Interested Shareholder Combination Statutes generally prohibit a Nevada corporation, with shares registered under section 12 of the Exchange Act and with 200 or more stockholders of record, from engaging in a combination (defined in the statute to include a variety of transactions, including mergers, asset sales, issuance of stock and other actions resulting in a financial benefit to the Interested Stockholder) with an Interested Stockholder (defined in the statute generally as a person that is the beneficial owner of 10% or more of the voting power of the outstanding voting shares), for a period of three years following the date that such person became an Interested Stockholder unless the board of directors of the corporation first approved either the combination or the transaction that resulted in the stockholder’s becoming an Interested Stockholder. If this approval is not obtained, the combination may be consummated after the three year period expires if either (a) (1) the board of directors of the corporation approved the combination or the purchase of the shares by the Interested Stockholder before the date that the person became an Interested Stockholder, (2) the transaction by which the person became an Interested Stockholder was approved by the board of directors of the corporation before the person became an interested stockholder, or (3) the combination is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the Interested Stockholder at a meeting called no earlier than three years after the date the Interested Stockholder became such; or (b) the aggregate amount of cash and the market value of consideration other than cash to be received by all holders of Common Stock and holders of any other class or series of shares not beneficially owned by an Interested Stockholder meets the minimum requirements set forth in NRS Sections 78.441 through 78.444.

The NRS also limits the acquisition of a controlling interest in a Nevada corporation with 200 or more stockholders of record, at least 100 of whom have Nevada addresses appearing on the stock ledger of the corporation, and that does business in Nevada directly or through an affiliated corporation. According to the NRS, an acquiring person who acquires a controlling interest in an issuing corporation may not exercise voting rights on any control shares unless such voting rights are conferred by a majority vote of the disinterested stockholders of the issuing corporation at a special or annual meeting of the stockholders. In the event that the control shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any stockholder, other than the acquiring person, who does not vote in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of such person’s shares.

Under the NRS, a controlling interest means the ownership of outstanding voting shares of an issuing corporation sufficient to enable the acquiring person, individually or in association with others, directly or indirectly, to exercise (1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more of the voting power of the issuing corporation in the election of directors. Outstanding voting shares of an issuing corporation that an acquiring person acquires or offers to acquire in an acquisition and acquires within 90 days immediately preceding the date when the acquiring person became an acquiring person are referred to as control shares.

Board of Directors. Our by-laws provide for the election of directors to one-year terms at each annual meeting of the stockholders. All directors elected to our board of directors will serve until the election and qualification of their respective successors or their earlier resignation or removal. The board of directors is authorized to create new directorships, and to fill such positions so created by a majority vote of the directors or a majority of the shareholders.

Special Meetings of Stockholders. Special meetings of the stockholders may be called only by our president or the board of directors pursuant to the requirements of our by-laws or by the president if holders representing 10% of all votes entitled to be cast on any issue proposed to be considered at the meeting.

Blank-Check Preferred Stock. Our board of directors will be authorized to issue, without stockholder approval, preferred stock, the rights of which will be determined at the discretion of the board of directors and that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that our board of directors does not approve.

Limitations on Liability and Indemnification of Officers and Directors

Our bylaws provide that we may indemnify our directors, officers and employees to the fullest extent permitted by the laws of the State of Nevada. As authorized by Section 78.751 of the Nevada Revised Statutes, we may indemnify our officers and directors against expenses incurred by such persons in connection with any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative, involving such persons in their capacities as officers and directors, so long as such persons acted in good faith and in a manner which they reasonably believed to be in our best interests. If the legal proceeding, however, is by or in our right, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he is adjudged to be liable for negligence or misconduct in the performance of his duty to us unless a court determines otherwise.

Under Nevada law, corporations may also purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director or officer (or is serving at our request as a director or officer of another corporation) for any liability asserted against such person and any expenses incurred by him in his capacity as a director or officer. These financial arrangements may include trust funds, self-insurance programs, guarantees and insurance policies.

Additionally, our Articles of Incorporation provide that any person who was or is a party or was or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the Company) by reason of the fact that he is or was a director, officer, incorporator, employee, or agent of the Corporation, or is or was serving at the request of the Company as a director, officer, incorporator, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan), is entitled to be indemnified by the Company to the full extent then permitted by law against expenses (including counsel fees and disbursements), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan), and amounts paid in settlement incurred by him in connection with such action, suit, or proceeding and, if so requested, the Company is required to advance (within two business days of such request) any and all such expenses to the person indemnified; provided, however, that (i) the foregoing obligation of the Company does not apply to a claim that was commenced by the person indemnified without the prior approval of the Board of Directors.

Such right of indemnification continues as to a person who has ceased to be a director, officer, incorporator, employee, partner, trustee, or agent and inures to the benefit of the heirs and personal representatives of such a person. The indemnification provided by the Articles of Incorporation is not exclusive of any other rights which may be provided now or in the future under any provision of the bylaws, by any agreement, by vote of stockholders, by resolution of disinterested directors, by provisions of law, or otherwise.

Neither our Bylaws nor our Articles of Incorporation, as amended, include any specific indemnification provisions for our officers or directors against liability under the Securities Act. Additionally, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Trading Symbol

Our Common Stock is traded on the OTCQB maintained by OTC Markets Group, Inc. under the symbol “CLNV”.

Transfer Agent

The transfer agent and registrar for our Common Stock is EQ by Equiniti, 1110 Centre Point Curve, Suite 101, Mendota Heights, Minnesota 55120.

Equity Awards

In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchased shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirement or other restrictions contained in Rule 144.

The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus.

None of our outstanding shares of Common Stock were issued in consideration for compensation.

SELLING SHAREHOLDER

The Selling Shareholder identified in this prospectus may offer and sell up to (a) 3,000,000 shares of our Common Stock purchased by the Selling Shareholder pursuant to the Purchase Agreement and (b) 20,000,000 shares of our Common Stock issuable to Coventry in the event of a default under the Note, registered for sale herein. The 3,000,000 shares of Common Stock currently owned by Coventry represent approximately 0.65% of our issued and outstanding shares of as April 5, 2023.

The Selling Shareholder may from time to time offer and sell under this prospectus any or all of the shares of Common Stock described under the column “Shares to be Offered” in the table below.

Coventry will be deemed to be an underwriter within the meaning of the Securities Act. Any profits realized by the Selling Shareholder may be deemed to be underwriting commissions.

We cannot give an estimate as to the number of shares of common stock that will actually be held by the Selling Shareholder upon termination of this offering, because the selling security holder may offer some or all of the common stock being registered on its behalf under the offering contemplated by this prospectus or acquire additional shares of common stock. The total number of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read the section entitled “Plan of Distribution” in this prospectus.

The following table sets forth the name of the Selling Shareholder, the number of shares of our common stock beneficially owned by such stockholder before this offering, the number of shares to be offered for such stockholders’ account and the number and (if one percent or more) the percentage of the class to be beneficially owned by such stockholders after completion of the offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of our common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days of the date as of which the information is provided, through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement, and such shares are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person. Beneficial ownership percentages are calculated based on 462,499,000 shares of our Common Stock outstanding as of April 5, 2023 and including the issuance of such shares to be issued.

Unless otherwise set forth below, (a) the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the Selling Shareholder’s name, subject to community property laws, where applicable, and (b) no Selling Shareholder had any position, office or other material relationship within the past three years, with us or with any of our predecessors or affiliates. The number of shares of common stock shown as beneficially owned before the offering is based on information furnished to us or otherwise based on information available to us at the timing of the filing of the registration statement of which this prospectus forms a part.

Name of Selling Shareholder	Shares Beneficially Owned Prior to Offering	Shares to be Offered		Amount Beneficially Owned After Offering %
Coventry Enterprises, LLC	23,000,000	23,000,000	(1)(2)(3)(4)	0	(2)

Notes:

(1)	Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to shares of common stock. Shares of common stock subject to options, warrants and convertible debentures currently exercisable or convertible, or exercisable or convertible within 60 days, are counted as outstanding. The actual number of shares of common stock issuable upon the conversion of the convertible debentures is subject to adjustment depending on, among other factors, the future market price of our common stock, and could be materially less or more than the number estimated in the table.

(2)	Because the selling security holder may offer and sell all or only some portion of the 3,000,000 shares of our common stock being offered pursuant to this prospectus and may acquire additional shares of our common stock in the future, we can only estimate the number and percentage of shares of our common stock that the Selling Shareholder will hold upon termination of the offering. The column titled “Amount Beneficially Owned After Offering” assumes that the Selling Shareholder will sell all of its Shares.

(3)	Includes 3,000,000 shares of Commitment Stock issued to Coventry on December 9, 2022.

(4)	Includes 20,000,000 shares of Common Stock issuable to Coventry upon an event of default under the Note. Upon an event of default under the Note, the outstanding principal and interest thereon may be converted, at the option of Coventry, into shares of Common Stock at a conversion price equal to 90% per share of the lowest per-share trading price during the 20 trading day period before the conversion.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock to permit the resale of those shares of Common Stock under the Securities Act from time to time after the date of this Prospectus at the discretion of the holders of such shares of Common Stock. We will not receive any of the proceeds from the sale by the Selling Shareholder of the Common Stock. We will bear all fees and expenses incident to our obligation to register the Common Stock.

The Selling Shareholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its Common Stock on the OTCQB, or any other stock exchange, market, quotation service or trading facility on which the shares are traded or in private transactions, provided that all applicable laws are satisfied. The Selling Shareholder may also sell its Common Stock directly or through one or more underwriters, broker-dealers, or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the Selling Shareholder will be responsible for underwriting discounts or commissions or agent’s commissions. The Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this Prospectus is a part;

●	broker-dealers may agree with the Selling Shareholder to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Shareholder may also sell shares pursuant to Rule 144 under the Securities Act, if available, rather than under this Prospectus.

If the Selling Shareholder effect such transactions by selling Common Stock to or through underwriters, broker-dealers, or agents, such underwriters, broker-dealers, or agents may receive commissions in the form of discounts, concessions, or commissions from the Selling Shareholder or commissions from purchasers of the Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions, or commissions as to particular underwriters, broker-dealers, or agents may be in excess of those customary in the types of transactions involved). Broker-dealers engaged by any Selling Shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with sales of Common Stock or interests therein, the Selling Shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging in positions they assume. The Selling Shareholder may also sell Common Stock short and deliver Common Stock covered by this Prospectus to close out its short positions and to return borrowed shares in connection with such short sales. The Selling Shareholder may also loan or pledge Common Stock to broker-dealers that in turn may sell such Common Stock. The Selling Shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Common Stock offered by this Prospectus, which Common Stock such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction)..

The Selling Shareholder and any broker-dealers or agents that are involved in selling the Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, in connection with such sales. In such event, any commissions received by, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of any Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Common Stock is made, a prospectus supplement, if required, will be distributed that will set forth the aggregate amount of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions, and other terms constituting compensation from the Selling Shareholder and any discounts, commissions, or concessions allowed or re-allowed or paid to broker-dealers.

Coventry has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

Because the Selling Shareholder may be deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. Once this registration statement becomes effective, we intend to file the final prospectus with the SEC in accordance with SEC Rules 172 and 424. Provided we are not the subject of any SEC stop orders and we are not subject to any cease and desist proceedings, the obligation to deliver a final prospectus to a purchaser will be deemed to have been met.

There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Shareholder.

Under the securities laws of some states, the Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless such shares have been registered or qualified for sale in such state, or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Shareholder will sell any or all of the Common Stock registered pursuant to the registration statement of which this Prospectus forms a part.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Common Stock may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholder will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of Common Stock by the Selling Shareholder or any other person. All of the foregoing provisions may affect the marketability of the Common Stock and the ability of any person or entity to engage in market-making activities with respect to the Common Stock.

We will pay all expenses of the registration of the Common Stock, estimated to be approximately $ in total, including, without limitation, SEC filing fees, expenses of compliance with state securities or “blue sky” laws, and legal and accounting fees; provided, however, that a Selling Shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Shareholder against liabilities, including some liabilities under the Securities Act, in accordance with applicable registration rights agreements, if any, or the Selling Shareholder will be entitled to contribution. We may be indemnified by the Selling Shareholder against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Shareholder specifically for use in this Prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the Common Stock may be resold by the Selling Shareholder without registration and without the requirement to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144 or (ii) all of the Common Stock have been sold pursuant to this Prospectus or Rule 144 under the Securities Act or any other rule of similar effect.

Once sold under the registration statement of which this prospectus forms a part, the Common Stock will be freely tradable in the hands of persons other than our affiliates.

Market for Common Equity and Related Stockholder Matters

Market Information

Our Common Stock is quoted on the OTCQB maintained by OTC Markets Group, Inc. under the symbol “CLNV.” The OTCQB is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current “bids” and “asks”, as well as volume information. There can be infrequent trading volume, which precipitates wide spreads in the quotes for our Common Stock, on any given day. On April 5, 2023, the last reported sale price of our Common Stock on the OTC Market was $0.0563 per share.

The following table sets forth the range of high and low sales prices for our Common Stock for each of the periods indicated as reported by OTC Markets Group, Inc. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	HIGH	LOW
Year Ended December 31, 2020
First Quarter	$0.11	$0.03
Second Quarter	$0.36	$0.05
Third Quarter	$0.29	$0.09
Fourth Quarter	$0.11	$0.07

Year Ending December 31, 2021
First Quarter	$0.21	$0.09
Second Quarter	$0.17	$0.06
Third Quarter	$0.07	$0.02
Fourth Quarter	$0.05	$0.02

Year Ending December 31, 2022
First Quarter	$0.10	$0.02
Second Quarter	$0.07	$0.02
Third Quarter	$0.02	$0.02
Fourth Quarter	$0.07	$0.02

Shareholders

As of April 5, 2023 we had approximately 170, shareholders of record of our Common Stock . The number of stockholders of record does not include beneficial owners of our Common Stock, whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries.

Dividends

We have never declared or paid a cash dividend on our Common Stock. We do not expect to pay cash dividends on our Common Stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our Board and subject to any restrictions that may be imposed by our lenders.

On February 16, 2023, the Company’s Board of Directors (the “Board”) approved a special dividend of five shares of the Company’s Common Stock for every one hundred shares of Common Stock issued and outstanding (the “Dividend”). On February 16, 2023, the Board approved the Dividend and set the record date for the Dividend as February 27, 2023 (the “Record Date”) and the payment date as March 13, 2023. The shares issued pursuant to the Dividend were issued as of March 13, 2023

Penny Stock Regulation

Shares of our Common Stock will probably be subject to rules adopted by the SEC that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the SEC, which contains the following:

●	a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

●	a description of the broker’s or dealer’s duties to the customer and of the rights and remedies;

●	a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the “bid” and “ask” price;

●	a toll-free telephone number for inquiries on disciplinary actions;

●	definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and

●	such other information and is in such form (including language, type, size and format), as the SEC shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

1.	the bid and offer quotations for the penny stock;

2.	the compensation of the broker-dealer and its salesperson in the transaction;

3.	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

4.	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Holders of shares of our Common Stock may have difficulty selling those shares because our Common Stock will probably be subject to the penny stock rules.

Legal Matters

The validity of the securities offered by this prospectus will be passed upon for us by Lucosky Brookman LLP.

Experts

The audited financial statements of Clean Vision Corporation as of December 31, 2022 and 2021 and for the years then ended, included in this prospectus and the registration statement have been audited by Fruci & Associates II, PLLC, Spokane, Washington, independent registered public accounting firm, as stated in their as stated in their reports. Such financial statements have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the securities offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our Common Stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s website at https://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC. If you do not have internet access, requests for copies of such documents should be directed to Dan Bates, the Company’s Chief Executive Officer, at Clean Vision Corporation, 2711 N Sepulveda Blvd #1051, Manhattan Beach, CA 90266.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act, as amended, and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available at the SEC’s website, www.sec.gov. We also maintain a website www.cleanvisioncorp.com. Upon the completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Index to Financial Statements

Audited Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Clean Vision Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Clean Vision Corp. and Subsidiaries (“the Company”) as of December 31, 2022 and 2021, and the related consolidated statements of operations and comprehensive loss, stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2022 and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has an accumulated deficit, not established revenue, and recurring losses from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Disclosure of Related-Party Transactions — Refer to Note 7 to the financial statements

Critical Audit Matter Description

The Company experienced a significant increase in consulting expenses and transactions during 2021, including those to related parties and stock issuances. There is judgment regarding valuation of stock compensation and accuracy of accounts and disclosures in relation to written terms and verbal adjustments.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to evaluating the Company’s accounting for related-party transactions included the following, among others:

·	Substantive testing to verify the completeness and accuracy of transactions.
·	Independent calculation of stock compensation to consultants (including related parties) and comparison to amounts per the Company.
·	Prepared a summary of related party transactions based on our audit and compared to financial statement disclosures to verify accuracy and completeness.

We have served as the Company’s auditor since 2020. Spokane, Washington
April 2, 2023

CLEAN VISION CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31, 2022	December 31, 2021
ASSETS
Current Assets:
Cash	$10,777	$835,657
Prepaids	125,000	54,000
Total Current Assets	135,777	889,657
Property and equipment	241,376	150,505
Total Assets	$377,153	$1,040,162
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$377,746	$60,248
Accrued compensation	641,639	308,500
Accrued expenses	250,355	9,502
Convertible note payable, net of discount of $183,560	476,440	—
Loan payable	114,500	14,500
Loans payable – related party	27,017	100
Liabilities of discontinued operations	67,093	67,093
Total current liabilities	1,954,790	459,943
Total Liabilities	1,954,790	459,943

Commitments and contingencies	—	—

Mezzanine Equity:
Series B Preferred stock, $0.001 par value, 2,000,000 shares authorized; 2,000,000 and 0 shares issued and outstanding, respectively	1,800,000	625,000
Total mezzanine equity	1,800,000	625,000

Stockholders' Deficit:
Preferred stock, $0.001 par value, 4,000,000 shares authorized; no shares issued and outstanding	—	—
Series A Preferred stock, $0.001 par value, 2,000,000 shares authorized; 0 and 1,850,000 shares issued and outstanding, respectively	—	1,850
Series C Preferred stock, $0.001 par value, 2,000,000 shares authorized v; 2,000,000 shares issued and outstanding	2,000	2,000
Common stock, $0.001 par value, 2,000,000,000 shares authorized, 402,196,273 and 312,860,376 shares issued and outstanding, respectively	402,197	312,861
Common stock to be issued	76,911	227,544
Additional paid-in capital	15,203,394	12,576,049
Accumulated other comprehensive loss	16,670	—
Accumulated deficit	(19,078,809)	(13,165,085)
Total stockholders' deficit	(3,377,637)	(44,781)
Total liabilities and stockholders' deficit	$377,153	$1,040,162

The accompanying notes are an integral part of these consolidated financial statements.

F-4

CLEAN VISION CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Years Ended December 31,
	2022	2021

Operating Expenses:
Consulting	$2,452,383	$1,955,213
Professional fees	407,501	413,479
Payroll expense	829,364	824,393
Officer stock compensation expense	516,042	536,125
Director fees	171,000	18,500
General and administration expenses	1,287,030	373,095
Total operating expense	5,663,320	4,120,805

Loss from Operations	(5,663,320)	(4,120,805)

Other income (expense):
Interest expense	(250,404)	(1,187,033)
Change in fair value of derivative	—	(576,573)
Loss on investment	—	(150,000)
Total other expense	(250,404)	(1,913,606)

Net loss before provision for income tax	(5,913,724)	(6,034,411)
Provision for income tax expense	—	—

Net loss	$(5,913,724)	$(6,034,411)

Other comprehensive income:
Foreign currency translation adjustment	16,670	—
Comprehensive loss	$(5,897,054)	$(6,034,411)

Loss per share - basic and diluted	$(0.02)	$(0.03)

Weighted average shares outstanding - basic and diluted	344,710,350	197,675,465

The accompanying notes are an integral part of these consolidated financial statements.

F-5

CLEAN VISION CORPORATION

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

For the Years Ended December 31, 2022 and 2021

	Series A Preferred Stock		Series C Preferred Stock		Common Stock		Additional paid	Common Stock	Accumulated Other Comprehensive	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	In Capital	To be Issued	Loss	Deficit	Deficit
Balance, December 31, 2021	2,000,000	$2,000	—	$—	97,208,516	$97,208	$5,061,681	$266,299	$—	$(7,130,674)	$(1,703,486)
Redemption of preferred	(150,000)	(150)	—	—	—	—	150	—	—	—	—
Stock issued for services – related party	—	—	2,000,000	2,000	4,500,000	4,500	769,250	(207,895)	—	—	567,855
Stock issued for services	—	—	—	—	7,250,000	7,250	799,990	169,140	—	—	976,380
Stock issued for Conversion of debt	—	—	—	—	41,701,860	41,703	2,863,178	—	—	—	2,904,881
Stock issued for cash	—	—	—	—	162,200,000	162,200	3,081,800	—	—	—	3,244,000
Net loss	—	—	—	—	—	—	—	—	—	(6,034,411)	(6,034,411)
Balance, December 31, 2021	1,850,000	1,850	2,000,000	2,000	312,860,376	312,861	12,576,049	227,544	—	(13,165,085)	(44,781)
Cancellation of preferred	(1,850,000)	(1,850)	—	—	—	—	1,850	—	—	—	—
Stock issued for services	—	—	—	—	40,127,557	40,128	1,214,087	(150,633)	—	—	1,103,582
Stock issued for services – related party	—	—	—	—	19,208,340	19,208	645,334	—	—	—	664,542
Stock issued for cash	—	—	—	—	30,000,000	30,000	570,000	—	—	—	600,000
Debt issuance cost – warrants issued	—	—	—	—	—	—	196,074	—	—	—	196,074
Net loss	—	—	—	—	—	—	—	—	16,670	(5,913,724)	(5,897,054)
Balance, December 31, 2022	—	$—	2,000,000	$2,000	402,196,273	$402,197	$15,203,394	$76,911	$16,670	$(19,078,809)	$(3,377,637)

The accompanying notes are an integral part of these consolidated financial statements.

CLEAN VISION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2022	2021

Cash Flows from Operating Activities:
Net loss	$(5,913,724)	$(6,034,411)
Adjustments to reconcile net loss to net cash used by operating activities:
Stock issued for services	1,024,323	1,574,380
Stock issued for services – related party	664,542	567,855
Preferred stock compensation expense	1,175,000	—
Debt discount amortization	200,273	1,162,996
Loss on investment	—	150,000
Change in fair value of derivative	—	576,573
Changes in operating assets and liabilities:
Prepaid	(71,000)	(34,000)
Accounts payable	317,498	38,990
Accruals	240,853	35,539
Accrued compensation	333,139	161,000
Net cash used by operating activities	(2,029,096)	(1,801,078)

Cash Flows from Investing Activities:
Investment in 100Bio	—	(150,000)
Purchase of property and equipment	(90,871)	(150,505)
Net cash used by investing activities	(90,871)	(300,505)

Cash Flows from Financing Activities:
Proceeds from convertible notes payable	555,000	686,500
Proceeds from the sale of common stock	600,000	3,244,000
Payments on convertible notes payable	—	(594,000)
Proceeds from notes payable - related party	46,917	—
Repayment of related party loans	(20,000)	—
Proceeds from notes payable	154,000	300,000
Payments - notes payable	(57,500)	(700,000)
Net cash provided by financing activities	1,278,417	2,936,500

Net change in cash	(841,550)	834,917
Effects of currency translation	16,670	—
Cash at beginning of year	835,657	740
Cash at end of year	$10,777	835,657

Supplemental schedule of cash flow information:
Interest paid	$10,471	$—
Income taxes	$—	$—
Supplemental non-cash disclosure:
Common stock issued for conversion of debt	$—	$1,231,461

 The accompanying notes are an integral part of these consolidated financial statements.

CLEAN VISION CORPORATION

Notes to Consolidated Financial Statements

December 31, 2022

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

Clean Vision Corporation (“Clean Vision,” “we,” “us,” or the “Company”) is a new entrant in the clean energy and waste-to-energy industries focused on clean technology and sustainability opportunities.  Currently, we are focused on providing a solution to the plastic and tire waste problem by recycling the waste and converting it into saleable byproducts, such as hydrogen and other clean-burning fuels that can be used to generate clean energy. Using a technology known as pyrolysis, which heats the feedstock (i.e., plastic or tires) at high temperatures in the absence of oxygen so that the material does not burn, we are able to turn the feedstock into i) low sulfur fuel, ii) clean hydrogen and iii) carbon black or char (char is created in the pyrolysis of plastic, while carbon black is created when tires are pyrolyzed). We intend to generate revenue from three sources: service revenue from the recycling services we provide, revenue generated from the sale of the byproducts, and revenue generated from the sale of fuel cell equipment.  Our mission is to aid in solving the problem of cost-effectively upcycling the vast amount of waste plastic generated on land before it flows into the world’s oceans, as well as to reduce the amount of tire waste.

We currently operate through our wholly-owned subsidiary, Clean-Seas, Inc. (“Clean-Seas”), which we acquired on May 19, 2020.  Clean-Seas acquired its first pyrolysis unit in November 2021 for use in a pilot project in India, which began operations in early May 2022.  We believe that this pilot project will showcase our ability to pyrolyze waste plastic (using pyrolysis), which will generate three byproducts: i) low sulfur fuel, ii) clean hydrogen, AquaHtm, and iii) char.  We intend to sell the majority of the byproducts, while retaining a small amount of the low sulfur fuels and/or hydrogen to power our facilities and equipment.  To date we have not generated any revenue from the provision of pyrolysis services nor have we generated any revenue from the sale of byproducts from our operations in India or fuel cell equipment and we do not currently have any contracts in place to sell these byproducts or fuel cell equipment.  However, we believe that there is a strong market for low sulfur fuel and clean hydrogen, upon which we intend to focus our byproduct sales.

Clean-Seas, Inc. is Clean Vision Corporation’s first investment within its newly expanded scope. The acquisition of 100% of Clean Seas is Clean Vision Corporation’s first entrance into the clean energy space. Clean Seas has made significant progress in identifying and developing a new business model around the clean energy and waste to energy sectors. Clean Vision Corporation’s management team will incorporate the two companies into a single-minded, clean energy-focused entity.

Clean-Seas India Private Limited which was incorporated on November 17, 2021, as a wholly owned subsidiary of Clean-Seas, Inc.

Clean-Seas, Abu Dhabi PVT. LTD was incorporated in Abu Dhabi on December 9, 2021, as a wholly owned subsidiary of the Company. On January 19, 2022, the Company changed the name of its wholly owned subsidiary, Clean-Seas, Abu Dhabi PVT. LTD, to Clean-Seas Group. As of July 4, 2022, the Company ceased operations and is in the process of dissolving the corporation.

EndlessEnergy was incorporated in Nevada on December 10, 2021, as a wholly owned subsidiary of the Company. EndlessEnergy does not currently have any operations, but it was incorporated for the purpose of investing in wind and solar energy projects.

EcoCell was incorporated on March 4, 2022, as a wholly owned subsidiary of CVC. EcoCell does not currently have any operations, but we intend to use EcoCell for the purpose of licensing fuel cell patented technology.

Clean-Seas Arizona was incorporated on September 19, 2022, as a wholly owned subsidiary of Clean-Seas.

Clean-Seas, Inc. has established Clean-Seas Arizona as a joint venture pursuant to a Memorandum of Understanding (the “MOU”) signed on November 4, 2022, with Arizona State University and the Rob and Melani Walton Sustainability Solution Service. Pursuant to the MOU, the parties intend to establish a 100 ton per day waste plastic to clean hydrogen conversion facility in Arizona.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Concentrations of Credit Risk

We maintain our cash in bank deposit accounts, the balances of which at times may exceed federally insured limits. We continually monitor our banking relationships and consequently have not experienced any losses in our accounts. At times, such deposits may be in excess of the Federal Deposit Insurance Corporation insurable amount (“FDIC”).

Cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents for the periods ended December 31, 2022 and 2021.

Principles of Consolidation

The accompanying consolidated financial statements for the year ended December 31, 2022, include the accounts of the Company and its wholly owned subsidiaries, Clean-Seas, Inc and Clean-Seas India Private Limited, Clean-Seas Group, EndlessEnergy, EcoCell, Clean-Seas Arizona and Clean-Seas Morocco. As of December 31, 2022, there was no activity in Clean-Seas Group, EndlessEnergy or Clean-Seas Arizona.

Reclassifications

Certain reclassifications have been made to the prior period financial information to conform to the presentation used in the financial statements for the year ended December 31, 2022.

Translation Adjustment

For the year ended December 31, 2022, the accounts of the Company’s subsidiary Clean-Seas India Private Limited, are maintained in Rupees. According to the Codification, all assets and liabilities were translated at the current exchange rate at respective balance sheets dates, members’ capital are translated at the historical rates and income statement items are translated at the average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with the Comprehensive Income Topic of the Codification (ASC 220), as a component of members’ capital. Transaction gains and losses are reflected in the income statement.

Comprehensive Income

The Company uses SFAS 130 “Reporting Comprehensive Income” (ASC Topic 220).  Comprehensive income is comprised of net income and all changes to the statements of members’ capital, except those due to investments by members, changes in paid-in capital and distributions to members. Comprehensive income for the year ended December 31, 2022, is included in net loss and foreign currency translation adjustments.

Investments

The Company follows ASC subtopic 321-10, Investments-Equity Securities which requires the accounting for an equity security to be measured at fair value with changes in unrealized gains and losses included in current period operations. Where an equity security is without a readily determinable fair value, the Company may elect to estimate its fair value at cost minus impairment plus or minus changes resulting from observable price changes. As of December 31, 2021, the Company determined that its investment in 100Bio was fully impaired; therefore, the investment was written down to $0 and a $150,000 loss on investment was recognized.

Basic and Diluted Earnings Per Share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification.  Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period.  Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period. The weighted average number of common shares outstanding and potentially outstanding common shares assumes that the Company incorporated as of the beginning of the first period presented. As of December 31, 2022, there are warrants to purchase up to 9,040,000 shares of common stock and 18,000,000 dilutive shares of common stock from a convertible note payable. As of December 31, 2022 and 2021, there are 20,000,000 and 20,000,000 potentially dilutive shares of common stock, respectively, if the Series C preferred stock were to be converted. There are 2,000,000 shares of Series B preferred stock outstanding. The Series B Preferred Stock will automatically be converted on January 1, 2023 into shares of common stock at the rate of 10 shares of Common Stock for each share of Preferred Stock. As of December 31, 2022 and 2021, the Company’s diluted loss per share is the same as the basic loss per share, as the inclusion of any potential shares would have had an anti-dilutive effect due to the Company generating a loss.

Stock-based Compensation

In June 2018, the FASB issued ASU 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. ASU 2018-07 allows companies to account for nonemployee awards in the same manner as employee awards. The guidance is effective for fiscal years beginning after December 15, 2018, and interim periods within those annual periods. We adopted this ASU on January 1, 2019.

Fair value of financial instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements.  To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels.  The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1: Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2: Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3: Pricing inputs that are generally unobservable inputs and not corroborated by market data.

The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses and accrued expenses approximate their fair value because of the short maturity of those instruments.  The Company’s notes payable represents the fair value of such instruments as the notes bear interest rates that are consistent with current market rates.

Income Taxes

Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to tax net operating loss carryforwards. The deferred tax assets and liabilities represent the future tax return consequences of these differences, which will either be taxable or deductible when assets and liabilities are recovered or settled, as well as operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established against deferred tax assets when in the judgment of management, it is more likely than not that such deferred tax assets will not become available. Because the judgment about the level of future taxable income is dependent to a great extent on matters that may, at least in part, be beyond the Company’s control, it is at least reasonably possible that management’s judgment about the need for a valuation allowance for deferred taxes could change in the near term.

Tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon settlement. A liability for “unrecognized tax benefits” is recorded for any tax benefits claimed in the Company’s tax returns that do not meet these recognition and measurement standards. As of December 31, 2022, and 2021, no liability for unrecognized tax benefits was required to be reported.

Recently issued accounting pronouncements

The Company has implemented all new applicable accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 3 - GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not yet established a source of revenue, had an accumulated deficit of $19,078,809 at December 31, 2022, and had a net loss of $5,913,724 for the year ended December 31, 2022. The Company’s ability to raise additional capital through the future issuances of common stock and/or debt financing is unknown. The obtainment of additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. These conditions and the ability to successfully resolve these factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements of the Company do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

Management plans to continue to implement its business plan and to fund operations by raising additional capital through the issuance of debt and equity securities. The Company’s existence is dependent upon management's ability to implement its business plan and/or obtain additional funding. There can be no assurance that the Company’s financing efforts will result in profitable operations or the resolution of the Company's liquidity problems. Even if the Company is able to obtain additional financing, it may include undue restrictions on our operations in the case of debt or cause substantial dilution for our stockholders in the case of equity financing.

NOTE 4 - PROPERTY & EQUIPMENT

Property and equipment are recorded at cost. The Company capitalizes purchases of property and equipment over $5,000. Depreciation is computed using the straight-line method over the estimated useful lives of the various classes of assets as follows between three and five years.

Long lived assets, including property and equipment, to be held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Impairment losses are recognized if expected future cash flows of the related assets are less than their carrying values. Measurement of an impairment loss is based on the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

Maintenance and repair expenses, as incurred, are charged to expense. Betterments and renewals are capitalized in plant and equipment accounts. Cost and accumulated depreciation applicable to items replaced or retired are eliminated from the related accounts with any gain or loss on the disposition included as income.

Clean-Seas, Inc. has purchased a pyrolysis unit for piloting and demonstration purposes which has been commissioned in Hyderabad, India as of May 2022. The unit will be used to showcase the Company’s technology and services, turning waste plastic into environmentally friendly commodities, to potential customers.

Property and equipment stated at cost, less accumulated depreciation consisted of the following:

	December 31, 2022	December 31, 2021
Pyrolysis unit	$185,700	$150,505
Equipment	55,676	—
Less: accumulated depreciation	—	—
Property and equipment, net	$241,376	$150,505

Depreciation expense

As of December 31, 2022, the Company’s fixed assets have not yet been placed into service. Depreciation will begin on the date the assets are placed into service.

NOTE 5 – LOANS PAYABLE

As of December 31, 2020, a third party loaned the Company a total of $114,500. The loan was used to cover general operating expenses, is non-interest bearing and due on demand. During the year ended December 31, 2021, the Company repaid $100,000 of the loan. During the year ended December 31, 2022, the same individual provided consulting/IR services to the Company valued at $100,000. The amount due was added to the note payable for a balance due of $114,500 as of December 31, 2022.

Effective January 1, 2022, the Company acquired a financing loan for its Director and Officer Insurance for $26,381. The loan bears interest at 10.45%, requires monthly payments of $3,060.36 and is due within one year. As of December 31, 2022, the balance due is $0.

On August 17, 2022, a third party loaned the Company $14,000. The loan has an original issue discount of $3,500, for a total note payable of $17,500. The note bears interest at 8% and is due in one year. This loan was repaid in full on December 15, 2022.

NOTE 6 – CONVERTIBLE NOTES

Silverback Capital Corporation

On March 31, 2022, the Company issued a Promissory Note to Silverback Capital Corporation (“Silverback”) in the amount of $360,000. The Company received $300,000, net of a $60,000 OID. The note bears interest at 8% per annum and matures in one year. The note may be converted to shares of common stock at $0.02 per share, provided, that if the Company effects a Qualified Offering (as defined in the note) the conversion price will be such price that represents a 20% discount to the offering price of the Company’s common Stock in the Offering. In the event of a default Silverback will have the option to convert at the lower of 1) .02 per share, or 2) a 20% discount to the five day trailing VWAP of the common stock. As of December 31, 2022, there is $21,698 of accrued interest on the loan.

Coventry Enterprises, LLC

On December 9, 2022, the Company entered into the Purchase Agreement with Coventry Enterprises, LLC (“Coventry”), pursuant to which the Company issued to Coventry a Promissory Note (the “Note”) in the principal amount of $300,000 in exchange for a purchase price of $255,000, net of a discount of $45,000. In addition, the Company issued to Coventry 15,500,000 shares of Common Stock (the “Commitment Stock”), of which 12,500,000 shares of Commitment Stock are to be returned to the Company upon the Company’s filing of the registration statement on or before 45 calendar days after the date of the Note. The 12,500,000 shares of common stock were returned to the Company in Q1 2023.

The Note bears “Guaranteed Interest” at the rate of 5% per annum for the 12 months from and after the date of issuance (notwithstanding the 11-month term of the Note for an aggregate Guaranteed Interest of fifteen thousand Dollars ($15,000), all of which Guaranteed Interest shall be deemed earned as of the date of the Note. The Principal Amount and the Guaranteed Interest are due and payable in seven equal monthly payments of $45,000, commencing on May 6, 2023 and continuing on the 6th day of each month thereafter until paid in full not later than November 6, 2023

NOTE 7 – RELATED PARTY TRANSACTIONS

Dan Bates, CEO

On February 21, 2021, the Company amended the employment agreement with Dan Bates, CEO. The amendment extended the term of his agreement from three years commencing May 27, 2020, to expire on May 27, 2025.

On December 14, 2022, the Company granted Mr. Bates, 10,000,000 shares of common stock for services. The shares were valued at $0.035, the closing stock price on the date of grant, for total non-cash expense of $350,000.

As of December 31, 2022 and 2021, the Company owed Mr. Bates, $220,000 and $90,000, respectively, for accrued compensation.

Mr. Bates, loaned the Company $100 to be used to open the Company’s bank account and such amount was repaid on May 26, 2022.

In addition, the Company issued to Mr. Bates three separate promissory notes, 1) on August 1, 2022, for $1,000, 2) on September 15, 2022, for $35,040, and 3) on October 6, 2022, for $1,000. The notes bear interest at 8% and are due on demand. As of December 31, 2022, the Company repaid $20,000, for a balance due of principal and interest of $26,040 and $977.

Rachel Boulds, CFO

The Company entered into a consulting agreement with Rachel Boulds, effective as of May 1, 2021, to serve as part-time Chief Financial Officer for compensation of $5,000 per month. On February 22, 2021, Ms. Boulds was granted 500,000 shares of Common Stock for her services. The shares were valued at $0.206, the closing stock price on the date of grant, for total non-cash expense of $102,950. On December 14, 2022, Ms. Boulds was granted 2,000,000 shares of Common Stock for her services. The shares were valued at $0.035, the closing stock price on the date of grant, for total non-cash expense of $70,000. As of December 31, 2022, the Company owes Ms. Boulds $25,000 for accrued compensation.

Daniel Harris, Chief Revenue Officer

During the year ended December 31, 2022, Mr. Harris was issued 2,708,340 shares of common stock for services. The shares were valued at the closing stock price on the date of grant, for total non-cash expense of $96,042. As of December 31, 2022 and 2021, the Company owed Mr. Harris, $37,500 and $0, respectively, for accrued compensation.

John Owen

We entered into a consulting agreement with John Owen, effective as of July 1, 2021, (“Owen Consulting Agreement”) to serve as our Chief Operating Officer. Mr. Owen’s compensation is $12,500 per month. On December 16, 2021, we granted 500,000 shares of Common Stock to Mr. Owen for his services. The shares were valued at $0.028, the closing stock price on the date of grant, for total non-cash expense of $14,000. Mr. Owen’s consulting agreement and his role as Chief Operating Officer were terminated effective as of November 21, 2022. Per the terms of the separation agreement with Mr. Owen, the Company acknowledges past due salary of $62,500. The Company made an initial payment of $2,500 and agreed to pay $5,000 a month beginning in January 2023.

Chris Percy, a former Director

As of December 31, 2022 and 2021, the Company owed Chris Percy, a former Director, $96,250 and $158,500, respectively, for accrued compensation.

Erfran Ibrahim, former CTO

On February 1, 2021, the Company granted 20,000 shares of Common Stock to Mr. Ibrahim for services. The shares were valued at $0.14, the closing stock price on the date of grant, for total non-cash expense of $2,800. On September 30, 2021, the Company granted 160,000 shares of Common Stock to Mr. Ibrahim for services. The shares were valued at $0.10, the closing stock price on the date of grant, for total non-cash expense of $14,930. As of December 31, 2022, the shares have not yet been issued by the transfer agent and are disclosed as Common Stock to be issued.

As of December 31, 2022 and 2021, the Company owed Mr. Ibrahim, $60,000 and $60,000, respectively, for accrued compensation.

Michael Dorsey, Director

On December 16, 2021, the Company granted Michael Dorsey, Director, 500,000 shares of Common Stock. The shares were valued at $0.028, the closing stock price on the date of grant, for total non-cash expense of $14,000. On December 14, 2022, the Company granted Mr. Dorsey, Director, 2,000,000 shares of Common Stock. The shares were valued at $0.035, the closing stock price on the date of grant, for total non-cash expense of $70,000. As of December 31, 2022 and 2021, the Company owed Mr. Dorsey, $9,000 and $0, respectively, for accrued director fees.

Greg Boehmer, Director

On December 14, 2022, the Company granted Greg Boehmer, Director, 2,000,000 shares of Common Stock. The shares were valued at $0.035, the closing stock price on the date of grant, for total non-cash expense of $70,000. As of December 31, 2022 and 2021, the Company owed Mr. Boehmer, $4,500 and $0, respectively, for accrued director fees. In addition, the Company owes Mr. Boehmer $7,000, for consulting services.

NOTE 8 – COMMON STOCK

The Company amended its Articles of Incorporation, effective June 29, 2021, to increase its authorized shares of common stock to 2,000,000,000.

During the year ended December 31, 2021, the Company issued 7,250,000 shares of common stock for services, for total non-cash compensation expense of $757,240.

During the year ended December 31, 2021, the Company granted 1,391,688 shares of common stock for services, for total non-cash compensation expense of $169,140. These shares have not yet been issued as of December 31, 2021 and are included in common stock to be issued.

During the year ended December 31, 2021, the Company sold 162,200,000 shares of common stock for total cash proceeds of $3,244,000. The shares were sold at $0.02, pursuant to the Company’s Regulation A Offering Statement qualified on June 21, 2021.

During the year ended December 31, 2021, the Company issued 41,701,860 shares of common stock for conversion of approximately $1,231,461 of debt.

The Company has entered into two consulting agreements that require the issuance of 20,834 shares of common stock per month through May 2023. During Q1 2022, the shares were valued at the closing stock price on the date of grant for total non-cash stock compensation of $1,771. During Q2 2022, the shares were valued at the closing stock price on the date of grant for total non-cash stock compensation of $2,246. During Q3 2022, the shares were valued at the closing stock price on the date of grant for total non-cash stock compensation of $1,085. During Q4 2022, the shares were valued at the closing stock price on the date of grant for total non-cash stock compensation of $860. On December 14, 2022, the Company issued all shares due as well as an additional 2,000,000 shares each. The additional shares were valued at $0.035, the closing stock price on the date of grant, for total non-cash expense of $140,000.

The Company has entered into a consulting agreement that requires $3,000 per month be paid with shares of common based on the closing stock price of the applicable date each month. During Q1 2022, the Company issued 525,016 shares of common stock that were granted and accounted for in the prior period pursuant to the terms of this agreement. For Q1 2022, there are 292,861 shares of common stock due. For Q2 2022, there are approximately 306,000 shares of common stock due. For Q3 2022, there are approximately 553,000 shares of common stock due. As of December 31, 2022, not all shares due have not been issued by the transfer agent. $18,000 is included in common stock to be issued.

The Company has entered into a consulting agreement that require the issuance of 5,000 shares of common stock per month beginning February 2022. As of December 31, 2022, 555,000 shares were issued for total non-cash compensation expense of $1,793.

In addition to the monthly shares granted the Company also granted the following:

During Q1 2022, the Company granted 1,000,000 shares of common stock for services, for total non-cash compensation expense of $30,800.

On April 1, 2022, the Company sold 30,000,000 shares of common stock to Silverback for total proceeds of $600,000.

During Q2 2022, the Company issued 5,000,000 shares of common stock for services. The shares were valued based on the closing stock price on the date of grant for total non-cash compensation expense of $148,800.

During Q3 2022, the Company issued 5,000,000 shares of common stock for services. The shares were valued based on the closing stock price on the date of grant for total non-cash compensation expense of $82,500.

During Q3 2022, the Company granted 2,500,000 shares of common stock pursuant to the terms of a new joint venture agreement. The shares were valued based on the closing stock price on the date of grant for total non-cash compensation expense of $35,500.

During Q4 2022, the Company issued 3,238,000 shares of common stock, that had been granted and accounted for in common stock to be issued in prior years.

During Q4 2022, the Company issued 21,600,000 shares of common stock for services. The shares were valued based on the closing stock price on the date of grant for total non-cash compensation expense of $664,200.

Refer to Note 7 for shares issued to related parties.

NOTE 9 – PREFERRED STOCK

The Company is authorized to issue 10,000,000 shares of Preferred Stock at $0.001 par value per share with the following designations.

Series A Redeemable Preferred Stock

On September 21, 2020, the Company created a series of Preferred Stock designating 2,000,000 shares as Series A Redeemable Preferred Stock ranks senior to the Company’s Common Stock upon the liquidation, dissolution or winding up of the Company. The Series A Preferred Stock does not bear a dividend or have voting rights and is not convertible into shares of our Common Stock.

Series B Preferred Stock

On December 14, 2020, the Company designated 2,000,000 shares of its authorized preferred stock as Series B convertible, non-voting preferred Stock. The Series B Preferred Stock does not bear a dividend or have voting rights. The Series B Preferred Stock will automatically be converted on January 1, 2023 into shares of common stock at the rate of 10 shares of Common Stock for each share of Preferred Stock. Holders of our Series B Preferred Stock have anti-dilution rights protecting their interests in the Company from the issuance of any additional shares of capital stock for a two year period following conversion of the Preferred Stock calculated at the rate of 20% on a fully diluted basis.

On December 17, 2020, the Company entered into a three-year consulting agreement with Leonard Tucker LLC. Per the terms of the agreement, Leonard Tucker LLC received 2,000,000 shares of Series B Preferred Stock for services provided. The preferred stock to be issued are classified as mezzanine equity until they are fully issued.

Series C Preferred Stock

On February 19, 2021, the Company amended its Articles of Incorporation whereby 2,000,000 shares of preferred stock were designated Series C Convertible Preferred Stock. The holders of the Series C preferred stock are entitled to 100 votes and shall vote together with the holders of common stock. Each share of the Series C preferred stock is convertible in ten shares of common stock.

NOTE 10 – WARRANTS

On October 6, 2022, the Company issued warrants to purchase up to 40,000 shares of common stock in conjunction with the issuance of a note payable. The warrants are exercisable for 3 years with an exercise price of $0.01. The warrants were evaluated for purposes of classification between liability and equity. The warrants do not contain features that would require a liability classification and are therefore considered equity.

Using the fair value calculation, the relative fair value between the debt issued and the warrants was calculated to determine the warrants recorded equity amount of $593, accounted for in additional paid in capital.

The Black Scholes pricing model was used to estimate the fair value of the warrants issued to purchase up to 40,000 shares of common stock with the following inputs:

Common shares available to purchase	40,000
Share price	$0.0163
Exercise Price	$0.01
Term	3 years
Volatility	184.74%
Risk Free Interest Rate	4.45%
Dividend rate	—
Intrinsic value	$1,996

On March 31, 2022, the Company issued warrants to purchase up to 9,000,000 shares of common stock to Silverback Capital Corporation in conjunction with convertible debt (Note 6). The warrants are exercisable for 3 years at a 25% premium to a Qualified Offering price. The warrants were evaluated for purposes of classification between liability and equity. The warrants do not contain features that would require a liability classification and are therefore considered equity.

Using the fair value calculation, the relative fair value between the debt issued and the warrants was calculated to determine the warrants recorded equity amount of $195,482 , accounted for in additional paid in capital.

The Black Scholes pricing model was used to estimate the fair value of the warrants issued to purchase up to 9,000,000 shares of common stock with the following inputs:

Common shares available to purchase	9,000,000
Share price	$0.0512
Exercise Price	$0.025
Term	3 years
Volatility	185.23%
Risk Free Interest Rate	2.45%
Dividend rate	—
Intrinsic value	$316,096

NOTE 10 – COMMITMENTS AND CONTINGENCIES

Project Finance Arrangement

On November 4, 2022, the Company entered into a consulting agreement (the “Agreement”) with Edge Management, LLC (“Edge”), a services firm based in New York City. Under the Agreement, Edge will assist us to develop, structure and implement project finance strategies (“Project Finance”) for our clean energy installations around the world. Financing strategies will be in amounts and upon terms acceptable to us, and may include, without limitation, common and preferred equity financing, mezzanine and other junior debt financing, and/or senior debt financing, including but not limited to one or more bond offerings (“Project Financing(s)”). Under the Agreement, Edge is engaged as our exclusive representative for Project Financing matters. Edge is entitled to receive a cash payment for any Project Financing involving as follows: 5% of the gross amount of the funding facilities (up to $500 million) of all forms approved by the lender (“Lender”) introduced by Edge and or its affiliates and accepted by the Company on closing (“Closing”), 4% of the gross amount of the funding facilities (for the tranche of funding ranging from $500,000,001 to $1,000,000,000) approved by the Lender introduced by Edge and or its affiliates and accepted by the Company on Closing, and 3% of the subsequent gross amount ($1,000,000,001 and greater) of the funding facilities of all forms approved by the Lender introduced by Edge and/or its affiliates and accepted by the Company on Closing. In addition to the cash consulting fee, Edge shall be issued cashless, five-year warrants equal to: 2% (at a strike price to be mutually determined by the Parties for the first tranche of funding, up to $500 million), 1% (at a strike price to be mutually determined by the Parties for the tranche of funding ranging from $500,000,001 to $1,000,000,000), and 1% (at a strike price to be mutually determined by the Parties for any and all subsequent Debt Funding ($1,000,000,001 and greater)) of the outstanding common and preferred shares, warrants, options, and other forms of participation in the our Company on Closing.. The Agreement has an initial term of one (1) year and is cancellable by either party on ninety (90) days written notice. There is no guarantee that Edge will be successful in helping us obtain Project Financing.

Legal Proceedings

Presently, except as descried below, there are not any material pending legal proceedings to which the Company is a party or as to which any of its property is subject, and no such proceedings are known to the Company to be threatened or contemplated against it.

On September 16, 2022, the Company filed action against Christopher Percy (“Percy”) in the Eighth Judicial District of Nevada (Case No. A-22-858543-B) for breach of fiduciary duty, fraud, conversion, business disparagement, declaratory relief, and injunctive relief. This case arose out of a control dispute regarding certain actions taken by Percy while an officer and director of the Company in July 2022. The Nevada State Court granted the Company a temporary restraining order against Percy and granted the Company’s request for a preliminary injunction on November 2, 2022. Thereafter, Percy removed the case to the United States District of Nevada (Case No. 2:22-cv-01862-ART-NJK). The Company filed a motion to remand to state court on November 22, 2022 which is pending with the federal court. In December 2022, the federal court entered a preliminary injunction in favor of the Company, and ordered, in relevant part, that that Percy not take any action on behalf of the Company, unless said action is expressly authorized by the Board pursuant to the procedures set forth in the Company’s bylaws, and restored control the Company’s board. On December 1, 2022, Percy filed counterclaims against the Company for breach of contract, wrongful termination, breach of implied covenant of good faith and fair dealing, unjust enrichment, and indemnification. Percy also filed third-party claims against the Company’s CEO and director, Dan Bates (“Bates”), for breach of fiduciary duty, equitable indemnity, and contribution. On December 22, 2022, the Company filed a partial motion to dismiss Percy’s counterclaims for indemnification and wrongful termination, which is pending with the federal court. On February 1, 2023, Bates filed a motion to dismiss all of Percy’s third-party claims, which is pending with the federal court.

On January 30, 2023, Leonard Tucker, LLC (“Tucker”), one of the holders of the Company’s Series B Convertible Non-Voting Preferred Stock (the “Series B Preferred Stock”) filed an action against the Company in the Second Judicial District Court of the State of Nevada (Case No. CV23-00188) alleging breach of contract, breach of implied covenant of good faith and fair dealing, unjust enrichment, specific performance and declaratory relief (the “Tucker Complaint”). This matter arises from the 3-year Consulting Agreement the Company entered into with Tucker on December 17, 2020 (the “Tucker Agreement”), whereby Tucker agreed to perform certain strategic and business development services to the Company in exchange for 2,000,000 shares of Series B Preferred Stock and a consulting fee of $20,000 per month. The 2,000,000 shares of Series B Preferred Stock automatically converted into 20,000,000 shares of Common Stock on January 1, 2023.

However the Company’s Transfer Agent was instructed to not issue the shares of Common Stock due to an ongoing dispute between the Company and Tucker regarding Tucker’s ability to perform the services under the Consulting Agreement due to the action filed by the United States Securities and Exchange Commission against Profile Solutions, Inc., Dan Oran and Leonard M. Tucker on September 9, 2022 in the United States District Court Southern District of Florida (Case No. 1:22-cv-22881) alleging, among other things, that Leonard Tucker violated Section 17(a)(1) and 17(a)(3) of the Securities Act of 1933 and aided and abetted violations of Section 10(b) and Rule 10-b5.

Pursuant to the Tucker Complaint, Tucker is seeking, among other things, that the Company issue the shares of Common Stock due pursuant to the Tucker Agreement. The Company is contesting all of the allegations set forth in the Tucker Complaint.

Non-Related Party Consulting Agreements

The following is a summary of compensation related to consulting agreements in 2022.

		Stock Compensation
Consultant	Original Contract Date	# Shares	Value	2022 Cash Compensation	Owed as of 12/31/2022
Leonard Tucker LLC	12/17/2020	—	$—	$140,000	$20,000
John Shaw	3/1/2021	500,000	$17,500	$60,000	$25,000
Strategic Innovations First, Inc	4/1/2022	817,877	$27,000	$31,500	$17,500
Chris Galazzi	5/2/2021	2,208,340	$73,446	$90,000	$37,500
Venkat Kumar Tangirala	1/1/2022	2,000,000	$70,000	$100,000	$75,000
Alpen Group LLC	1/1/2022	555,000	$19,292	$60,000	$40,000

Leonard Tucker LLC and Strategic innovations contracts have expired in 2022. All other consulting contracts continue to be active into 2023.

NOTE 11 – INCOME TAX

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company has evaluated Staff Accounting Bulletin No. 118 regarding the impact of the decreased tax rates of the Tax Cuts & Jobs Act. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The U.S. federal income tax rate of 21% is being used.

Net deferred tax assets consist of the following components as of December 31:

	2022	2021
Deferred Tax Assets:
NOL Carryover	$(3,443,812)	$(2,682,760)
Payroll accrual	134,700	2,000
Deferred tax liabilities:
Less valuation allowance	3,309,112	2,680,760
Net deferred tax assets	$—	$—

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the period ended December 31, due to the following:

	2022	2021
Book loss	$(1,277,100)	$(1,111,900)
Other nondeductible expenses	678,700	676,800
Related party accrual	—	—
Valuation allowance	598,400	435,100
	$—	$—

At December 31, 2022, the Company had net operating loss carry forwards of approximately $3,444,000 that may be offset against future taxable income. NOLs from tax years up to 2017 can be carried forward twenty years. Under the CARES Act, the Company can carry forward NOLs indefinitely for NOLs generated in a tax year beginning after 2017, that remain after they are carried back to tax years in the five-year carryback period. No tax benefit has been reported in the December 31, 2022, financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for Federal Income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry forwards may be limited as to use in future years. With few exceptions, the Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years before 2016.

NOTE 12 - DISCONTINUED OPERATIONS

In accordance with the provisions of ASC 205-20, Presentation of Financial Statements, we have separately reported the liabilities of the discontinued operations in the consolidated balance sheets. The liabilities have been reflected as discontinued operations in the consolidated balance sheets as of December 31, 2022 and 2021, and consist of the following:

	December 31, 2022	December 31, 2021
Current Liabilities of Discontinued Operations:
Accounts payable	$49,159	$49,159
Accrued expenses	6,923	6,923
Loans payable	11,011	11,011
Total Current Liabilities of Discontinued Operations:	$67,093	$67,093

NOTE 13 – SUBSEQUENT EVENTS

In accordance with SFAS 165 (ASC 855-10) management has performed an evaluation of subsequent events through the date that the financial statements were issued and has determined that it does not have any material subsequent events to disclose in these consolidated financial statements.

On January 18, 2023, the Company appointed Bart Fisher as an independent member of the Board of Directors.

January 26, 2023, the Company issued a total of 10,500,000 shares of common stock and warrants to purchase up to 10,500,000 additional shares of common stock, to four individuals pursuant to the Signed Securities Purchase Agreements on January 26, 2023, for total cash proceeds of $210,000. The Warrants are exercisable for shares of the Company’s common stock at a price of $0.03 per share and expires three years from the date of issuance.

On February 16, 2023, the Board of Directors approved a special dividend of five shares of the Company's common stock for every one hundred shares of common stock issued and outstanding (the "Dividend"). The record date for the Dividend is February 27, 2023, and the payment date is March 13, 2023.

On February 17, 2023, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with a Schedule of Buyers. The Company has authorized a new series of senior convertible notes in the aggregate principal amount of $4,080,000, which Notes shall be convertible into shares of common stock at the lower of (a)120% of the closing price on the day prior to closing, (the “Fixed Conversion Price”) or (b) a 10% discount to the lowest daily volume weighted average price reported by Bloomberg (“VWAP”) of the Common Stock during the 10 trading days prior to the conversion date(collectively, the “Conversion Price”)

On February 17, 2023, the initial Investor of the Purchase Agreement purchased a senior convertible promissory note (the “Note”) in the original principal amount of $2,500,000 and a warrant to purchase 29,434,850 shares of the Company’s common stock. The maturity date of the Note is February 21, 2024 (the “Maturity Date”). The Note bears interest at a rate of 5% per annum. The Note carries an original issue discount of 2%. The Company may not prepay any portion of the outstanding principal amount, accrued and unpaid interest or accrued and unpaid late charges on principal and interest, if any, except as specifically permitted by the terms of the Note. The Warrant is exercisable for shares of the Company’s common stock at a price of $0.845 per share and expires five years from the date of issuance.

On February 21, 2023, Silverback Capital Corporation, fully converted its note dated March 31, 2022, with principal and interest of $360,000 and $25,723, respectively, into 19,286,137 shares of common stock.

On February 22, 2023, the Company issued 6,250,000 shares of common stock and a warrant to purchase up to an additional 6,250,000 shares of common stock, pursuant to a Signed Securities Purchase Agreement, for total cash proceeds of $125,000. The Warrant is exercisable for shares of the Company’s common stock at a price of $0.03 per share and expires three years from the date of issuance.

On February 23, 2023, the Company issued 500,000 shares of common stock to Bart Fisher, Director, for services.

On February 23, 2023, the Company issued 600,000 shares of common stock to an individual for services.

 CLEAN VISION CORPORATION

Up to 23,000,000 Shares of Common Stock

April 6, 2023

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following is an itemized statement of the estimated amounts of all expenses payable by us in connection with the registration of the Common Stock, other than underwriting discounts and commissions. All amounts are estimates except the SEC registration fee and FINRA filing fee.

Filing Fee - Securities and Exchange Commission	$
Accounting Fees and Expenses	$	*
Legal Fees and Expenses	$	*
Total	$	*

* Estimates.

Item 14. Indemnification of Directors and Officers.

Our bylaws provide that we may indemnify our directors, officers and employees to the fullest extent permitted by the laws of the State of Nevada. As authorized by Section 78.751 of the Nevada Revised Statutes, we may indemnify our officers and directors against expenses incurred by such persons in connection with any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative, involving such persons in their capacities as officers and directors, so long as such persons acted in good faith and in a manner which they reasonably believed to be in our best interests. If the legal proceeding, however, is by or in our right, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he is adjudged to be liable for negligence or misconduct in the performance of his duty to us unless a court determines otherwise.

Under Nevada law, corporations may also purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director or officer (or is serving at our request as a director or officer of another corporation) for any liability asserted against such person and any expenses incurred by him in his capacity as a director or officer. These financial arrangements may include trust funds, self-insurance programs, guarantees and insurance policies.

Additionally, our Articles of Incorporation provide that any person who was or is a party or was or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the Company) by reason of the fact that he is or was a director, officer, incorporator, employee, or agent of the Corporation, or is or was serving at the request of the Company as a director, officer, incorporator, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan), is entitled to be indemnified by the Company to the full extent then permitted by law against expenses (including counsel fees and disbursements), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan), and amounts paid in settlement incurred by him in connection with such action, suit, or proceeding and, if so requested, the Company is required to advance (within two business days of such request) any and all such expenses to the person indemnified; provided, however, that (i) the foregoing obligation of the Company does not apply to a claim that was commenced by the person indemnified without the prior approval of the Board of Directors.

Such right of indemnification continues as to a person who has ceased to be a director, officer, incorporator, employee, partner, trustee, or agent and inures to the benefit of the heirs and personal representatives of such a person. The indemnification provided by the Articles of Incorporation is not exclusive of any other rights which may be provided now or in the future under any provision of the bylaws, by any agreement, by vote of stockholders, by resolution of disinterested directors, by provisions of law, or otherwise.

Neither our Bylaws nor our Articles of Incorporation, as amended, include any specific indemnification provisions for our officers or directors against liability under the Securities Act. Additionally, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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Item 15. Recent Sales of Unregistered Securities

There have been no sales of unregistered securities within the last three years, which would be required to be disclosed pursuant to Item 701 of Regulation S-K, except for the following:

On April 10, 2019, we issued 3,000,000 shares of Common Stock in connection with the conversion of a $250,500 loan payable.

During the year ended December 31, 2019, we issued 3,000,000 shares of Common Stock to Christopher Percy for services rendered.

During the year ended December 31, 2019, we issued 300,000 shares of Common Stock to PCG Advisory Inc. for services. The shares were valued at the closing stock price on the date of grant for total non-cash stock compensation expense of $125,500.

On April 20, 2020, we issued 2,000,000 shares of Common Stock to a consultant. The shares were valued at $0.05 for total non-cash compensation of $100,000.

On May 19, 2020, we issued 2,500,000 shares of Common Stock as consideration for an Exchange Agreement we entered into with Clean-Seas and Dan Bates, the sole shareholder of Clean-Seas and our Chief Executive Officer.

On August 19, 2020, we issued 5,000,000 shares of Common Stock for conversion of $250,000 of a loan payable.

On July 1, 2020, we issued 3,000,000 shares of Common Stock for services. The shares were valued at $0.19 for total non-cash compensation of $380,000.

On September 17, 2020, we issued 500,000 shares of Common Stock for services. The shares were valued at the closing stock price on the date of grant of $0.11, for total non-cash compensation of $55,000.

On September 21, 2020, we issued 2,000,000 shares of Series A Redeemable Preferred Stock to 100BIO, LLC. As of March 31, 2022, all of the issued shares of Series A Redeemable Preferred Stock were cancelled and returned to the Company.

On October 20, 2020, we issued 500,000 shares of Common Stock for services. The shares were valued at the closing stock price on the date of grant of $0.105, for total non-cash compensation of $52,500.

On December 17, 2020, the Company entered into a three-year consulting agreement with Leonard Tucker LLC. Per the terms of the agreement, Leonard Tucker LLC received 2,000,000 shares of Series B Preferred Stock for services provided. The shares were valued at $0.90 for a total non-cash expense of $1,800,000.

On December 17, 2020, we issued 2,000,000 shares of Series B Preferred Stock for services provided by a consultant.

On February 1, 2021, we granted 20,000 shares of Common Stock to Mr. Ibrahim, our former Chief Technology Officer, for services. The shares were valued at $0.14 for total non-cash expense of $2,800.

On February 21, 2021, we issued 2,000,000 shares of Series C Preferred Stock to Mr. Bates for services, which shares were valued at $0.18 per share, for a total non-cash expense of $359,800.

On February 22, 2021, we issued 500,000 shares of Common Stock to Ms. Boulds for services. The shares were valued at $0.2059 for total non-cash expense of $102,950.

On September 30, 2021, we granted 160,000 shares of Common Stock to Mr. Ibrahim, former Chief Technology Officer, for services. The shares were valued at $0.10 for total non-cash expense of $14,930.

On December 16, 2021, the Company granted Michael Dorsey, Director, 500,000 shares of common stock. The shares were valued at $0.028, the closing stock price on the date of grant, for total non-cash expense of $14,000.

On December 16, 2021, the Company granted 500,000 shares of common stock to John Owen for services. The shares were valued at $0.028, the closing stock price on the date of grant, for total non-cash expense of $14,000.

During the year ended December 31, 2021, the Company issued 7,250,000 shares of common stock for services, for total non-cash compensation expense of $807,240.

During the year ended December 31, 2021, the Company granted 1,391,688 shares of common stock for services, for total non-cash compensation expense of $169,140. These shares have not yet been issued as of December 31, 2021 and are included in common stock to be issued.

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During the year ended December 31, 2021, the Company sold 150,000,000 shares of common stock for total cash proceeds of $3,000,000. The shares were sold at $0.02, pursuant to the Company’s Regulation A Offering Statement qualified on June 21, 2021.

During the year ended December 31, 2021, the Company issued 53,901,860 shares of common stock for conversion of approximately $1,391,000 of debt.

During Q1 2022, the Company granted 1,000,000 shares of common stock for services, for total non-cash compensation expense of $30,800.

On April 1, 2022, the Company sold 30,000,000 shares of common stock to Silverback Capital Corporation for total proceeds of $600,000.

During Q2 2022, the Company issued 10,000,000 shares of common stock for services. The shares were valued based on the closing stock price on the date of grant for total non-cash compensation expense of $148,800.

During Q3 2022, the Company issued an aggregate of 7,500,000 shares of common stock for services. The shares were valued based on the closing stock price on the date of grant for an aggregate total non-cash compensation expense of $118,000.

During Q4, 2022, the Company granted 16,500,000 shares of common stock to officers and directors for serviced rendered.

During Q4, 2022, the Company granted 20,785,842 shares of common stock to various consultants and other service providers for serviced rendered.

During Q4, 2022, the Company’s transfer agent issued 3,925,039 shares of common stock that had been granted and accounted for prior to Q4 2022.

Per the terms of the Securities Purchase Agreement with Coventry, the Company issued 15,500,000 shares of its restricted common stock to Coventry effective December 9, 2022. If the Company files its initial Registration Statement within forty-five calendar days from the date of the Note, then Coventry, pursuant to its mandatory obligations thereunder, shall, within ten (10) calendar days thereafter, return to the Company’s treasury for cancellation twelve million five hundred thousand (12,500,000) shares of common stock.

* * * * * * *

The use of proceeds associated with the above listed sales of unregistered securities was for general working capital purposes.

The issuances and grants described above were exempt from registration pursuant to Section 4(a)(2), and/or Rule 506 of Regulation D of the Securities Act, since the foregoing issuances and grants did not involve a public offering, the recipients took the securities for investment and not resale, we took take appropriate measures to restrict transfer, and the recipients were (a) “accredited investors”; (b) had access to similar documentation and information as would be required in a Registration Statement under the Securities Act; and/or (c) were officers or directors of the Company. The securities are subject to transfer restrictions, and the certificates evidencing the securities contain an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom. The securities were not registered under the Securities Act and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.

The issuance of Common Stock upon conversion of notes described above were exempt pursuant to Section 3(a)(9) of the Securities Act, as no commission or other remuneration was paid or given directly or indirectly for soliciting the exchanges and the Company did not receive any compensation for the issuance of the shares of Common Stock in connection with such conversions.

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Item 16. Exhibits

(a)	The exhibits listed in the following Exhibit Index are filed as part of this Registration Statement.

Exhibit Number	Description of Exhibit
3.1	Articles of Incorporation, as amended, as currently in effect (incorporated by reference to Exhibit 3.1 of the Company’s Form 10 filed with the SEC on December 20, 2021)
3.2	Bylaws (incorporated by reference to Exhibit 3.2 of the Company’s Form 10 filed with the SEC on December 20, 2021)
3.3	Certificate of Designation of Series B Non-Voting Convertible Preferred Stock (incorporated by reference to Exhibit 3.3 of the Company’s Form 10 filed with the SEC on December 20, 2021)
3.4	Certificate of Designation of Series C Convertible Preferred Stock (incorporated by reference to Exhibit 3.4 of the Company’s Form 10 filed with the SEC on December 20, 2021)
3.5	Certificate of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.5 of the Company’s Form 10 filed with the SEC on December 20, 2021)
3.6	Articles of Incorporation for Endless Energy (incorporated by reference to Exhibit 3.6 of the Company’s Form 10 filed with the SEC on December 20, 2021)
3.7	Articles of Incorporation for Clean-Seas, Abu Dhabi PVT. LTD (incorporated by reference to Exhibit 3.7 of the Company’s Form 10 filed with the SEC on December 20, 2021)
3.8	Articles of Incorporation for Clean-Seas India Private Limited (incorporated by reference to Exhibit 3.8 of the Company’s Form 10 filed with the SEC on December 20, 2021)
4.1**	Form of 5% Promissory Note
4.2	Form of Promissory Note
4.3	Form of Warrant
4.4	Form of Reg. D. Warrant
5.1*	Opinion of Lucosky Brookman LLP
10.1	Exchange Agreement between Clean-Seas, Inc. and Byzen Digital Inc. (incorporated by reference to Exhibit 10.1 of the Company’s Form 10 filed with the SEC on December 20, 2021)
10.2†	Employment Agreement between Dan Bates and Byzen Digital, Inc. (incorporated by reference to Exhibit 10.3 of the Company’s Form 10 filed with the SEC on December 20, 2021)
10.3†	Employment Agreement between Christopher Percy and Byzen Digital, Inc (incorporated by reference to Exhibit 10.4 of the Company’s Form 10 filed with the SEC on December 20, 2021)
10.4†	Amendment to Employment Agreement between Dan Bates and Byzen Digital, Inc. ((incorporated by reference to Exhibit 10.5 of the Company’s Form 10 filed with the SEC on December 20, 2021)
10.5	Consulting Agreement between Leonard Tucker LLC and Byzen Digital, Inc. (incorporated by reference to Exhibit 10.6 of the Company’s Form 10 filed with the SEC on December 20, 2021)
10.6	Licensing Agreement with Kingsberry Fuel Cell Corporation, dated December 6, 2021 (incorporated by reference to Exhibit 10.7 of the Company’s Form 10 filed with the SEC on December 20, 2021)
10.7**	Form of Securities Purchase Agreement between Clean Vision Corporation and Coventry Enterprises, LLC dated December 9, 2022
10.8**	Form of Registration Rights Agreement between Clean Vision Corporation and Coventry Enterprises, LLC dated December 9, 2022
10.9	Form of Securities Purchase Agreement dated February 17, 2023
10.10	Form of Registration Rights Agreement dated February 17, 2023
10.11	Form of Securities Purchase Agreement dated February 22, 2023
23.1*	Consent of Fruci & Associates II, PLLC
23.2*	Consent of Lucosky Brookman LLP (included in Exhibit 5.1)
24.1*	Instance Document

101.INS	XBRL Taxonomy Schema Document
101.SCH	XBRL Taxonomy Calculation Linkbase Document
101.CAL	XBRL Taxonomy Definition Linkbase Document
101.DEF	XBRL Taxonomy Label Linkbase Document
101.LAB	XBRL Taxonomy Presentation Linkbase Document
101.PRE
107*	Calculation of Filing Fee Table

*	Filed herewith.
**	Previously filed.
†	Management contract or compensatory plan or arrangement.

II-4

(b) Consolidated Financial Statement Schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers, or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

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(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(7) The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Manhattan Beach, California on April 6, 2023.

CLEAN VISION CORPORATION

By:	/s/ Daniel Bates
Name:	Daniel Bates
Title:	Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY: KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel Bates and Rachel Boulds, or any one of them, as his or her, true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel Bates	Chief Executive Officer, President and Director	April 6, 2023
Daniel Bates	(Principal Executive Officer)

*	Chief Financial Officer	April 6, 2023
Rachel Boulds	(Principal Financial and Accounting Officer)

*	Director	April 6, 2023
Dr. Michael Dorsey

*	Director	April 6, 2023
Gregg Michael Boehmer

*	Director	April 6, 2023
Bart Fisher

* By:	/s/ Daniel Bates
Daniel Bates, Attorney-in-fact

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